UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

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HERCULES INCORPORATED

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2003
Proxy Statement

Invitation to 2003
Annual Meeting
of Shareholders

Hercules Incorporated, Hercules Plaza, 1313 North Market Street

Wilmington, Delaware 19894-0001 (302) 594-5000

Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001

William H. Joyce Chairman and Chief Executive Officer

June 20,	2003

Dear Shareholder:

     We are pleased to invite you to attend the 2003 Annual Meeting of Shareholders of Hercules Incorporated, which is scheduled to be held on Friday, July 25, 2003, at 11:00 a.m., local time, at the Bank One Center on the Riverfront, 800 South Madison Street, Wilmington, Delaware. Directions to the Bank One Center are listed on the back of this letter.

     The items to be considered and voted on at the Annual Meeting are described in the notice of the 2003 Annual Meeting of Shareholders and the proxy statement accompanying this letter. We encourage you to read carefully all of these materials, as well as the copy of our Annual Report previously mailed to you.

     Your participation at this year’s Annual Meeting is extremely important. As you know, dissident director Samuel J. Heyman has announced the creation of the “Hercules Shareholders’ Committee for New Management.” Heyman’s Committee has filed a proxy statement in opposition to management soliciting proxies in support of a slate of four hand-picked nominees whom ISP, a company recently taken private and now owned by Heyman, is paying and agreeing to indemnify to run at this year’s election. If elected, these nominees, together with the four Heyman directors elected in 2001, would constitute a majority of the Hercules directors, thus allowing Heyman to take control of the Board and your Company, Hercules. In connection with his attempt to gain control of the Hercules Board, Heyman is not offering to purchase any shares from, or pay any control premium to, Hercules shareholders (although he is not legally obligated to do so).

     Because of Heyman’s apparent conflict of interest resulting from his attempt to take over the Board and the Company through this proxy contest and his position as a Hercules director, the Board has appointed a Special Committee of independent directors, comprised of Messrs. Fairbanks, Hirsig, Hunter, Kennedy, Lipton, McCausland and Wyatt and Ms. Holiday as Chair, to act on behalf of the Board in connection with all matters related to the proxy contest.

     At this year’s Annual Meeting, Hercules is proposing four carefully selected, exceptional nominees to our Board. At the same time, three of our current directors are retiring from the Board and will not stand for re-election at the Annual Meeting. We believe our highly qualified slate will allow us to continue the progress we have been making since 2001 in executing our business plan.

     Although Heyman is attempting to take control of the Company, he is not giving shareholders anything in return — he is not offering to buy your shares or to pay you a control premium. In our view, he doesn’t even have a realistic or credible business plan, other than a list of generic initiatives and a commitment to replace current management, despite the good progress Hercules has made over the last two years. We urge you not to give Heyman control of your Company, and to vote instead for the Hercules nominees by using the enclosed GOLD proxy card. Please be assured that we will continue to act in the best interests of all Hercules shareholders.

     It is important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person. Please complete, sign and date the GOLD proxy card and return it in the enclosed, postage-prepaid envelope at your earliest convenience to ensure that your shares will be duly represented and voted at the Annual Meeting.

     If you need any assistance in the voting of your proxy, please contact our proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

     We appreciate your continued interest and support of Hercules.

Sincerely,

William H. Joyce

DIRECTIONS TO THE BANK ONE CENTER ON THE RIVERFRONT
(800 South Madison Street, Wilmington, Delaware)

From the South:

Travel North on I-95 to Delaware Exit 6 (Martin Luther King Boulevard). Bear right at the bottom of the ramp. Staying in the right lane, travel approximately 1/10 of a mile to South Madison. If you reach the traffic light, you have gone too far.

Turn right and go to stop sign. (It is a very short street.) Turn right at the stop sign – this is South Madison. Travel on South Madison to the Bank One Center on the Riverfront, which will be on the right side. You will be approaching the rear of the building. Drive past the building, turning right at the front of the building for parking.

From the North:

Travel South on I-95 to Delaware Exit 6 (Martin Luther King Boulevard/Riverfront Attractions). Stay in the right lane, which will become a center lane. (Look for the brown Riverfront signs for proper lane.)

At the fourth traffic light, turn left (Martin Luther King Boulevard/Route 4). Stay in the right lane.

At the third traffic light, turn right. This is South Madison. Travel on South Madison to the Bank One Center on the Riverfront, which will be on the right side. You will be approaching the rear of the building. Drive past the building, turning right at the front of the building for parking.

From the Wilmington Train (Amtrak) Station:

The Wilmington train station is located in downtown Wilmington at Martin Luther King Boulevard and French Street. Taxis are usually available.

Signs: Riverfront (Arts) Center, Riverfront Attractions and Frawley Stadium. Any of these signs bring you to the Bank One Center on the Riverfront.

Hotel Accommodations:

Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.org/accomm.html.

Important Note

Please be sure to bring identification with you in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please be sure to bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the proxy mailed to you by your bank or broker. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001

June 20,	2003

To:	Our Shareholders

Subject:	Notice of 2003 Annual Meeting of Shareholders

     The 2003 Annual Meeting of Shareholders of Hercules Incorporated is scheduled to be held on Friday, July 25, 2003, at 11:00 a.m., local time, at the Bank One Center on the Riverfront, 800 South Madison Street, Wilmington, Delaware, to consider and take action on the following proposals:

1.	Election of the following four directors: Patrick Duff (new director), Thomas P. Gerrity (new director), John K. Wulff (new director) and Joe B. Wyatt (incumbent director), each for a three-year term expiring at the 2006 Annual Meeting;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003;

3.	Approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors;

4.	If they are properly presented at the meeting, two proposals submitted by shareholders and described in the accompanying proxy statement; and

5.	Such other business as may properly come before the Annual Meeting or at any adjournments, postponements, continuations or reschedulings of the meeting.

     This Annual Meeting is extremely important to all Hercules shareholders in light of dissident director Sam Heyman’s attempt to take control of Hercules’ Board and the Company. Your vote is very important. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares of common stock you own, we urge you to vote FOR Hercules’ nominees by promptly signing, dating and returning the enclosed GOLD proxy card. We strongly urge you not to sign any white proxy card that may be sent to you by Heyman or his Hercules Shareholders’ Committee for New Management. If you have previously returned a white proxy card, you may change any vote you may have cast in favor of Heyman’s nominees, and vote instead for the election of Hercules’ nominees by signing and returning the enclosed GOLD proxy card in the accompanying envelope.

     Shareholders of record as of the close of business on June 6, 2003 will be entitled to vote at the Annual Meeting. We encourage you, nevertheless, to vote by proxy. You may attend the meeting and change your vote at that time if you wish to do so.

     If you have any questions about the procedures for admission to the Annual Meeting, please contact our proxy solicitors, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

By order of the Board of Directors

Israel J. Floyd Corporate Secretary and General Counsel

THE 2003 ANNUAL MEETING OF SHAREHOLDERS
THE PROXY CONTEST
OUR BUSINESS PLAN
Restored Financial Health
Strengthening Our Businesses through Investment in R&D Technology and Our People
Our Strategic Priorities
OUR CORPORATE GOVERNANCE PROGRAM
Our Nominees
Our Corporate Governance Initiatives
SAM HEYMAN’S ATTEMPT TO TAKE CONTROL OF THE BOARD AND HERCULES
Dr. Joyce’s Strong Record of Value Creation
Hercules’ Restored Financial Health and Improved Performance
Corporate Governance
We Believe You Should NOT Trust Sam Heyman
THE ANNUAL MEETING
Who is Entitled to Vote
How You May Vote; Admission Procedures
Vote Required and Voting Procedures
Revocation of Proxy
Employee Savings Plans
Annual Report
Shareholder Proposals
Shareholder Nomination of Directors
CORPORATE GOVERNANCE
Our Nominees
Our Corporate Governance Initiatives
PROPOSAL NO. 1 — Election of Hercules Directors
Hercules Nominees for Directors
Directors Continuing in Office
Directors Retiring from Office (Upon Election of Successors)
Board of Directors
Board Committees
Compensation of Directors
Certain Relationships and Related Transactions
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2003
PROPOSAL NO. 3 — Approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors
Description
Federal Income Tax Consequences
New Plan Benefits
Vote Required
SHAREHOLDER PROPOSALS
PROPOSAL NO. 4 — Redemption of the Rights Issued Pursuant to the Company’s Rights Agreement Dated as of August 4, 2000
PROPOSAL NO. 5 — Amendment of the Company’s Restated Certificate of Incorporation to Provide for the Right of Shareholders to Take Action by Written Consent and to Call Special Meetings
OTHER MATTERS
USE OF PREVIOUSLY PUBLISHED MATERIAL
AUDIT COMMITTEE REPORT
Audit Committee Financial Expert
Fees of Independent Public Accountants
COMPENSATION COMMITTEE REPORT
Base Salary
Annual Incentives
Long-Term Incentives
IRS Limits on the Deductibility of Compensation
Stock Ownership Guidelines
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
FIVE-YEAR PERFORMANCE COMPARISON
BENEFICIAL OWNERSHIP OF COMMON STOCK
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Equity Compensation Plan Information
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plans
Trust Arrangements
Severance Pay Plan
Employment Contracts
Change in Control Agreements
METHOD AND COST OF PROXY SOLICITATION
IMPORTANT
APPENDIX I — INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES
APPENDIX II — OMNIBUS EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
APPENDIX III — CORPORATE GOVERNANCE GUIDELINES
APPENDIX IV — AUDIT COMMITTEE CHARTER
APPENDIX V — COMPENSATION COMMITTEE CHARTER
APPENDIX VI — CORPORATE GOVERNANCE, NOMINATING AND ETHICS COMMITTEE CHARTER
APPENDIX VII — DIRECTORS CODE OF BUSINESS CONDUCT AND ETHICS
[PROXY CARD – FRONT SIDE]
SHAREHOLDER PROPOSALS
Your Board of Directors Recommends a Vote “AGAINST” Proposals 4 and 5
REVISED PRELIMINARY PROXY STATEMENT

-i-

Page

New Plan Benefits	39
Vote Required	40
SHAREHOLDER PROPOSALS	40
PROPOSAL NO. 4 — Redemption of the Rights Issued Pursuant to the Company’s Rights Agreement Dated as of August 4, 2000	40
PROPOSAL NO. 5 — Amendment of the Company’s Restated Certificate of Incorporation to Provide for the Right of Shareholders to Take Action by Written Consent and to Call Special Meetings	44
OTHER MATTERS	46
USE OF PREVIOUSLY PUBLISHED MATERIAL	46
AUDIT COMMITTEE REPORT	46
Audit Committee Financial Expert	47
Fees of Independent Public Accountants	47
COMPENSATION COMMITTEE REPORT	48
Base Salary	49
Annual Incentives	49
Long-Term Incentives	50
IRS Limits on the Deductibility of Compensation	50
Stock Ownership Guidelines	50
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	50
FIVE-YEAR PERFORMANCE COMPARISON	51
BENEFICIAL OWNERSHIP OF COMMON STOCK	52
COMPENSATION OF EXECUTIVE OFFICERS	55
Summary Compensation Table	55
Equity Compensation Plan Information	56
Option Grants in Last Fiscal Year	57
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values	57
Pension Plans	57
Trust Arrangements	58
Severance Pay Plan	58
Employment Contracts	59
Change in Control Agreements	60
METHOD AND COST OF PROXY SOLICITATION	61
IMPORTANT	62
APPENDIX I — INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES	A-I-1
APPENDIX II — OMNIBUS EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS	A-II-1
APPENDIX III — CORPORATE GOVERNANCE GUIDELINES	A-III-1

-ii-

Page

APPENDIX IV — AUDIT COMMITTEE CHARTER	A-IV-1
APPENDIX V — COMPENSATION COMMITTEE CHARTER	A-V-1
APPENDIX VI — CORPORATE GOVERNANCE, NOMINATING AND ETHICS COMMITTEE CHARTER	A-VI-1
APPENDIX VII — DIRECTORS CODE OF BUSINESS CONDUCT AND ETHICS	A-VII-1

-iii-

PRELIMINARY PROXY MATERIAL, DATED JUNE 20, 2003
SUBJECT TO COMPLETION

PROXY STATEMENT

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

June 20, 2003

THE 2003 ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited on behalf of the Board of Directors of Hercules Incorporated, acting through a Special Committee of independent directors, for use at the 2003 Annual Meeting of Shareholders to be held on July 25, 2003, and at any adjournment, postponement, continuation or rescheduling of the meeting.

     This proxy statement and the accompanying GOLD proxy card are being distributed on or about June 20, 2003. Hercules’ 2002 Annual Report was distributed on or about May 23, 2003.

THE PROXY CONTEST

     On March 20, 2003, dissident director Samuel J. Heyman announced the creation of what he calls the “Hercules Shareholders’ Committee for New Management.” Heyman and his committee have filed a proxy statement in opposition to management, soliciting proxies in support of a slate of four hand-picked nominees whom ISP, a company recently taken private and now owned by Heyman, is paying and agreeing to indemnify to run in this year’s election. This committee consists of, in addition to Heyman: International Specialty Products Inc., or ISP, a company controlled by Heyman; Sunil Kumar, Gloria Schaffer and Raymond Troubh, who are Heyman’s directors on Hercules’ Board; and Harry Fields, Anthony Kronman, Vincent Tese and Gerald Tsai, Jr., who are Heyman’s paid nominees to the Hercules Board. If elected, these nominees, together with the four Heyman directors, would constitute a majority of the Hercules directors, thus allowing Heyman to take control of the Board and Hercules.

     Although Heyman is attempting to take control of the Company, he is not giving shareholders anything in return — he is not offering to buy any Hercules shares or to pay any control premium (although he is not legally obligated to do so). We believe he has proposed no realistic or credible plan or strategy on how to further improve the Company, other than a list of generic initiatives and a commitment to replace current management. We, on the other hand, do have a well-conceived and detailed plan, which is based upon facts and in-depth knowledge of Hercules’ business. Over the last two years, we have successfully executed our plan with excellent results.

     Because of Heyman’s apparent conflict of interest — resulting from his attempt to take over the Board and the Company in this proxy contest and his position as a Hercules director with access to confidential information of the Company that he could potentially use to further his personal interests rather than the interests of all shareholders — the Board has appointed a Special Committee of independent directors, comprised of Messrs. Fairbanks, Hirsig, Hunter, Kennedy, Lipton, McCausland and Wyatt and Ms. Holiday as Chair, to act on behalf of the Board in connection with all matters related to the proxy contest. In this proxy statement, unless we say otherwise or the context otherwise requires, when we refer to the Hercules Board with respect to matters relating to the proxy contest, we mean the Board acting through the Special Committee.

OUR BUSINESS PLAN

     Dr. Joyce was named Chief Executive Officer and Chairman of Hercules in mid-2001, at a time when the Company was in a severely distressed financial condition. A number of our creditors had assigned our debt to their workout groups, which is typical for companies that they view as being in or near bankruptcy. Hercules had a balance sheet that was tremendously over-leveraged. The Company had massive debt payments coming due shortly. Our businesses were in trouble, with sales, volumes and margins declining, costs rising, and business conditions deteriorating in one of the worst recessions the chemical industry had seen.

     Soon after his appointment, Dr. Joyce led a thorough review and analysis of all Company operations. In August 2001, a comprehensive cost reduction and Work Process Redesign program was launched and publicly announced. Work Process Redesign is the Company’s methodology for improving the operations in our businesses and across functional departments, with the common objective of streamlining processes and delivering greater value to our customers. The people of Hercules embarked and delivered on Work Process Redesign. The progress is evident in our financial results. Growth in sales and operating profits from our ongoing businesses has far outpaced the average performance of our chemical industry peers.

     Work Process Redesign was key in our efforts to improve the Company’s BetzDearborn operations as well. The success in Work Process Redesign enabled the sale of the Water Treatment Business, a part of BetzDearborn, to GE Specialty Materials for $1.8 billion on April 29, 2002. With the proceeds from the sale, we paid off $1.6 billion of debt, thereby solving our liquidity problems and substantially improving our balance sheet. After the transaction, Hercules retained the Paper Process Chemicals Business, which represented about a third of the BetzDearborn business originally acquired in 1998. This excellent asset remains part of our Pulp and Paper Division. Notably, Hercules also has been selected by GE Betz as the exclusive distributor for water treatment products to the paper industry.

Restored Financial Health

     We believe Hercules has been transformed thanks to the vision, strategy and execution of its people. We strongly believe that the steps we have taken during the past two years under the leadership of Dr. Joyce restored Hercules’ financial health and led to significantly improved results.

•	Our Work Process Redesign program has resulted in $160 million of ongoing annual cost savings and, just as importantly, improved our operating performance.

•	Our progress is evident in our financial results. Growth in both sales and operating profits from ongoing businesses has far outpaced the average performance of our chemical industry peers. Please see our 2002 Annual Report.

•	The successful sale of the Water Treatment Business to GE for $1.8 billion, combined with the improved cash flow of our remaining businesses, greatly reduced our debt, strengthened our balance sheet and dramatically reduced our financial leverage, thereby improving the overall financial health of Hercules.

•	Cash flow generation was and remains a strategic priority for Hercules. In 2002, in addition to reducing debt by $1.6 billion, our improved cash flow enabled us to pay $108 million of U.S. tax liabilities (the majority of which related to previous divestitures), make $39 million in restructuring payments, invest $43 million for capital expenditures and contribute $97 million to the Company’s pension plans. Please see our 2002 Annual Report.

•	At the end of 2002, Hercules had no meaningful debt payment obligations requiring refinancing until 2006. This is drastically different from where Hercules was at the end of 2001, with over $1.2 billion of debt that needed to be refinanced in 2002 and 2003.

     We are disappointed that our share price has not yet reflected the significant improvements we have made in our operating performance and in strengthening the balance sheet. Our share price has outperformed the broader markets even while we have faced the continued challenges of the national asbestos crisis and of increased pension funding requirements resulting from three consecutive years of declining equity markets and 40-year lows in interest rates. Hercules, which is a component of the S&P 500, declined 2.9% during the period from the public announcement by the Company, on August 2, 2001, of Dr. Joyce’s Work Process Redesign program, through June 6, 2003, the record date. Over the same period, the S&P 500 declined 18.8%. Year-to-date through June 6, 2003 our share price is up 14.8%, while the S&P 500 is up 12.3%.

Strengthening Our Businesses through Investment in R&D Technology and Our People

     New product introductions were very strong in 2002, with key innovations in Pulp and Paper, Aqualon and FiberVisions. Recent introductions in Pulp and Paper, specifically retention aids and new microbiocides, continue to further enhance our position in the markets we serve. In addition, Pulp and Paper has seven new major product technologies in its R&D pipeline, which will further add to its extensive product line and sales. Aqualon has new products being commercialized for hair and skin care applications, toothpaste and construction products. FiberVisions is enjoying excellent success with new products for disposable wipes and expects additional technical developments in the hygiene and textile markets designed to provide further growth.

     Organization and people development are a key area of management’s attention. We strengthened the Company with several new people at the senior management level in business management, manufacturing, finance and control, and in Work Process Redesign. We also introduced several new training programs for employees.

     We believe that the efforts and progress by the people of Hercules over the last two years has simply been outstanding. The underlying strength of our businesses, their position in the marketplace and the continuing success of the Work Process Redesign program make us confident in the future of Hercules. We remain focused on strengthening our organization, our relationships with customers, and our technology, products and services to improve our competitive advantage and financial performance. We have re-established a strong foundation to meet our challenges, and to grow, improve and add value to the Company.

Our Strategic Priorities

     Central to our improved results and financial health — as well as our strategy going forward — is Work Process Redesign. Work Process Redesign is enhancing the way we conduct business — creating more efficient and cost-effective business processes and utilizing and developing the skills and energy of all employees to achieve continuous improvement. Work Process Redesign is increasing our competitive advantage.

     Hercules’ strategic priorities will continue to be:

•	cash flow generation;

•	productivity improvements; and

•	focused, profitable growth.

     To accomplish these objectives, and further enhance our leading market positions:

•	we are continuing our Work Process Redesign program;

•	we are continuing to reinforce our company-wide applications knowledge and strength to add value through innovation for our customer’s products and operations;

•	we are maintaining our focus on business, manufacturing, application and technology strengths in key markets, including pulp and paper, coatings and adhesives, food, pharmaceuticals and personal care, construction and hygiene; and

•	we also will explore product and service extensions combined with small bolt-on acquisitions that fit closely with our product and market positions and make good short- and long-term financial sense. Our research so far indicates there are several opportunities that could meet this criteria.

     We are also focused on addressing the challenges that the stock market performance of the last few years has created with respect to pension plan funding, and those generated by the asbestos crisis that has affected much of corporate America.

OUR CORPORATE GOVERNANCE PROGRAM

     We are committed to following the highest standards of corporate governance and are sensitive to concerns voiced by our shareholders. Therefore, as we have continued to successfully execute our business plan, we have remained focused on improving corporate governance. Our Board includes only one management director and all other directors meet the definition of independence under the proposed amendments to the New York Stock Exchange listing standards. In addition, our corporate governance profile ranks higher than that of almost all of the companies included in the S&P 500 Index and almost all of our industry peers. See “Corporate Governance” for a more detailed description of our corporate governance initiatives.

Our Nominees

     Our nominees, all of whom are independent, bring substantial knowledge, experience and skills to the Hercules Board. They are:

•	Patrick Duff, who will bring a strong and unique shareholder perspective and tremendous knowledge of investing from his experience as a senior managing director of a major investment fund. Mr. Duff is a licensed Certified Public Accountant and a Chartered Financial Analyst;

•	Dr. Thomas P. Gerrity, who, as past Dean of the Wharton School, one of the nation’s leading business schools, and former Chief Executive Officer of the Index Group, a leading consulting firm, and an entrepreneur, will bring enormous knowledge, experience and international contacts to our Board. Dr. Gerrity is the Chairman of the audit committee of Sunoco, a $14 billion S&P 500 company;

•	John K. Wulff, who will bring extensive financial and accounting expertise to our Board, as a former member of the Financial Accounting Standards Board (FASB), and a past Chief Financial Officer of Union Carbide, a Dow Industrial 30 company, and partner of a major accounting firm. If elected, Mr. Wulff will serve as our Audit Committee financial expert; and

•	Joe B. Wyatt, who brings enormous knowledge, experience and skill to our Board as a past Chancellor and Chief Executive Officer of Vanderbilt University and in the areas of research and information systems. Mr. Wyatt also has long-term experience as Chairman of the audit committee of Ingram Micro, a successful public company.

     Unlike Heyman’s nominees, none of our nominees is being paid or given separate indemnification for running in this year’s election. Three of our current directors, Messrs. Fairbanks and Hirsig and Ms. Holiday, will be retiring from the Board upon election of their successors and will not stand for re-election at the Annual Meeting.

Our Corporate Governance Initiatives

     We have adopted new charters for our Audit Committee, Compensation Committee, and Corporate Governance, Nominating and Ethics Committee, and have formally adopted Corporate Governance Guidelines that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the proposed amendments to the NYSE listing standards, in some cases, earlier than required. We have developed our Corporate Governance Guidelines taking into account not only legal and regulatory requirements but also current corporate governance best practices. A number of our corporate governance initiatives are the result of discussions we have had during the year with some of our shareholders, including the Central Laborers’ Pension Fund, the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, Sasco Capital, Inc. and Gabelli Asset Management.

     Board of Directors

•	Our directors must be “independent,” except for two directors who may be members of management (including the Chief Executive Officer).

•	Our independent directors must meet in regularly scheduled sessions, without the participation of the Chief Executive Officer or other senior executives.

•	The Chair of our Corporate Governance, Nominating and Ethics Committee will act as the Board’s “lead director.”

•	Directors may not serve for longer than nine years, and may not stand for re-election after reaching the age of 72 — a limit that two of Heyman’s nominees exceed.

•	Upon a material change in a director’s employment situation, the director must submit a letter of resignation, to be effective upon the Board formally acting to accept such resignation.

•	The selection of directors must occur pursuant to the criteria described in our Corporate Governance Guidelines. Among those criteria, the Board will consider the number of public company boards and public company audit committees (up to three, including Hercules) on which a candidate simultaneously serves.

•	The Board (and each committee) must make an annual self-evaluation of its performance, and may consult with and retain independent advisors at the Company’s expense.

•	Directors must participate in an orientation and/or education program shortly after joining the Board and at least once every two years thereafter.

     In addition, we have adopted a Directors Code of Business Conduct and Ethics and will adopt a code of ethics for senior financial executives, that are separate from, and in addition to, the business practices applicable to our employees.

     Board Committees

     The Board has renamed our Nominating Committee the “Corporate Governance, Nominating and Ethics Committee” and delegated to it oversight responsibilities with respect to our corporate governance generally. In addition, the Board has adopted new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee, which comply (in some cases, earlier than required) with new applicable statutory and NYSE requirements.

     Independent Auditors

     We have established the following rotation policy for our independent auditors and their engagement partners: (1) eight years for any independent auditors (with up to five more years remaining for our 2003 independent auditors); and (2) five years for any engagement partner.

     Directors’ and Officers’ Compensation

•	The cost of all future stock options will be expensed in the Company’s income statement, beginning in 2003.

•	Stock options may not be repriced unless prior shareholder approval is obtained.

•	With respect to director compensation (1) at least 50% of each director’s compensation must be in the form of stock, options or other equity securities, (2) directors must purchase a meaningful amount of those securities within a reasonable time after joining the Board, and (3) directors must retain all Hercules shares, options and equity securities they have purchased (pursuant to clause (2) above) or received from the Company until after their membership on the Board has ended.

•	All new equity compensation plans of the Company must be submitted to our shareholders for approval.

     Shareholder Empowering Plan Amendments

     We have amended our rights agreement to empower shareholders so that:

•	Shareholders will have the ability to vote on “qualifying offers” within 120 calendar days if such an offer is commenced;

•	It could not be used by the Board to prevent shareholders from accepting bona fide, non-coercive premium offers by serious acquirors, while at the same time giving the Board and management limited time to find better alternatives for the shareholders; and

•	Institutional investors will be able to own just below 20% of our stock, without triggering the issuance of the rights under the plan.

     Our shareholder empowering plan will continue to provide protection against offers that provide less than real value to our shareholders, and against those buyers who seek control of our Company through “creeping” acquisitions or other coercive methods intended to deny shareholders a change of control premium. In addition, our Corporate Governance Guidelines provide that, at least every three years, our Corporate Governance, Nominating and Ethics Committee will review our shareholder empowering plan in order to recommend to the Board whether it serves the best interests of Hercules and its shareholders to redeem, amend or keep the plan.

     We strongly believe that our shareholder empowering plan provides protection and benefits to our shareholders that are far greater than those offered by other alternatives we have examined, including eliminating the plan. However, should shareholders holding a majority of our shares vote in favor of Proposal No. 4 (relating to the redemption of the rights under the plan), our Board would honor that decision and act to eliminate the plan.

     Web Access

     We provide access through our website (www.herc.com) to current information relating to corporate governance, including copies of our new committee charters, our Directors Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our restated certificate of incorporation and by-laws, and other matters impacting our corporate governance principles. Access to this information is free of charge to the user (except for any Internet provider or telephone charges).

SAM HEYMAN’S ATTEMPT TO TAKE CONTROL
OF THE BOARD AND HERCULES

     In his preliminary proxy statement, Heyman claims that he attempted to work with management and the Board to resolve differences but was left with no choice other than to wage this proxy fight. We believe Heyman never really attempted to work with Hercules or its management in any constructive way; rather, in our view he has disrupted the Board’s activities and normal business operations. The truth is that, despite the fact that Hercules is a much improved company today — a fact widely acknowledged in the financial community and the industry — Heyman has insisted on dragging Hercules into another proxy contest in order to gain control of the Company. In that effort, he is trying hard to paint a different — and we believe distorted — picture of Hercules for his own benefit, as we describe below in more detail.

     Despite his attempt to take control of the Company, Heyman is not giving shareholders anything in return — he is not offering to buy any shares or to pay any control premium (although he is not legally obligated to do so). To this date, we do not believe that either Heyman or his Committee has proposed any realistic or credible business plan upon which to elect their nominees, other than a list of generic initiatives and a commitment to replace existing management. Instead, Heyman complains about Hercules’ well-justified strategic decision to sell BetzDearborn’s Water Treatment Business to GE and personally attacks Hercules’ Chief Executive Officer, Dr. Bill Joyce, a highly respected leader in the industry who has led Hercules’ turnaround. The majority of the Hercules Board, on the other hand, over the past two years has successfully worked with the Company’s management and employees, despite objections from Heyman and his directors, on the implementation of a detailed financial and operational plan that has so far shown excellent progress.

Dr. Joyce’s Strong Record of Value Creation

     Dr. Joyce was named Chief Executive Officer and a director of Hercules on May 8, 2001, and also became Chairman of our Board on July 1, 2001. The Hercules Board selected Dr. Joyce on the basis of his distinguished career, and his unique qualifications in turnaround situations, his ability to substantially grow businesses and his proven track record of significantly increasing value for shareholders.

•	Dr. Joyce was the Chairman and Chief Executive Officer of Union Carbide Corporation when it was acquired by Dow Chemical in 2001. He was put in charge of operations in 1991 at Union Carbide when it began a major reengineering program, and he became Chief Executive Officer in 1995. Union Carbide’s 1991 year-end stock price (adjusted for the Praxair spinoff) was $8.32 per share. When Union Carbide and Dow Chemical announced the merger in 1999, the exchange ratio valued Union Carbide stock at $66.96 per share. Between 1991 and 1999, Dr. Joyce played a central role in the creation of over $8.2 billion of value (excluding dividends) for the Union Carbide shareholders, with Union Carbide’s share price up more than 700% over the same period.

•	Even Heyman, who now shows no reservations in denigrating Dr. Joyce, had this to say at the time of Dr. Joyce’s appointment at Hercules, “... I would first publicly congratulate Bill Joyce, as I did privately two weeks ago, on his election as the Company’s Chief Executive. I have known Bill personally and have done business with him for quite some time. I like him and have nothing but the highest regard for Bill.” (Transcript of Hercules’ 2001 Annual Meeting of Shareholders.)

•	Dr. Joyce’s achievements have received broad recognition in the chemical industry, as evidenced by his many awards and honors. He is an award-winning chemical engineer, receiving the National Medal of Technology in 1993. He is the recipient of the Plastics Academy’s Industry Achievement Award (1994) and Lifetime Achievement Award (1997). In 1997, he was inducted into the National Academy of Engineering, and in 2003 was the recipient of the Society of Chemical Industry Perkin Medal Award, one of the chemical industry’s highest honors.

•	Paul Christopherson of New Vernon Associates, Inc. stated on February 28, 2003, “Hercules has the best CEO in the industry today, Bill Joyce, on two counts. First, he did the best major deal, selling Union Carbide to Dow. . . . Second, he has saved Hercules from what was otherwise likely to be a bad end, in particular, by selling most of BetzDearborn to GE . . . and cutting debt by $2 billion in a year and a half. If this had not been done, as we said at the time, the company would have been run by and for the banks, with the equity priced as a call on its survival. Also, cost-cutting moves boosted proforma EBITDA margin by an incredible 540 bp in 2002 vs. 2001, on 2.5% higher sales.” (Paul Christopherson, New Vernon Associates, Inc., Rating Upgrade, HERCULES (HPC – 8.03), Rating: 1-Strong Buy, February 28, 2003.)

•	As to Dr. Joyce’s leadership abilities, Hugh Evans, vice president at T. Rowe Price, had this to say: “The fight for the heart and soul of Hercules, and for authority within the company, is over, and Bill Joyce is clearly in charge and doing a good job.” (Seth Agulnick, New Leadership Style Brings Chemical Maker Back From the Brink of Ruin, Wilmington News Journal, June 23, 2002.)

     Despite Dr. Joyce’s excellent record of value creation, Heyman has personally attacked him. We believe this is an attempt to divert shareholders’ attention from Heyman’s lack of a realistic or credible business plan for Hercules. In addition, consider the following:

•	Heyman ran G-I Holdings, which is bankrupt today (although some of its subsidiaries are technically solvent).

•	Heyman took ISP public in 1991, selling shares at $15.50. He then took ISP private in February 2003, buying back shares at $10.30. Therefore, ISP shareholders who invested in 1991 would have lost over 33% of their original investment (excluding dividends) to Heyman over the past 12 years.

Hercules’ Restored Financial Health and Improved Performance

     When Dr. Joyce joined Hercules in mid-2001, the Company was in a severely distressed financial condition. Soon after his appointment, Dr. Joyce led a thorough review and analysis of all Company operations, which resulted in the adoption of the Work Process Redesign program. Today, the results of this program are evident in our financial results. Growth in sales and operating profits from our ongoing businesses has far outpaced the average performance of our chemical industry peers. Please see our 2002 Annual Report.

     In addition, we have strengthened our balance sheet significantly over the last two years. Our net debt (which is debt including preferred securities minus cash) has declined from $3.17 billion, at the end of the first quarter of 2001, to $1.16 billion, at the end of the first quarter of 2003. Over the same two-year period, our bank compliance ratios, leverage and interest coverage have improved significantly. Our leverage ratio improved from 5.6 to 2.4, while interest coverage improved from 1.9 to 2.6.

     Work Process Redesign was key to our efforts to improve our BetzDearborn operations as well. The success of Work Process Redesign enabled the sale of the Water Treatment Business, a part of BetzDearborn, for $1.8 billion in April 2002. With the proceeds from the sale, we paid off $1.6 billion of debt (most of which was coming due within the following 18 months), thereby solving our liquidity problems and substantially improving our balance sheet.

     The sale of the Water Treatment Business was truly a value-creating transaction that addressed market fears about Hercules’ viability, while giving us the breathing room to successfully pursue fundamental business improvement across the Company.

     Knowledgeable people throughout the financial markets overwhelmingly applauded the sale of the Water Treatment Business:

•	Francine Brodowicz of Bear Stearns: “We view this as a strong positive for the credit given our belief that asset sales were necessary to meet impending maturities. Given the reduced refinancing risk and significantly improved financial profile, we are moving our recommendation to attractive on Hercules outstanding issues.” (eBEARcall, Hercules Announces Sale of BetzDearborn’s Water Treatment Business to GE Specialty for $1.8 Billion, February 12, 2002.)

•	Gil Yang of SalomonSmithBarney: “We believe that the sale of BetzDearborn is a significant step forward for Hercules. The Company no longer has to be concerned with onerous debt payments in 2002 and 2003 that we estimate total $1.3 billion. . . . Coverage and leverage ratios improve significantly.” (SalomonSmithBarney Research Report, HPC: Opportunity to Delever Should Add Value, February 19, 2002.)

•	Paul Christopherson of New Vernon Associates, Inc.: “The recent announcement of an agreement to sell the Water Treatment business to GE for $1.8 billion in cash is a very big and unexpected positive for Hercules shareholders.” (New Vernon Associates, Inc. Monthly Review and Outlook, February 28, 2002.)

•	Christy Parsons of Merrill Lynch: “The sale multiple of 8.3x cash flow (based on 2001 EBITDA), appears quite attractive in today’s market.” (Merrill Lynch High Yield Research, Sale of Water Treatment Business is a Deleveraging Event, February 12, 2002.)

•	Kyle Loughlin of Standard & Poor’s, in affirming the Company’s ratings and changing his outlook to positive: “As anticipated, proceeds from the sale have been used to substantially reduce debt, thereby improving Hercules’ financial profile and eliminating concerns about near-term debt maturities and constrained liquidity due to financial covenant pressures.” (Standard & Poor’s Research, Hercules Inc. Ratings Affirmed and Off Watch; Outlook Positive, May 31, 2002.)

     Even Heyman, who is criticizing the transaction, did not believe management could get $1.8 billion from the sale of the Water Treatment Business and, in late October 2001, stated that he would “be delighted to be proven wrong.” (Letter from Heyman to Dr. Joyce dated October 31, 2002.) The fact is, had we not successfully completed the sale of the Water Treatment Business, the ongoing viability of Hercules would have been in jeopardy with serious financial consequences for shareholders, creditors, employees, retirees and other stakeholders. Had we followed Heyman’s advice, we believe Hercules would be in a much worse position today, and enormous shareholder value would have been destroyed.

     We have not limited ourselves to cutting cost, reducing debt and improving our financial condition in the short term. We also are focused on the long-term health and growth of our businesses. New product introductions have been strong, and we have continued to invest in R&D and strengthen the Company with several new people at the senior management level. As a result of our collective efforts, our growth in both sales and operating profits from our ongoing businesses has far outpaced the average performance of our chemical industry peers. These efforts have also been acknowledged by the financial community:

•	David Begleiter and Laurence Alexander of Deutsche Bank: “With the sale of BetzDearborn and a successful, ongoing cost reduction and work-process redesign program, Hercules is in its best operating and financial shape in years.” (David L. Begleiter, CFA, and Laurence Alexander, Deutsche Bank, The Greek God Returns, September 4, 2002.)

•	Dr. Allan Cohen and Dr. Tracy Marshbanks of First Analysis Securities Corporation: “Rating upgrade and price target reflect company’s turnaround from uncertainty to stability.” (First Analysis Securities Corporation Research Report, Upgraded To Accumulate Following Promising Q2 Results, August 13, 2002.)

•	Andy Cash of UBS Warburg: “The upside for shareholders, in our opinion, is the potential for a renewed discipline under the new management team headed by Bill Joyce (CEO).” (UBS Warburg Global Equity Research, Hercules: Management Initiatives Represent Potential Upside for Investors, July 9, 2002.)

     Hercules is a much stronger company today — and we are focused on increasing value for all shareholders. The effort and progress by the people of Hercules over the last two years has simply been outstanding. The underlying strength of our businesses, their position in the marketplace and the continuing success of our Work Process Redesign program make us confident in an outstanding future for Hercules. We remain focused on strengthening our organization, our relationships with customers and our technology, products and services to improve our competitive advantages and our financial performance.

Corporate Governance

     As we have continued to successfully execute our business plan, we also have remained focused on improving corporate governance. All of our directors, except our Chairman, are independent under the proposed amendments to the NYSE listing standards. Furthermore, according to Institutional Shareholder Services’ corporate governance rating, our corporate governance profile ranks higher than that of almost all of the companies included in the S&P 500 Index, and higher than that of almost all of the approximately 230 companies included in the Materials Group of industry peers.

     We are committed to following the highest standards of corporate governance and are sensitive to concerns voiced by our shareholders. Therefore, we have augmented our corporate governance policies and have formally adopted a new set of Corporate Governance
Guidelines — a copy of which is attached as Appendix III to this proxy statement — and new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee — copies of which are attached as Appendices IV, V and VI, respectively, to this proxy statement. In addition, copies of these documents are available on our website at www.herc.com. As part of our corporate governance program, we also have adopted shareholder empowering amendments to our rights agreement so that it could not be used to prevent bona fide, non-coercive, premium offers by serious bidders and will continue to serve the best interests of the Company and all Hercules shareholders. Our shareholder empowering plan amendments also will allow qualified institutional investors to purchase just below 20% of our stock. See “Corporate Governance” for a more detailed description of our corporate governance initiatives.

     Under our long-standing by-laws, the election of nominees to our Board requires the vote of a majority of the shares of Hercules common stock outstanding entitled to vote at the Annual Meeting. See “Annual Meeting — Vote Required and Voting Procedures” for a description of the effects of this by-law on Proposal No. 1. Heyman criticizes our election by-law as an unusual provision that disenfranchises shareholders and is inconsistent with good corporate governance. We do not believe there is anything unfair, or contrary to shareholder interests, in requiring that a nominee secure the affirmative support of a majority of the outstanding shares of the Company in order to be elected. We also believe that the provision is consistent with the requirements of Delaware law and the provisions of our restated certificate of incorporation. Earlier this year, the United States Court of Appeals for the Fourth Circuit upheld under Maryland law (which has similar provisions to Delaware law) and the Investment Company Act of 1940 the validity of an identical provision that is contained in the bylaws of First Financial Fund, Inc., an SEC reporting closed-end investment fund. (Badlands Trust Co. v. First Financial Fund, Inc., 2003 U.S. App. LEXIS 1492; Fed. Sec. L. Rep. (CCH) P 92,274.)

     More importantly, we think the provision is desirable because we believe Board composition should not be affected unless a genuine majority of the equity of the Company supports the election of a particular nominee or nominees — especially where control of the Board and the Company is at stake, and even more so where, as in the case of Heyman, control is being sought without the payment of any consideration to shareholders. It is not coincidental that the same vote requirement is the standard under Delaware law in connection with similar non-ordinary course events, such as mergers or other change of control transactions or amendments to a corporation’s certificate of incorporation.

We Believe You Should NOT Trust Sam Heyman

     Heyman is attempting to take control of the Board and the Company and is trying to paint what we believe is a distorted picture of the Company’s financial health and management’s accomplishments.

In addition, we do not believe that Heyman has offered any realistic or credible business plan for Hercules, other than a list of generic initiatives and a commitment to replace existing management.

     His attempts to tarnish Dr. Joyce’s reputation and discredit the benefits of the BetzDearborn Water Treatment Business sale are clear examples of this; but there are others.

     Management Incentives

     Heyman criticizes recent grants of restricted stock under the Company’s Long Term Incentive Compensation Plan, implying that they are related to the current proxy fight. Nothing could be further from the truth. The fact is that annual long-term incentive grants have been made at this time every year for many years, as part of the compensation package for management, and are benchmarked by outside experts for our Compensation Committee to be competitive with our peers and industry norms. You should also know that Heyman granted restricted stock to executives of ISP. According to ISP’s 2002 proxy statement, in January 2002 Sunil Kumar, ISP’s Chief Executive Officer (who is also one of Heyman’s Hercules directors) was granted 250,000 shares of restricted ISP stock. In addition, ISP loaned Mr. Kumar money to purchase 318,599 shares of ISP stock on September 29, 1999 and agreed to forgive the entire loan if Mr. Kumar stayed with ISP through 2004.

     Heyman’s Phantom Partial Tender Offer

     Heyman says that our rights agreement (which we have since amended to empower shareholders) cost shareholders $190 million. You should know that, while Heyman did communicate to the Company in October 2000 ISP’s willingness to make a partial tender offer to the shareholders (that would have resulted in ISP owning approximately 33% of the Company), after the Company announced in November 2000 that it would pursue a sale or merger of the Company in an effort to maximize value for all shareholders, he declined to follow the process that other potential bidders were following, and subsequently informed the Company that he was no longer interested in acquiring the Company and withdrew his partial tender offer. You also should know that, prior to withdrawing his offer, Heyman asked that the Company consider raising the threshold under our rights agreement to 20% and exempt any such purchase from the provisions of the Delaware takeover statute, and that the Board considered this request and unanimously concluded that such an amendment to our rights agreement would not be in the best interests of the Company’s shareholders, in light of the then ongoing process for a sale or merger of the Company. Heyman was informed at that time that, if he submitted a proposal for the entire Company rather than a significant minority interest, it would be considered along with other potential offers, and that, because ISP had withdrawn its partial tender offer, the Board would not take any action with respect to it.

     Stock Ownership by Directors

     Heyman says that our directors own few shares of Hercules stock, while pointing to ISP’s ownership of Hercules stock to claim that the interests of his directors are aligned with those of the other shareholders. The fact is that, while ISP owns a significant amount of our stock, none of Heyman’s followers does. Therefore, their interests would not be aligned with those of the Hercules shareholders any more than the interests of any other directors — except for one shareholder, ISP, which is controlled by Sam Heyman, who is seeking to take control of the Board and the Company without buying any Hercules shares from, or paying any premium to, the other shareholders.

     Director Independence

     Heyman says Dr. Joyce packed the Board with hand-picked directors. The fact is that Heyman paid each of his directors $25,000 and agreed to indemnify them to run in 2001, and is paying each of his nominees $35,000 and has agreed to indemnify them to run at this election now. Heyman’s directors have consistently, in virtually all cases, voted in lockstep with him, in our view, showing no independent thinking or individual assertiveness.

     Heyman also asserts that Dr. Joyce and our Nominating Committee “thumbed their noses at shareholders by choosing Paula Sneed, an incumbent director who had been defeated in [the 2001] contest for re-election, to fill an existing Board opening.” However, Heyman neglects to disclose that he and his directors voted unanimously for Ms. Sneed to fill that opening.

     Pension Funding

     Heyman attempts to criticize the management of our pension plans and, as is typical of him, bends the truth. The fact is that our pension plan was self-funding and had a surplus from 1986 through 2001. However, after three years of painfully declining equity markets and interest rates at 40-year lows, like many other public company pension plans, our defined benefit pension plans are underfunded. In addition, outside pension consultants advised the Company on its pension asset allocation, which is consistent with the vast majority of U.S. corporations. Furthermore, our U.S. pension fund outperformed the benchmark for such portfolios over the 1, 2, 3, 5 and 10 year periods ended December 31, 2002.

     Last year, we made contributions of $97 million to our pension funds, and we will further improve pension funding by contributing approximately $40 million annually over the next six or seven years. Although we are not legally required to make contributions at this time, we think it is both morally right and prudent business practice.

     Asbestos Litigation

     Heyman criticizes management relative to what he calls non-operating issues, such as asbestos litigation. Our asbestos litigation arises primarily from products sold decades ago, and we believe it is being managed as effectively as possible in today’s environment. You should know that a significant part of GAF, which Heyman acquired in 1989 (now known as G-I Holdings), is in bankruptcy, which we believe is in large part due to asbestos litigation.

     In light of the above, do you really trust Heyman and his hand-picked directors to protect your interests? Do you really want to give this “corporate raider”* another four directors and control of your Company in exchange for nothing?

     In the past two years, under the leadership of Dr. Joyce, Hercules has made progress on many important fronts — from strengthening our financial position and streamlining the organization, to improving operations and increasing our competitive advantage. Today, Hercules has a significantly

* Doug Donovan, Deal Of The Day: Corporate Raider Lifts Hercules, Forbes, November 11, 2000.

stronger balance sheet, our businesses are generating strong cash flow and our recent growth in sales and operating profits from ongoing businesses has far outpaced the average performance of our chemical industry peers. We are proud of these accomplishments and committed to continuing down our current path to maximize value for all shareholders. As we have continued to execute and make progress on our business plan, we also have taken the initiative to strengthen our corporate governance, adopting a new set of Corporate Governance Guidelines and taking action to ensure that our shareholder empowering rights agreement cannot be used for “entrenchment” purposes.

     We believe Heyman’s proxy campaign is self-serving and not in the best interests of all Hercules shareholders. In our view, Heyman has provided no realistic or credible business plan for Hercules, other than a list of generic initiatives and a commitment to replace existing management. In addition, the actions Heyman proposes to take, if he is allowed to take control of the Board, would adversely affect the execution of our business plan, jeopardize the significant progress we have made to date and threaten the achievement of our objectives. Control of the Board and Hercules would clearly benefit Heyman, but we believe it would not be in the best interests of other shareholders. We urge you not to be distracted by this corporate raider’s rhetoric, which we believe is self-serving and full of misinformation and half-truths. Do not stop the significant progress we have made by giving control of the Board and the Company to Heyman.

     For these reasons, we strongly recommend that you reject Heyman’s proposed slate of nominees, and strongly urge you to vote FOR the Hercules nominees. In order to vote for the Hercules nominees, please sign, date and return the enclosed GOLD proxy card in the accompanying envelope and do not sign or return any white proxy card sent to you by Heyman or his Hercules Shareholders’ Committee for New Management. If you have previously returned a white proxy card, you can revoke it by signing, dating and returning, in the accompanying envelope, the enclosed GOLD proxy card.

THE ANNUAL MEETING

Who is Entitled to Vote

     Shareholders of record as of the close of business on June 6, 2003 will be entitled to one vote for each share of Hercules common stock registered in the shareholder’s name. Shareholders of record will retain their voting rights even if they sell their Hercules shares after the record date. As of June 6, 2003, there were 110,731,573 shares of Hercules common stock outstanding.

How You May Vote; Admission Procedures

     You may vote by completing and returning the enclosed GOLD proxy card by mail. To vote your GOLD proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your GOLD proxy card, and return your GOLD proxy card.

     Please remember that if your Hercules shares are held in the name of a broker, bank or other nominee, only they can sign a GOLD proxy card with respect to your shares and only upon specific instructions from you. You are therefore urged to contact the person responsible for your account and give instructions for a GOLD proxy card to be signed representing your shares. You also should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to our proxy solicitor, MacKenzie Partners, so that they can attempt to ensure that your instructions are followed.

     We encourage you to vote by proxy. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a driver’s license or passport) in order to gain admission to the meeting. If your shares are held in the name of a bank, broker or other nominee, you will have to bring evidence of your ownership of Hercules shares as of the record date, in addition to valid government-issued personal identification, if you wish to attend the meeting. Examples of proof of ownership include the following:

•	a letter from your bank or broker stating that you owned your shares as of the record date;

•	a brokerage account statement indicating that you owned your shares as of the record date; or

•	a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the record date.

If you are a proxy holder for a Hercules shareholder, then you must bring:

•	the validly executed proxy naming you as the proxy holder, signed by a Hercules shareholder who owned Hercules shares as of the record date;

•	valid government-issued personal identification with a picture (such as a driver’s license or passport); and

•	if the shareholder whose proxy you hold was not a record holder of Hercules shares as of the record date, proof of the shareholder’s ownership of Hercules shares as of the record date, in the form of a letter or statement from a bank, broker, or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those shares as of the record date.

     If you sign your GOLD proxy card but do not make any selections, you will give authority to William H. Joyce, our Chairman and Chief Executive Officer, Allen A. Spizzo, our Vice President of Corporate Affairs, Strategic Planning and Corporate Development, and Israel J. Floyd, our Corporate Secretary and General Counsel, to vote on the proposals and any other matter that may arise at the Annual Meeting. Dr. Joyce, Mr. Spizzo and Mr. Floyd intend to use that authority to vote:

•	FOR the election of the four Hercules director nominees (Proposal No. 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hercules’ 2003 independent public accountants (Proposal No. 2);

•	FOR the approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (Proposal No. 3); and

•	AGAINST each shareholder proposal described in this proxy statement (Proposals Nos. 4 and 5) to the extent properly presented.

Vote Required and Voting Procedures

     Under our by-laws, a majority of the shares of Hercules common stock entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by independent inspectors of election. Pursuant to the SEC’s rules, boxes and a designated blank space are provided on the GOLD proxy card for you to mark if you wish:

•	to vote “for” or “withhold” authority for one or more of the Hercules nominees for director; or

•	to vote “for” or “against,” or to “abstain” from voting on, the proposals concerning the Hercules 2003 independent public accountants, the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, or Director Equity Plan, and each of the shareholder proposals described in this proxy statement.

     Pursuant to our by-laws, in order to be elected, directors must receive a majority vote of all issued and outstanding shares of Hercules common stock entitled to vote at the Annual Meeting. Accordingly, votes withheld in connection with the election of one or more nominees for director, abstentions and “broker non-votes” will have the same effect as voting against director nominees. Brokers that hold shares in street name have the authority to vote on certain matters in their discretion when they have not received specific instructions from the beneficial owners of those shares. This election of directors will not be one of those matters. Thus, if a broker has not received instructions from the beneficial owner, it will not indicate a vote on a proxy card, and a broker non-vote will have occurred. These broker non-votes will not be counted as votes cast for the nominee directors, and therefore, like votes withheld, will have the effect of votes against those individuals. Because, under our by-laws, nominees need a majority vote of all issued and outstanding shares to be elected to the Board, votes withheld and broker non-votes will have the effect of votes against the Hercules and Heyman nominees, and the Hercules incumbent directors who are up for election will retain their seats on the Board even if they do not receive a majority vote of all issued and outstanding Hercules shares (and the directors retiring from office will retain their seats) unless the Hercules or Heyman nominees receive such majority vote.

     Ratification of the appointment of PricewaterhouseCoopers as independent public accountants for 2003, approval of the Director Equity Plan and approval of the shareholder proposals described in this proxy statement will each require the affirmative vote of the holders of a majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting. In addition, the total votes cast on approval of the Director Equity Plan must represent over 50% in interest of all shares of Hercules common stock entitled to vote on that proposal. Abstentions and broker non-votes will be counted in determining whether a quorum is present but will not be counted in determining the votes cast for or against any of these proposals. Therefore, abstentions and broker non-votes will make it more difficult to meet the requirement that the total votes cast on approval of the Director Equity Plan represents over 50% in interest of all shares entitled to vote on that proposal. Please note that the shareholder proposals expected to be presented at the Annual Meeting are “precatory,” which means that, even if they are adopted, they are not legally binding on the Company. In addition, Board action (and, in the case of Proposal No. 5, additional shareholder action) would be required for their implementation.

Revocation of Proxy

     A person giving any proxy has the power to revoke it, regardless of whether it was solicited by Hercules or Heyman and his Hercules Shareholders’ Committee for New Management, at any time before the voting, by submitting a written revocation or a duly executed proxy bearing a later date. A written revocation must be received by Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, or by the Hercules Shareholders’ Committee for New Management, c/o Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, no later than the beginning of voting at the Annual Meeting. In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given, or may give notice of revocation to the inspector of election. Merely attending without voting, however, will not revoke any previously executed proxy.

     You are urged not to sign any white proxy cards sent to you by Heyman and his Hercules Shareholders’ Committee for New Management. Even if you have previously signed a proxy card sent to you by Heyman and his committee, you can revoke it by signing, dating and mailing the enclosed GOLD proxy card in the envelope provided.

Employee Savings Plans

     If you are a participant in the Hercules Incorporated Savings and Investment Plan or the FiberVisions, Inc. 401(k) Profit Sharing Retirement Savings Plan, you will receive a separate packet of information about how to provide voting instructions to the plan trustee. The plan trustee will vote the Hercules shares that are allocable to your account under the plan in accordance with your instructions unless it determines that it is legally obligated to do otherwise. If you do not provide the plan trustee with instructions, the plan trustee will vote your Hercules shares in proportion to the manner in which it votes the shares allocable to other plan participants who provided instructions unless it determines that it is legally obligated to do otherwise.

Annual Report

     Hercules’ 2002 Annual Report was distributed on or about May 23, 2003. Shareholders of record who did not receive the annual report may request a copy free of charge by writing to Helen Calhoun, Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, or contacting her at (302) 594-5129 or via e-mail at hcalhoun@herc.com, or by contacting MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or via e-mail at proxy@mackenziepartners.com.

Shareholder Proposals

     To be included in Hercules’ 2004 proxy statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esq., Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than February 21, 2004 (or, if the date of the 2004 Annual Meeting is changed by more than 30 days from the date of the 2003 Annual Meeting, a reasonable time before Hercules begins to print and mail its proxy materials). Upon receipt of a proposal, Hercules will determine whether or not to include the proposal in Hercules’ 2004 proxy statement in accordance with applicable law.

     Shareholder proposals submitted after February 21, 2004 will not be included in Hercules’ 2004 proxy statement but may be raised at the 2004 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2004 Annual Meeting that is not included in the Company’s proxy statement for that meeting and fails to submit that proposal on or before May 6, 2004, then the persons named as proxies in Hercules’ proxy card accompanying Hercules’ 2004 proxy statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2004 Annual Meeting, without any discussion of the matter in Hercules’ 2004 proxy statement.

Shareholder Nomination of Directors

     Shareholders may submit written recommendations with respect to director nominees (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) to the Chair of our Corporate Governance, Nominating and Ethics Committee, c/o Israel J. Floyd, Esq., Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

CORPORATE GOVERNANCE

     We firmly believe that a financially and operationally strong company must rest on solid corporate governance foundations. Therefore, as we have continued to successfully execute our business plan, we have also moved to further improve corporate governance. Our Board includes only one management director and all other directors are independent under the proposed amendments to the NYSE listing standards. Our corporate governance profile ranks higher than the average of all companies in the S&P 500 and that of our industry peers.

     We are committed to following the highest standards of corporate governance, and are sensitive to concerns voiced by our shareholders, including the Central Laborers’ Pension Fund, the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, Sasco Capital, Inc. and Gabelli Asset Management, regarding certain governance practices. Therefore, we have augmented our corporate governance policies and have formally adopted a new set of Corporate Governance Guidelines, a copy of which is attached as Appendix III to this proxy statement, and new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee, copies of which are attached as Appendices IV, V and VI, respectively, to this proxy statement.

Our Nominees

     Our nominees, all of whom are independent, bring substantial knowledge, experience and skills to the Hercules Board. They are:

•	Patrick Duff, who will bring a strong and unique shareholder perspective and tremendous knowledge of investing from his experience as a senior managing director of a major investment fund. Mr. Duff is a licensed Certified Public Accountant and a Chartered Financial Analyst;

•	Dr. Thomas P. Gerrity, who, as past Dean of the Wharton School, one of the nation’s leading business schools, and as former Chief Executive Officer of the Index Group, a leading consulting firm, and an entrepreneur, will bring enormous knowledge, experience and international contacts to our Board. Dr. Gerrity is the Chairman of the audit committee of Sunoco, a $14 billion S&P 500 company;

•	John K. Wulff, who will bring extensive financial and accounting expertise to our Board as a former member of the Financial Accounting Standards Board (FASB) and a past Chief Financial Officer of Union Carbide, a Dow Industrial 30 company, and partner of a major accounting firm. If elected, Mr. Wulff will serve as our Audit Committee financial expert; and

•	Joe B. Wyatt, who brings enormous knowledge, experience and skill to our Board as a past Chancellor and Chief Executive Officer of Vanderbilt University and in the areas of research and information systems. Mr. Wyatt also has long-term experience as Chairman of the audit committee of Ingram Micro, a successful public company.

     Unlike Heyman’s nominees, none of our nominees is being paid or given separate indemnification for running in this year’s election. Three of our current directors, Messrs. Fairbanks and Hirsig and Ms. Holiday, will be retiring from the Board upon election of their successors and will not stand for re-election at the Annual Meeting.

     If elected, our nominees, to the same extent as all other directors, will receive director compensation and be entitled to indemnification under the provisions of our restated certificate of incorporation.

Our Corporate Governance Initiatives

     We have adopted new charters for our Audit Committee, Compensation Committee, Nominating Committee (now Corporate Governance, Nominating and Ethics Committee), and have formally adopted Corporate Governance Guidelines that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the proposed amendments to the NYSE listing standards, in some cases, earlier than required. We have developed our Corporate Governance Guidelines taking into account not only legal and regulatory requirements but also current corporate governance best practices. These Guidelines and the new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee are attached as Appendices III through VI, respectively, to this proxy statement and are also available on our website at www.herc.com. We recognize that effective corporate governance is an ongoing process, and the Board, either directly or through our Corporate Governance, Nominating and Ethics Committee, will review our Guidelines annually or more often, as deemed appropriate. A description of the more significant features of our corporate governance program follows.

     Board of Directors

     We have adopted the following policies with respect to our Board of Directors:

•	all members of our Board must be “independent,” except that up to two directors can be members of our management (including the Chief Executive Officer). All but one of the 13 current members of the Hercules Board (or 92%) meet the definition of “independence” set forth in the proposed amendments to the NYSE listing standards, and all our nominees to the Hercules Board also would meet that definition;

•	our independent directors must meet in regularly scheduled sessions, without the participation of the chief executive officer or other senior executives;

•	the Chair of our Corporate Governance, Nominating and Ethics Committee or another independent director selected by the Board will act as the Board’s “lead director,” presiding in that capacity over all independent director sessions of the Board and consulting with management as the representative of the independent directors. In addition, as part of its annual evaluation of the Chief Executive Officer and in connection with succession planning, the Board will consider whether separation of the Chairman and Chief Executive Officer roles is in the best interest of Hercules;

•	directors may not serve for longer than nine years, and may not stand for re-election after reaching the age of 72 — a limit that two of Heyman’s nominees exceed;

•	in evaluating whether a director can devote sufficient time and energy to the Board, significant consideration will be given to the number of other public company boards on which the director simultaneously serves. In addition, our Audit Committee members may not simultaneously serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee;

•	upon a material change in a director’s employment situation, the director must submit a letter of resignation, to be effective upon the Board formally acting to accept the resignation;

•	the selection of our directors must occur pursuant to the criteria described in our Corporate Governance Guidelines;

•	the Board (and each committee) must make an annual self-evaluation of its performance, and may consult with and retain independent advisors at the Company’s expense; and

•	directors must participate in an orientation and/or education program shortly after joining the Board and at least once every two years thereafter.

     In addition, we have adopted a Directors Code of Business Conduct and Ethics (see Appendix VII to this proxy statement) and will adopt a code of ethics for senior financial executives, that are separate from, and in addition to, the business practices applicable to our employees.

     Board Committees

     The Board has adopted new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee, to comply with the rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the proposed amendments to the NYSE listing standards, in some cases, earlier than required. Our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee charters are attached as Appendices IV, V and VI, respectively, to this proxy statement, and are available on our website at www.herc.com. A description of the functions and membership of, and other information relating to, our committees can be found in Proposal No. 1 under “Board of Directors—Board Committees,” and under “Audit Committee Report” and “Compensation Committee Report.”

     Audit Committee. Our Audit Committee consists solely of directors who meet the heightened independence requirements for audit committee members required by the Sarbanes-Oxley Act of 2002 to be reflected in the NYSE listing standards. In order to meet this standard, a member of the Audit Committee may not directly or indirectly receive any consulting fee, advisory fee or other compensatory fee from Hercules, other than fees for service as a director or committee member, and may not be considered an affiliate of Hercules. The Board has chosen to comply with the SEC’s new rules earlier than required. In that regard, the Board has affirmatively determined that all members of our Audit Committee satisfy the heightened independence standard of the new SEC rules. In addition, all of our Audit Committee members meet the NYSE financial literacy standards, and at least one of them qualifies as an “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Under our Corporate Governance Guidelines, members of our Audit Committee cannot simultaneously serve on more than two other public company audit committees.

     Corporate Governance, Nominating and Ethics Committee. The Board has renamed our Nominating Committee the “Corporate Governance, Nominating and Ethics Committee” and has delegated to it the Board’s oversight responsibilities with respect to corporate governance generally. Our Corporate Governance, Nominating and Ethics Committee consists solely of independent directors, in accordance with the proposed amendments to the NYSE listing standards, and its Chair will act as our lead director (unless another independent director is selected as lead director by the Board).

     Compensation Committee. Our Compensation Committee consists solely of independent directors, in accordance with the proposed amendments to the NYSE listing standards.

     Independent Auditors

     Our Corporate Governance Guidelines establish the following rotation policy for our independent auditors and their engagement partners:

•	the independent auditors may not serve for longer than eight years (with up to five more years remaining for our 2003 independent auditors); and

•	the independent auditors’ engagement partners may not serve for longer than five years.

     Directors’ and Officers’ Compensation

     Our Corporate Governance Guidelines provide:

•	that the cost of all future stock options be expensed in the Company’s income statement, beginning in 2003;

•	that stock options may not be repriced (except for adjustments made in connection with stock dividends, stock splits, recapitalizations, mergers, consolidations or similar events) unless prior shareholder approval is obtained;

•	with respect to director compensation:

	•	that at least 50% of each director’s compensation be in the form of stock, options or other equity securities,

	•	that directors purchase a meaningful amount of those securities (but not less than a dollar value equivalent to five times their annual cash retainer) within a reasonable time (but not later than five years) after joining the Board, and

	•	that directors retain all Hercules shares, options and equity securities they have purchased (pursuant to the immediately preceding paragraph) or received from the Company until after their membership on the Board has ended; and

•	that all new equity compensation plans of the Company be submitted to shareholders for approval.

     Hercules already has in effect stock ownership guidelines for our senior officers.

     Shareholder Empowering Plan

     Our rights agreement, which we have amended to empower shareholders, provides that:

•	If a person makes a “qualifying offer” for all Hercules outstanding shares, then, within 120 calendar days after the offer is commenced, our “independent directors” must schedule and hold a meeting of shareholders to vote on the offer, or, if they fail to take action, the rights issued under our shareholder empowering plan will expire automatically at the end of the 120-day period (without the payment of any redemption amount or the need for any Board action). A “qualifying offer” is a tender offer that, among other things, is for cash, freely tradable public stock or a combination of both, and at a premium of at least 20% over the price of our stock at the time the offer is first publicly announced.

This “referendum” or “chewable” feature of our shareholder empowering plan ensures that the plan could not be used by the Board (and management) to prevent shareholders from accepting bona fide, non-coercive premium offers by serious acquirors — thus eliminating the plan’s “entrenchment” potential — while at the same time giving the Board a limited period of time to evaluate the offer and make its recommendation to shareholders, as well as to explore all available alternatives to maximize shareholder value. We believe this arrangement is desirable because it strikes an appropriate balance so as not to be an indefinite or undue burden on any person willing to make a serious bid to acquire the Company, while affording the Board a reasonable opportunity to seek competing bids and/or negotiate with the initial bidder, but ultimately allowing the shareholders to decide whether or not to continue the existence of the plan.

The requirement that the offer be a “qualifying offer” (including, for example, in the case of a cash tender offer, that the bidder have firm financing commitments from responsible financial institutions that, together with the bidder’s available cash, are sufficient to pay for all outstanding Hercules shares and offer expenses) is designed to encourage only attractive offers by serious acquirors, and to deter other bidders from making an offer simply to put the Company “in play,” thereby avoiding the business disruptions and distractions for Hercules and its shareholders that this would entail. Other “qualifying offer” requirements ensure that the initial offer be available to all Hercules shareholders, and that all shareholders receive the same consideration in the offer or any follow-on transaction.

•	The Board will consider, in determining whether to eliminate our shareholder empowering plan in connection with any particular proposal or offer, whether the proposal or offer meets the requirements of a qualifying offer and, if not, in what respects it fails to meet those requirements.

We believe this feature of our shareholder empowering plan will encourage third parties seeking to acquire the Company to make a bona fide, non-coercive, premium offer, which will maximize value for all of our shareholders.

•	Institutional investors can purchase and beneficially own just below 20% of our common stock, without triggering the issuance of the rights under the plan.

     These shareholder empowering plan amendments have been approved by our Board and will take effect 10 days after the certified results of this proxy contest are announced. In addition, our Corporate Governance Guidelines provide that, at least every three years, our Corporate Governance, Nominating and Ethics Committee will review our shareholder empowering plan in light of shareholder opinions, market valuations of Hercules and its peers, developments in rights plans, the market for mergers and acquisitions and other factors the committee deems relevant, in order to make a recommendation to the Board whether it believes it serves the best interests of Hercules and the shareholders to redeem, amend or retain the plan.

     Our shareholder empowering plan will continue to provide protection against:

•	offers that provide less than real value to our shareholders; and

•	those buyers who seek control of our Company through “creeping” acquisitions or other coercive methods intended to deny shareholders a change of control premium.

     We discuss in more detail the benefits of our shareholder empowering plan against abusive acquisition tactics in our opposition statement to Proposal No. 4.

     We believe our shareholder empowering plan amendments provide protection and benefits to our shareholders that are far greater than those offered by other alternatives we have examined, including eliminating the plan. However, should shareholders holding a majority of our shares vote in favor of Proposal No. 4 (relating to the redemption of the rights under the plan), our Board would honor that decision and act to eliminate the plan.

     A more detailed description of our shareholder empowering plan amendments is contained in our Current Report on Form 8-K, filed with the SEC on June 5, 2003. A copy of the amendments is attached as an exhibit to our amended registration statement on Form 8-A, filed with the SEC on June 5, 2003.

     Web Access

     We currently provide access through our website to all filings submitted by Hercules to the SEC, as well as to current information relating to corporate governance, including copies of our new committee charters, our Directors Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our restated certificate of incorporation, by-laws, and other matters impacting our corporate governance program. The Company’s website address is www.herc.com, and access to this information is free of charge (except for any Internet provider or telephone charges). Copies of these documents may also be obtained free of charge by contacting Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, Attention: Corporate Secretary, Telephone: (302) 594-5000. Hercules will post on its Internet website any waivers to our Directors Code of Business Conduct and Ethics (and, when adopted, our code of ethics for senior financial executives), which are required to be disclosed by applicable law and the proposed amendments to the NYSE listing standards. Information contained on Hercules’ website is not part of this proxy statement.

     We believe our corporate governance program places us in the vanguard of corporate governance best practices. Our policies are implemented by the Board and our Corporate Governance, Nominating and Ethics Committee, and are embodied in our Corporate Governance Guidelines. These Guidelines are treated as binding by the Board and our Corporate Governance, Nominating and Ethics Committee, although, to the extent permitted by law and applicable NYSE listing requirements, the Board may make amendments to, and grant waivers under, the Guidelines. Also, failure to comply with policies required by law or applicable NYSE listing requirements may result in fines, penalties or other sanctions, or, in the case of a violation of NYSE listing requirements, a public reprimand from the NYSE or delisting.

PROPOSAL NO. 1 — Election of Hercules Directors

     Our restated certificate of incorporation and by-laws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board of Directors in Article Six of our restated certificate of incorporation, the Board has fixed the number of directors at 13: four in the class whose term expires in 2003, five in the class whose term expires in 2004 and four in the class whose term expires in 2005. At the 2003 Annual Meeting, four directors are to be elected, all of whom will constitute the class whose term will expire in 2006. The Board, acting through the Special Committee, has nominated Joe B. Wyatt, who currently is serving as director, and Patrick Duff, Thomas P. Gerrity and John K. Wulff, for election at the Annual Meeting. Each nominee has consented to serve as a director. Messrs. Fairbanks and Hirsig and Ms. Holiday will be retiring from the Board upon election of their successors and will not stand for re-election at the Annual Meeting.

     It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Duff, Gerrity, Wulff and Wyatt. Each of our nominees has consented to be named as such in this proxy statement. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this proxy statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to our by-laws, a majority vote of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to elect each director.

     In an attempt to take control of the Board and the Company, Heyman is seeking to elect his own slate of four nominees in opposition to the Hercules nominees. For the reasons we describe in this proxy statement, the Board believes that the election of Heyman’s nominees would not be in the best interests of all Hercules shareholders and recommends a vote FOR the election of the Hercules nominees named below.

     The following information relates to Hercules’ nominees for election at the Annual Meeting and the other directors who are not standing for election at the meeting. There are no family relationships among the directors, director nominees and executive officers of Hercules.

Hercules Nominees for Directors

Patrick Duff

     Mr. Duff, age 45, is currently a private investor. He was Senior Managing Director and a member of the Management Committee of Tiger Management, one of the largest U.S. investment funds, until December 1993, when he joined the faculty of the Columbia Graduate School of Business. Mr. Duff taught Security Analysis at Columbia until 1999. He holds a B. S. in accounting from Lehigh University and an M.B.A. from Columbia Graduate School of Business. Mr. Duff is a member of the board of directors of the Gerson Lehrman Group and the New Community Corporation. He is licensed as a Certified Public Accountant and is a Chartered Financial Analyst.

Thomas P. Gerrity

     Dr. Gerrity, age 61, is the Joseph Aresty Professor of Management at the Wharton School of the University of Pennsylvania. He served as the 11th Dean of the Wharton School from 1990 to 1999. Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information technology strategy. He was also president of

CSC Consulting, the commercial professional services division of Computer Sciences Corporation and the parent of CSC Index. He is a member of the boards of directors of CVS Corporation, Fannie Mae, Sunoco Inc., Internet Capital Group, Knight Ridder Inc., and the Morgan Stanley Institutional Funds. He also serves on the Corporation of the Massachusetts Institute of Technology.

Joe B. Wyatt — Director since 2001

     Mr. Wyatt, age 67, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt’s sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the board of directors of the Universities Research Association Inc. of Washington, D.C., Chairman of a panel on Strategic Education Research for the National Research Council of the National Academies, a director of New American Schools, Inc., Advanced Network and Services, Inc., the EAA Aviation Foundation, Ingram Micro, Inc. (where he is chairman of the audit committee), El Paso Corporation, the Aerostructures Company and ASD.com, and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

John K. Wulff

     Mr. Wulff, age 54, has been a member of the FASB from 2001 to the present. From 1996 to 2001, he was the Chief Financial Officer of Union Carbide Corporation. He has held leadership positions in the Financial Executives Institute, has served as Chairman of its Committee on Corporate Reporting, and has been a Steering Committee member of the FASB Business Reporting Research Project.

Directors Continuing in Office

Terms expiring in 2004:

Samuel J. Heyman — Director since 2001

     Mr. Heyman, age 64, has been a director and Chairman of the Board of ISP since its formation and served as its Chief Executive Officer from its formation until June 1999. He also has been a director of G-I Holdings Inc., or its predecessor GAF Corporation, for more than five years and was Chairman, President and Chief Executive Officer of G-I Holdings and some of its subsidiaries for more than five years until September 2000. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code due to its asbestos-related claims. Mr. Heyman was a director and Chairman of the Board of Building Materials Corporation of America, or BMCA, an indirect, wholly owned subsidiary of G-I Holdings which primarily engaged in the commercial and residential roofing business, from its formation until September 2000, and served as Chief Executive Officer of BMCA from June 1996 to January 1999 and from June 1999 to September 2000. He also is the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

John C. Hunter, III — Director since 2003

     Mr. Hunter, age 56, is Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spinoff from the Monsanto Company. Mr. Hunter joined Monsanto in 1969 and has held a number of executive and senior management positions during his career. He is a member of the board of directors of Solutia Inc., Missouri Baptist Medical Center and the Penford Corporation.

Sunil Kumar — Director since 2001

     Mr. Kumar, age 53, has been director, President and Chief Executive Officer of ISP since June 1999 and director, President and Chief Executive Officer of certain subsidiaries of ISP since June 2001 and June 1999, respectively. Mr. Kumar was a director, President and Chief Executive Officer of BMCA from May 1995, July 1996 and January 1999, respectively, until June 1999. He was Chief Operating Officer of BMCA from March 1996 to January 1999. He was also a director and Vice-Chairman of the Board of G-I Holdings from January 1997 to June 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code due to its asbestos-related claims.

Gloria Schaffer — Director since 2001

     Ms. Schaffer, age 72, served as a Commissioner of the Department of Consumer Protection of the State of Connecticut from 1991 to 1995, as a member of the Civil Aeronautics Board from 1978 to 1984 and as the Secretary of State of the State of Connecticut from 1970 to 1978. Ms. Schaffer also previously served on the board of directors of Amity Bank and Amity Bancorp, Mott’s Inc. and Emery Air Worldwide, and, since 1996, has served as a partner at C.A. White, Inc., a real estate development firm. Ms. Schaffer is a director of MP 63 Fund Inc.

Raymond S. Troubh — Director since 2001

     Mr. Troubh, age 77, has been a financial consultant for more than five years. Prior to that he was a general partner of Lazard Frères & Co., an investment banking firm, and a governor of the American Stock Exchange. Mr. Troubh is a director of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company; Diamond Offshore Drilling, Inc., a contract drilling company; General American Investors Company, an investment trust company; Gentiva Health Services, Inc., a healthcare provider; Triarc Companies, Inc., a holding company; and WHX Corporation, a steel products company. He is also a trustee of Petrie Stores Liquidating Trust and is Chairman of Enron Corp.

Terms expiring in 2005:

William H. Joyce — Director since 2001

     Dr. Joyce, age 67, joined Hercules as Chief Executive Officer in May 2001. Dr. Joyce had been Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he had been Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 and the Plastics Academy’s Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. In 2003, Dr. Joyce was the recipient of the Society of Chemical Industry Perkin Medal Award. Dr. Joyce is a director of CVS Corporation, a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies. Dr. Joyce was Chairman of the Board of the Society of Plastics Industry and on the executive committee of the American Chemistry Council.

Robert D. Kennedy — Director since 2001

     Mr. Kennedy, age 70, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He is a member of the boards of directors of Sunoco Inc. and International Paper Company. He is on the advisory boards of Blackstone Partners and RFE Associates.

Jeffrey M. Lipton — Director since 2001

     Mr. Lipton, age 60, is President, Chief Executive Officer and a director of NOVA Chemicals Corporation. He joined NOVA in 1993 after retiring from a 28-year career with the DuPont Company, where he held a number of management and executive positions. He is a Chairman and Director of Methanex Corporation and Trimeris, Inc., respectively, a member of the board of directors and executive committee of the American Chemistry Council, and a member of the board of directors of Canadian Council of Chief Executives – Canada.

Peter McCausland — Director since 1997

     Mr. McCausland, age 53, has been since 1987 the Chairman and Chief Executive Officer of Airgas, Inc. (a distributor of industrial, medical and specialty gases and related equipment), a company he founded in 1982. He served as general counsel for MG Industries, Inc., an industrial gas producer. Mr. McCausland was a partner in the firm of McCausland, Keen & Buckman, which specialized in mergers, acquisitions and financings. He is a director of the Independence Seaport Museum and The Eisenhower Exchange Fellowships.

Directors Retiring from Office (Upon Election of Successors)

Richard M. Fairbanks — Director since 1993

     Mr. Fairbanks, age 62, has been a Counselor at the Center for Strategic and International Studies since April 2000. He was named Senior Counsel at the Center in February 1992, became Managing Director of Domestic and International Issues in March 1994, and was President and Chief Executive Officer from May 1999 through April 2000. He was Ambassador-at-Large under President Reagan. Mr. Fairbanks is a member of the boards of directors of SEACOR Smit, Inc., GATX Corporation, and SPACEHAB, Inc., a member of the Council on Foreign Relations, Council of American Ambassadors, and founder of The American Refugee Committee of Washington.

Alan R. Hirsig — Director since 1998

     Mr. Hirsig, age 62, was President and Chief Executive Officer of ARCO Chemical Company, which was bought by Lyondell Chemical Company, from 1991 until he retired in 1998. He is a director of Philadelphia Suburban Corporation, Celanese A.G. and Checkpoint Systems Corporation. Additionally, he is a director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library and the YMCA of Philadelphia. Mr. Hirsig served as Chairman of the Chemical Manufacturers Association.

Edith E. Holiday — Director since 1993

     Ms. Holiday, age 50, is an attorney. She was Assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as General Counsel of the U.S. Treasury

Department from 1989 through 1990. She served as counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, Canadian National Railway, H. J. Heinz Company, Beverly Enterprises, Inc., RTI International Metals, Inc., Operating Trustee for the TWE Holdings I Trust and the TWE Holdings II Trust, and director or trustee of various investment companies in the Franklin Templeton Group of Funds.

Board of Directors

     The members of our Board of Directors are: Richard M. Fairbanks, Samuel J. Heyman, Alan R. Hirsig, Edith E. Holiday, John C. Hunter, III, William H. Joyce, Robert D. Kennedy, Sunil Kumar, Jeffrey M. Lipton, Peter McCausland, Gloria Schaffer, Raymond S. Troubh and Joe B. Wyatt. Mr. Hunter was appointed as a director by the Board on October 24, 2002, with his term beginning January 1, 2003. Messrs. Fairbanks and Hirsig and Ms. Holiday will be retiring from the Board upon election of their successors and will not stand for re-election at the 2003 Annual Meeting.

     The Board is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to the following eight committees: Audit Committee, Compensation Committee, Corporate Governance, Nominating and Ethics Committee (formerly Nominating Committee), Emergency Committee, Finance Committee, International Committee, Safety, Health, Environment and Regulatory Affairs (SHERA) Committee, and Social Responsibility Committee.

     In 2002, nine meetings of the Board were held. Except for Messrs. Lipton and McCausland, each director attended at least 75% of the aggregate number of Board and committee meetings in 2002.

Board Committees

     A description of the functions of our committees follows. Also attached as Appendices IV, V and VI to this proxy statement are the new charters for our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee. Please also see our Corporate Governance Guidelines, which are attached as Appendix III to this proxy statement. Both our committee charters and Guidelines are also available on our website at www.herc.com.

     Audit Committee. Monitors the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of the Company, engages the Company’s independent auditors, and monitors their qualifications, independence and performance. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements, including Hercules’ disclosure controls and procedures. All members of this committee are independent, as required by the Sarbanes-Oxley Act of 2002 and the proposed NYSE listing standards. The report of our Audit Committee required by the rules of the SEC is included in this proxy statement.

     Corporate Governance, Nominating and Ethics Committee. Takes a leadership role in shaping Hercules’ corporate governance policies and practices, including recommending Corporate Governance Guidelines to the Board and monitoring Hercules’ compliance with these policies and the Guidelines. Is responsible for identifying individuals qualified to be Board members and recommending to the Board the director nominees for the next annual meeting of shareholders. Leads the Board in its annual review of the Board’s performance, has oversight of management’s succession planning and recommends to the Board director candidates for each committee for appointment by the Board. All members of this committee are independent, as required by the proposed NYSE listing standards. Nominations from shareholders, properly submitted in writing to Hercules’ Corporate Secretary, will be referred to this committee for consideration.

     Compensation Committee. Is responsible for determining the compensation for the chief executive officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals. Produces an annual report on executive compensation that is included in the Company’s proxy statement. Is responsible for administering Hercules’ stock incentive plans and approves broad-based and special compensation plans for Hercules directors and employees. All members of this committee are independent, as required by the proposed NYSE listing standards. The report of our Compensation Committee required by the rules of the SEC is included in this proxy statement.

     Emergency Committee. Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then the matter is submitted to the Board.

     Finance Committee. Reviews Hercules’ financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules’ employee benefit plans.

     International Committee. Reviews Hercules’ international business, programs and activities with a focus on opportunities for expansion.

     Safety, Health, Environment and Regulatory Affairs (SHERA) Committee. Reviews, advises and provides oversight on the policies and performance of the Safety, Health, Environment and Regulatory Affairs programs for Hercules.

     Social Responsibility Committee. Reviews Hercules’ policies, programs and practices on equal employment opportunity, community affairs and university relations. Is charged with monitoring Hercules’ performance relating to employee diversity.

     In addition to these standing committees, because of Heyman’s conflict of interest resulting from his attempt to take over the Board and the Company in this proxy contest, in April 2003 the Board appointed a Special Committee of independent directors to act on behalf of the Board in connection with all matters related to the proxy contest. For the same reason, the Board conferred on the Special Committee the authority to deal with any potential indications of interest for the Company that might be received through the date of the Annual Meeting, as any such indications of interest could be viewed as in competition with Heyman’s takeover attempt.

     The following chart shows, for each of our standing committees, current membership and number of meetings held in 2002. As Messrs. Fairbanks and Hirsig and Ms. Holiday are not standing for re-election, their committee memberships will terminate upon the election of their successors.

Corporate
						Governance,		Social
					Inter-	Nominating		Respon-
	Audit	Compensation	Emergency	Finance	national	and Ethics	SHERA	sibility
Director	Committee	Committee	Committee	Committee	Committee	Committee	Committee	Committee

Richard Fairbanks	X				C			X
Samuel J. Heyman			X	X	X
Alan R. Hirsig	C		X			X	X
Edith E. Holiday		X		X		C
John C. Hunter, III		X		X				X
William H. Joyce			C	X	X		X
Robert D. Kennedy	X					X	C
Sunil Kumar				X	X		X
Jeffrey M. Lipton		C			X		X
Peter McCausland			X	C		X
Gloria Schaffer			X		X			X
Raymond S. Troubh	X	X						X
Joe B. Wyatt	X					X		C
Number of Meetings in 2002	14	5	0	4	1	6	2	1

C = Chairperson

Compensation of Directors

     Employee directors receive no additional compensation other than their normal compensation for serving on the Board or our committees.

     Non-employee directors receive a $30,000 annual fee ($16,000 payable quarterly in cash installments and $14,000 payable quarterly in restricted stock units, or RSUs), $1,000 for each meeting attended, $3,000 per year for chairing a committee, $1,000 per day for special assignments and reimbursement for out-of-pocket expenses. The annual fee was increased from $16,000 to $30,000 by the Board in October 2002.

     Non-Employee Director Stock Accumulation Plan. In 2002, as in past years, non-employee directors had the right to elect to receive restricted stock or equivalent options in lieu of part or all of their fees under Hercules’ Non-Employee Director Stock Accumulation Plan, or NEDSAP. Restricted stock issued pursuant to the NEDSAP is restricted until the director’s retirement from the Board and is valued at 85% of the fair market value of the Company’s common stock on the date of exchange. Options issued pursuant to the NEDSAP are valued using the Black-Scholes formula.

     Under the NEDSAP, each director also receives annually a nonqualified stock option to purchase 3,000 shares of common stock. The option exercise price is the fair market value of Hercules’ common stock on the date of grant. Vesting occurs one year from the grant date.

     Equity Award. Each director has a one-time opportunity to purchase 750 Hercules common shares at fair market value when first elected to the Board. Upon the purchase, Hercules awards an additional 1,500 Hercules common shares that cannot be transferred until retirement or resignation from the Board.

     Restricted Stock Units. Upon initially being elected to the Board, each director receives a one-time grant of 1,100 RSUs. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on the Company’s common stock. Each RSU represents the right to receive one Hercules common share at retirement or the equivalent in cash. RSUs do not carry any voting rights. Of the 1,100 RSUs, 200 vest immediately. Thereafter, for every year served on the Board, 100 additional RSUs vest. Upon retirement from the Board, all vested RSUs are paid in Hercules common shares or in a lump sum or are paid or distributed over a period not to exceed ten years.

     As part of the annual stock option grant, each director receives an additional grant of a number of RSUs that is equal to the difference between $45,000 and the value of the 3,000 stock options granted. This additional grant of RSUs was approved by the Board in October 2002. The initial RSU grants will be settled in cash.

     Trust Arrangements. Hercules has previously established a so-called “rabbi trust” to provide for the funding of accrued benefits under the Hercules Incorporated Retirement Plan for Nonemployee Directors and the Hercules Incorporated Deferred Compensation Plan for Nonemployee Directors that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the trust documents. A copy of the rabbi trust has been filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K. Management intends to recommend to the Board that this rabbi trust be amended to provide, among other things, for a substantial reduction in the funding that would be required should the funding be triggered.

     Proposed New Plan. If the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors is approved (see Proposal No. 3), that plan will be used for annual option and RSU grants, and no further option grants will be made under the NEDSAP. The NEDSAP will, however, continue to be used for the non-employee directors to elect deferrals and exchanges of their cash fees.

Certain Relationships and Related Transactions

     We have relationships with many businesses, including the entities described below. Our relationships with these entities existed before the related director joined our Board. We believe that all of the transactions described below were on reasonable terms and in the best interest of Hercules. In addition, none of these transactions or relationships conflicts with the definition of director “independence” contained in our Corporate Governance Guidelines or the NYSE proposed listing standards. Our Board has affirmatively determined that all of our non-employee directors are independent under our Guidelines and the NYSE proposed listing standards.

     Mr. Heyman is Chairman of the Board and the indirect beneficial owner of all of the capital stock of ISP, and Mr. Kumar is a director and the President and Chief Executive Officer of ISP. Through BetzDearborn’s Water Treatment Business, which we sold in April 2002, Hercules purchased products from ISP or subsidiaries or affiliates of ISP in the ordinary course of business, for which it paid ISP approximately $84,000 in 2002. In 2002, Hercules sold products to ISP or subsidiaries or affiliates of ISP in the ordinary course of business, for which it received payments from ISP totaling approximately $153,000. Since January 1, 2003, Hercules has sold products to ISP or its subsidiaries or affiliates in the ordinary course of business, for which it received payments from ISP totaling approximately $12,898.

     Mr. Hunter is Chairman, President and Chief Executive Officer of Solutia Inc. In 2002, Hercules purchased products from Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it paid Solutia approximately $16 million. Since January 1, 2003, Hercules has purchased products from Solutia or its subsidiaries or affiliates in the ordinary course of business, for which it paid Solutia approximately $6 million. In 2002, Hercules sold products to Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it received payments from Solutia totaling approximately $50,000. Since January 1, 2003, Hercules has sold products to Solutia or its subsidiaries or affiliates in the ordinary course of business, for which it received payments from Solutia totaling approximately $41,000.

     Mr. Lipton is President, Chief Executive Officer and a director of NOVA Chemicals Corporation, or NOVA. In 2002, Hercules sold products to NOVA or subsidiaries or affiliates of NOVA in the ordinary course of business, for which it received payments from NOVA totaling approximately $1.3 million.

     Mr. McCausland is the Chairman and Chief Executive Officer, and an indirect beneficial owner of approximately 15% of the outstanding common stock, of Airgas, Inc. In 2002, Hercules purchased products from Airgas or subsidiaries or affiliates of Airgas in the ordinary course of business, for which it paid Airgas approximately $141,000. Since January 1, 2003, Hercules has purchased products from Airgas or its subsidiaries or affiliates in the ordinary course of business, for which it paid Airgas approximately $24,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC and the NYSE reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of those reports furnished to the Company, we believe that, during 2002, except for Heyman, our directors, executive officers and holders of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements. Heyman was late in filing Form 4s on February 10 and March 10, 2002. These forms were filed as one combined filing in April 2002.

PROPOSAL NO. 2 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2003

     Our Audit Committee has appointed PricewaterhouseCoopers LLP, independent public accountants, to be Hercules’ auditors for the fiscal year 2003. PricewaterhouseCoopers served in this capacity for the fiscal year 2002. Partners and employees of PricewaterhouseCoopers are periodically changed, providing Hercules with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to our Audit Committee and regularly attend our Audit Committee’s meetings. Representatives of PricewaterhouseCoopers will attend the Annual Meeting to answer appropriate questions and may make a statement if they choose to do so. The affirmative vote of the majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. If the appointment is not ratified, the adverse vote will be considered as an indication to the Board that it should consider selecting other independent public accountants for the following fiscal year. Given the difficulty and expense of making any substitution of accountants after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2003 will be permitted to stand unless the Board finds other good reason for making a change.

     The appointment of independent public accountants is approved annually by our Audit Committee and subsequently submitted by the Board to the shareholders for ratification. The decision of the Audit Committee is based on its review and approval of the audit scope, the types of non-audit services and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before requesting that the Board submit the appointment of PricewaterhouseCoopers to the shareholders for ratification, the Audit Committee carefully considered that firm’s qualifications as independent public accountants for Hercules. This included a review of PricewaterhouseCoopers’ performance in prior years, as well as their reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in all of these respects. For more information, see “Audit Committee Report.”

     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003.

PROPOSAL NO. 3 — Approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors

     At the Annual Meeting, we are asking shareholders to approve the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, or Director Equity Plan.

     The Board of Directors adopted the Director Equity Plan on April 24, 2003, subject to shareholder approval. The Director Equity Plan will become effective immediately upon shareholder approval and will terminate ten years after its effective date.

     The purpose of the Director Equity Plan is to give the Company a means to attract, retain and motivate non-employee directors through equity-based compensation. Since 1993, the Company has provided equity-based compensation to its non-employee directors through the Hercules Incorporated Non-Employee Director Stock Accumulation Plan, or NEDSAP. The NEDSAP provides for automatic grants of options to purchase 3,000 shares of common stock of the Company to each non-employee director as of the third business day following the date on which the Company releases its third-quarter statement of earnings for publication. It also allows non-employee directors to elect to defer the receipt of their cash fees or to elect to receive restricted stock or options in lieu of part or all of their cash fees.

     The Director Equity Plan will allow the Company to continue to provide the stock options referred to above to its non-employee directors, while also allowing for other types of awards based upon the Company’s common stock to enhance the Company’s flexibility in designing equity awards for non-employee directors. If the Director Equity Plan is approved, we expect to provide future stock options and other equity-based compensation, including the RSUs described in Proposal No. 1 under “Compensation of Directors—Restricted Stock Units,” to the non-employee directors under the Director Equity Plan, and that automatic option grants under the NEDSAP will be suspended. The NEDSAP will, however, continue to be used for the non-employee directors to elect deferrals and exchanges of their cash fees. In addition, we also intend to use the Director Equity Plan, if approved, to satisfy the requirement in our Corporate Governance Guidelines that at least 50% of our directors’ compensation be in the form of equity securities of the Company.

     If the Director Equity Plan is approved, we intend to file with the SEC a registration statement on Form S-8 to register the plan and securities underlying the plan.

     The Board of Directors recommends a vote FOR approval of the Director Equity Plan.

Description

     Set forth below is a summary of the material features of the Director Equity Plan. The summary is qualified in its entirety by reference to the full text of the actual plan, a copy of which is attached as Appendix II to this proxy statement.

     Administration. The Director Equity Plan will be administered by our Compensation Committee or such other committee as the Board may from time to time designate. Among other things, the Compensation Committee will have the authority to make awards under the plan, to determine the type of award as well as the number of shares of the Company’s common stock to be covered by each award, and to determine the terms and conditions of any of these awards. The Compensation Committee also will have the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Director Equity Plan, to interpret the Director Equity Plan and awards under the Director Equity Plan and to otherwise supervise the administration of the Director Equity Plan.

     The Compensation Committee will generally act by a vote of the majority of its members. However, the Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, except as might cause awards or transactions under the Director Equity Plan to cease to be exempt from the short-swing profit recovery rules of Section 16(b) of the Exchange Act, or as may be prohibited by applicable law or the applicable rules of a stock exchange. All decisions made by the Compensation Committee or its delegates pursuant to the Director Equity Plan will be final and binding.

     Eligibility. Members of our Board who are not employees of the Company or any of its subsidiaries are eligible to be granted awards under the Director Equity Plan. Currently, there are 12 non-employee directors eligible for awards under the Director Equity Plan. These awards cannot and will not be used for any purpose other than non-employee director compensation.

     Shares Available. The Director Equity Plan provides for the grant of various types of awards based upon common stock. The maximum number of shares of common stock that may be delivered under the Director Equity Plan is 600,000 (approximately 0.55% of the currently outstanding shares), less the number of shares delivered under the NEDSAP pursuant to deferral exchanges that are transacted on or after the effective date of the Director Equity Plan. Shares issued pursuant to the Director Equity Plan may be authorized and unissued shares or treasury shares.

     If an award is forfeited, an option and any related stock appreciation right terminates, expires or lapses without being exercised, a stock appreciation right is exercised for cash, or any award is settled in cash rather than shares of common stock, the shares of common stock that had been subject to that award will become available for delivery in connection with other awards under the Director Equity Plan. If the exercise price of an option granted under the Director Equity Plan is satisfied by delivering shares of common stock to the Company, only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Director Equity Plan.

     If there is a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation or similar event of or by the Company, our Compensation Committee may make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to reflect that event, including with respect to:

•	the aggregate number and kind of shares available under the Director Equity Plan;

•	the number and kind of shares covered by any outstanding award; and

•	the exercise price of any outstanding option or stock appreciation right.

     These adjustments may include, without limitation, the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, and the substitution of other property (including, without limitation, other securities) for the common stock covered by outstanding awards.

     Types of Awards. The types of awards that may be granted under the Director Equity Plan are: options; stock appreciation rights, or SARs; restricted stock; restricted stock units; and other equity-based awards. Each of these types of awards is described below.

     Options. Options to purchase common stock may be granted with an exercise price that is not less than 100% of the fair market value of the common stock on the date of grant, and with a term of not more than ten years. The Compensation Committee will determine when and on what conditions options will become exercisable and the extent to which they will be exercisable after the option holder’s membership on the Board terminates. Generally, however, we expect that options will not be exercisable until at least one year after the date of grant, except in the event of the death, disability or retirement of the option holder, and, in any event, options generally will not be exercisable until at least six months after the date of grant.

     The Director Equity Plan permits option holders, with the approval of our Compensation Committee, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or the Company. The Compensation Committee also has the discretion to cash out options when they are exercised.

     Stock Appreciation Rights. SARs may be granted in conjunction with all or part of any stock option granted under the Director Equity Plan. A SAR entitles the option holder, in lieu of exercising the option, to receive the excess of the fair market value of a share of stock on the date of exercise over the option price multiplied by the number of shares as to which the option holder is exercising the SAR. This amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as our Compensation Committee may determine. The related option will be cancelled to the extent that the SAR is exercised, and the SAR will be cancelled to the extent the related option is exercised.

     Restricted Stock. Restricted stock consists of shares of common stock granted subject to such transfer restrictions and requirements for vesting as our Compensation Committee may determine. A non-employee director to whom restricted stock is granted will have all of the rights of a shareholder of the Company with respect to the common stock included in the restricted stock grant, including the right to vote the shares and the right to receive any dividends and other distributions, except as otherwise determined by our Compensation Committee. The Compensation Committee may determine that, subject to the limitation on shares available under the Director Equity Plan, cash dividends on restricted stock will be automatically deferred and reinvested in additional restricted stock and held subject to the vesting of the underlying restricted stock, and that dividends and other distributions in the form of common stock or other property will be subject to the vesting of the underlying restricted stock.

     Restricted Stock Units. RSUs represent a specified number of hypothetical shares of common stock, which will ultimately be settled by the Company by delivering either that number of shares of common stock or a cash payment equal to the then value of that number of shares of common stock, or a combination of shares and cash. Our Compensation Committee may condition the unit holder’s right to receive the settlement upon continued service on the Board or other conditions.

     A unit holder will not have any rights of a shareholder of the Company with respect to the common stock represented by the RSUs. If so determined by our Compensation Committee, and subject to the limits on the shares of common stock available under the Director Equity Plan, RSUs may include a dividend equivalent right, pursuant to which the unit holder will either receive cash amounts (either paid currently or on a deferred and/or contingent basis) equivalent to the dividends and other distributions payable with respect to the number of shares of common stock represented by the RSUs, or additional restricted stock units representing such dividends and other distributions.

     Other Equity-Based Awards. Other equity-based awards are awards (other than options, related SARs, restricted stock and RSUs) consisting of, valued in whole or in part by reference to, or otherwise based upon, common stock. They may include SARs that are not related to options, as well as dividend equivalents and convertible debentures. They may be granted either alone or in conjunction with other awards granted under the Director Equity Plan. In the event that any such awards have an exercise price, the per share amount of the exercise price may not be less than the fair market value of a share of common stock on the date of grant.

     Consequences of Termination of Board Service. Our Compensation Committee has the power to determine the consequences of the termination of a non-employee director’s membership on the Board for his or her awards under the Director Equity Plan. Generally, it is expected that the following rules will apply:

•	In the case of a non-employee director’s death, disability or retirement:

•	his or her options and any related SARs will become immediately exercisable, to the extent not already exercisable, on a pro rata basis, based upon the portion of the vesting period that has elapsed through the date of death, disability or retirement;

•	his or her options that are exercisable and any related SARs will remain exercisable for a period of one year (in the case of death or disability) or five years (in the case of retirement) from the date of termination or until the expiration of their term, whichever period is shorter; and

•	his or her other awards will vest in full.

•	In the case of a non-employee director’s removal from the Board for cause, all of his or her awards will be immediately forfeited.

•	In the case of termination of a non-employee director’s Board service for any other reason:

•	his or her options and any related SARs will become immediately exercisable, to the extent not already exercisable, on a pro rata basis, based upon the portion of the vesting period that has elapsed through the date of termination;

•	his or her options that are exercisable and any related SARs will remain exercisable for a period of three months from the date of termination or until the expiration of their term, whichever period is shorter; and

•	his or her other awards will vest on a pro rata basis, based upon the portion of the vesting period that has elapsed through the date of termination.

     Amendment. The Board may amend, alter or discontinue the Director Equity Plan, or amend the terms of any award that has already been granted, except that no such action may impair the rights of a non-employee director under any award that has already been granted, without the non-employee director’s consent, except for an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, options and other awards with exercise prices may not be repriced so as to lower their exercise price, except pursuant to the adjustment provision described above under “—Shares Available.” Finally, no amendment may be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules, or if the amendment would:

•	increase the number of shares available under the Director Equity Plan, except pursuant to the adjustment provision described above under “—Shares Available;”

•	materially change the manner of determining the exercise price of options or other awards;

•	permit the repricing of options or other awards;

•	increase the maximum term of options; or

•	expand the class of persons eligible to receive awards.

     Governing Law. The Director Equity Plan and awards under it are governed by Delaware law.

Federal Income Tax Consequences

     The following discussion is intended only as a brief summary of the U.S. federal income tax rules that are generally relevant to stock options, SARs, restricted stock and RSUs as they apply to U.S. participants. The laws governing the tax aspects of awards are highly technical and are subject to change. This summary does not address state, local or foreign tax laws. It does not constitute tax advice to non-employee directors of the Company or any other person.

     Options and SARs. The recipient of a grant of a nonqualified option (with or without a SAR) will not recognize any taxable income, and the Company will not be entitled to a deduction as a result of the grant. Upon the exercise of an option, the excess, or “spread,” of (1) the fair market value of the shares of common stock acquired on the exercise of the option over (2) the option price, will constitute compensation taxable to the holder as ordinary income. Upon the exercise of a SAR, the fair market value of any shares of common stock plus the amount of any cash consideration paid to the holder will constitute compensation taxable to the holder as ordinary income. If the holder receives shares of common stock upon exercise, generally, the income is recognized, and the fair market value of the shares determined, on the date of exercise. However, if, at the time of the exercise, the holder would be subject to short-swing profit recovery under Section 16(b) of the Exchange Act if he or she disposed of the shares, the income will be recognized, and the fair market value determined, on the earlier of the date on which the holder is no longer subject to such recovery or six months after the date of exercise unless such holder elects to be taxed based on the fair market value on the date of exercise. Any such election (a “Section 83(b) election”) must be made and filed with the Internal Revenue Service within 30 days after exercise in accordance with the regulations under Section 83(b) of the Internal Revenue Code. The Company, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the holder.

     Restricted Stock. A non-employee director who is granted restricted stock may make a Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of common stock granted will be taxed as capital gains (or loss) upon a subsequent sale of the shares. However, if the grantee does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a grantee makes a Section 83(b) election, any dividends paid on restricted stock will be compensation income to the grantee. The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.

     Restricted Stock Units. A non-employee director who is granted RSUs will not realize taxable income upon the grant. Rather, he or she will have ordinary income upon settlement of the RSUs, equal to the fair market value of any shares of common stock plus the amount of any cash he or she receives. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to the grantee.

New Plan Benefits

     We expect that, if the Director Equity Plan is approved, our non-employee directors will receive the awards described below each year. None of our executive officers and other employees will receive any awards under the Director Equity Plan.

New Plan Benefits

     Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors

Name and Position	Dollar Value ($)	Number of Units

W. H. Joyce — Chairman and Chief Executive Officer	Not Applicable	Not Applicable
F. G. Aanonsen — Vice President and Controller	Not Applicable	Not Applicable
R. G. Dahlen — Chief Legal Officer	Not Applicable	Not Applicable
R. C. Flexon — Vice President, Work Processes and Corporate Resources and Development	Not Applicable	Not Applicable
C. A. Rogerson — Vice President, Global Procurement and President, FiberVisions and Pinova	Not Applicable	Not Applicable
Executive Group	Not Applicable	Not Applicable
Non-Executive Director Group	*	Options on 36,000 shares and an estimated 41,000 RSUs*
Non-Executive Officer Employee Group	Not Applicable	Not Applicable

* Each non-employee director is expected to receive under the Director Equity Plan an annual grant of options with respect to 3,000 shares and RSUs representing shares having a value equal to the excess of $45,000 over the value of the options, using the Black-Scholes option-pricing method. The number of RSUs shown in the table above was determined by assuming that the options were granted with an exercise price of $9.83 and using the assumptions set forth under “Compensation of Executive Officers—Option Grants in Last Fiscal Year.”

     As noted above, executive officers and other employees of the Company and its subsidiaries are not eligible for awards under the Director Equity Plan.

Vote Required

     Approval of the Director Equity Plan requires the affirmative approval of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting, and the total vote cast on the proposal must represent over 50% in interest of all Hercules shares entitled to vote on the proposal.

     The Board of Directors believes that approval of the Director Equity Plan is in the best interests of all shareholders and, accordingly, recommends a vote FOR the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors.

SHAREHOLDER PROPOSALS

     The following shareholder proposals were submitted to the Company for inclusion in the Company’s proxy statement. In order to be adopted, each proposal that is presented at the 2003 Annual Meeting must be ratified by a majority of the votes cast at the meeting. However, additional Board action (and, in the case of Proposal No. 5, additional shareholder action) will be required in order for any proposal to be implemented.

PROPOSAL NO. 4 — Redemption of the Rights Issued Pursuant to the Company’s Rights Agreement Dated as of August 4, 2000

     Gamco Investors, Inc., One Corporate Center, Rye, New York 10580, a beneficial owner of 10,892,694 shares of common stock of the Company, has asked that the following resolution, which they intend to present at the Annual Meeting, together with the reasons in support of the resolution, be set forth in this proxy statement:

“SHAREHOLDER PROPOSAL

     RESOLVED, that the shareholders of Hercules Incorporated request the Board of Directors redeem the Rights issued pursuant to the Rights Agreement, dated as of August 4, 2000, unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT

     On August 4, 2000, the Board of Directors adopted a Rights Agreement. The Rights represent a corporate anti-takeover device, commonly known as a ‘poison pill.’ Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 10% or more of the voting power of the Company. Once exercisable, the Rights entitle holders to purchase shares of the Company’s Series A Junior Participating Preferred Stock, which permit the holder to purchase stock significantly below market value.

     We oppose the use of Rights because they prevent a potential bidder from effecting any merger or tender offer that is not approved by the Board of Directors. A poison pill stops a potential bidder from taking their offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with interests of the shareholders. In effect, the pill allows a Board to arrogate to itself the sole right to determine what price a potential buyer must pay to acquire the entire company. The power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of shareholders’ interests. We believe the shareholders should retain the right to decide for themselves what represents a fair price for their holdings.

     WE URGE SHAREHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.”

*            *           *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS

     As a result of discussions we have had with our shareholders concerning certain corporate governance practices, we have engaged in a comprehensive review of our practices and have taken a number of actions. As part of these corporate governance initiatives, the Board has approved amendments to our rights agreement that will empower shareholders and ensure that the agreement cannot be used for entrenchment purposes. The Board believes that Hercules’ amended shareholder empowering plan provides protection and benefits to the shareholders that are far greater than those offered by other alternatives the Board has examined, including redemption or elimination of the rights.

     Shareholder Empowering Plan Amendments

     The Hercules Board has approved shareholder empowering amendments to our rights agreement to ensure that it will not stand in the way of bona fide, non-coercive premium offers by serious acquirors and that it continues to be in the best interest of the Company and the shareholders. Among other changes, if a person makes a “qualifying offer” for all of the Company’s outstanding shares, then, within 120 calendar days after the offer is commenced, our independent directors must schedule and hold a meeting of shareholders to vote on the offer or, if they fail to take action, the plan will expire automatically at the end of the 120-day period. In addition, the Board has increased the beneficial ownership threshold for qualified institutional investors that would trigger the issuance of the rights under the plan to just below 20%. See “Corporate Governance—Shareholder Empowering Plan” for a more detailed description of these amendments.

     The Benefits of Our Shareholder Empowering Plan

     The purpose of our shareholder empowering plan is to protect the interests of all Hercules shareholders, by empowering shareholders to vote on desirable offers for the Company, foreclosing attempts to acquire the Company for an inadequate price and other abusive practices that do not treat all shareholders equally. In particular, the Company’s shareholder empowering plan is intended to:

•	empower shareholders to vote on bona fide, non-coercive premium (at least 20%) offers by serious acquirors within 120 days after the offer is commenced;

•	preserve the Board’s negotiating position and flexibility to deal with third parties, enabling it to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, thereby giving the Board the flexibility to explore alternative strategies for maximizing shareholder value;

•	defend against persons who through open market and/or private purchases of Company common stock may attempt to achieve a position of substantial influence or control over the Company without paying a control premium to all of the shareholders;

•	defend against two-tiered, front-end-loaded or partial offers or other coercive takeover tactics that might be employed at a time when a company’s share price is temporarily depressed; and

•	otherwise maximize value for all shareholders by providing incentives for a potential bidder to negotiate in good faith with the Board,

thereby soliciting the highest possible price from the bidder.

     In August 2000, after becoming aware that ISP, a company then controlled by Heyman, had accumulated an approximately 9.9% position in Hercules’ common stock, and after carefully considering its fiduciary duties to shareholders and receiving advice from its lawyers and investment banker, the Board of Directors adopted a rights agreement. At that time, the Board stated that the rights were intended to “enable all Hercules shareholders to realize the long-term value of their investment in the Company,” and that the plan would “not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.”

     Delaware law and our restated certificate of incorporation entrust the Board with the management of the business and affairs of the Company. Because of its access to the Company’s management and information, and its industry and other relevant expertise, we believe that the Board is in the best position to negotiate with a potential acquiror of the Company on behalf of all shareholders, to evaluate the adequacy of any potential offer and to protect shareholders against potential abusive takeover practices. In recent years, the equity markets generally have been characterized by depressed values and volatility, and the chemical industry has experienced significant pressures for consolidation. Under these circumstances, we believe that a rights agreement is especially important in deterring potential acquirers from paying less than fair value for the Company.

     It is important to remember that the Board’s use of our shareholder empowering plan is subject to its fiduciary duties to shareholders and to review by the courts. The Delaware courts have made clear that a board’s decision to refuse to make a rights plan inapplicable to an acquisition proposal is subject to review under well established principles of Delaware law. You should also note that none of our directors, with the exception of our Chairman, is an employee of the Company, and that all of our directors (except our Chairman) are “independent” within the meaning of the proposed listing standards of the NYSE.

     Rights plans have proved effective in combating inadequate offers and abusive tactics, and in maximizing shareholder value, in the context of takeover offers. Empirical studies, including three conducted by J.P. Morgan & Co. in 1995 and 1997 and by J.P. Morgan Securities Inc. in 2001, show that companies with rights plans receive higher takeover premiums than those without such plans. For example, the 2001 J.P. Morgan Securities Inc. study, covering about 400 acquisitions of U.S. public companies since January 1, 1997, in which the purchase price exceeded $1 billion, concluded that the median takeover premium paid for companies that had rights plans in place was 4% (or 7.5% if technology and Internet-related companies were excluded from the sample) higher than for companies that did not have one. This result was consistent with a 1997 report by Georgeson & Co., which concluded that premiums paid to acquire target companies with rights plans were on average 8% higher than premiums paid for target companies without rights plans, and that therefore rights plans contributed an additional $13 billion in shareholder value during the five-year period covered by the study. Some of these studies also reported that the presence of a rights plan at a target company does not increase the likelihood of a withdrawal of a friendly takeover bid nor the defeat of a hostile one, and does not reduce the likelihood that a company would become a takeover target. In particular, the 2001 J.P. Morgan Securities Inc. study found that, for every U.S. company that successfully defeated a hostile takeover attempt and remained independent since 1997, at least 20 companies with rights plans accepted offers.

     This data suggests a compelling reason why an increasingly higher percentage of companies in the S&P 500 (60% at the end of 2002) have adopted shareholder rights plans. As of the end of 2002, Investor Responsibility Research Center (IRRC) tracked 2,176 U.S. companies with active shareholder rights plans.

     Some commentators and corporate governance experts believe that by forcing bidders to negotiate with a company’s board, shareholder rights plans have the effect of discouraging bids. We believe that our shareholder empowering plan, as amended, does not discourage bids, but rather encourages bona fide, non-coercive premium bids by serious acquirors.

     For these reasons, we believe that our shareholder empowering plan, which prevents management entrenchment, helps shareholders to receive maximum value, and that therefore redeeming the rights would not be in the best interests of the Company and its shareholders. Accordingly, we recommend a vote AGAINST Proposal No. 4.

     However, it is important to note that should shareholders holding a majority of our outstanding shares vote to approve Proposal No. 4, our Board would listen to our shareholders and act to eliminate our rights agreement, together with its shareholder empowering amendments, despite the fact that the Board strongly believes that the shareholder empowering amendments we have made to our agreement are a superior alternative for shareholders than having no agreement. You should note that any action taken by the Board to redeem the rights will not prevent this or another Company board in the future from adopting a rights agreement if, at such time, that board deems it necessary or appropriate, in the exercise of its fiduciary duties, to take such action. You also should note that, because a majority of all outstanding shares is required to approve this proposal, a failure to vote on the rights agreement proposal will have the same effect as voting against the proposal.

PROPOSAL NO. 5 — Amendment of the Company’s Restated Certificate of Incorporation to Provide for the Right of Shareholders to Take Action by Written Consent and to Call Special Meetings

     The New York City Fire Department Pension Fund, 1 Centre Street, New York, New York 10007, a beneficial owner of 29,200 shares of common stock of the Company, has asked that the following resolution, which they intend to present at the Annual Meeting, together with the reasons in support of the resolution, be set forth in this proxy statement:

“A PROPOSAL TO REINSTATE SHAREHOLDER RIGHT
TO ACT BY WRITTEN CONSENT AND TO CALL SPECIAL MEETINGS

     BE IT RESOLVED, that the shareholders of Hercules Incorporated request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings.

STATEMENT IN SUPPORT

     The rights of the shareholders to take action by written consent and to call special meetings should not be abridged.

     The company’s elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

     For example, the right of the shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder’s proposal to acquire control of the company, or a dissident shareholder’s slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting.”

*           *           *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS

     Hercules’ restated certificate of incorporation and by-laws allow special meetings of shareholders to be called only by the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors, and do not permit shareholder action by written consent. If the proposed changes were implemented, they would allow shareholders to call special meetings and to act by written consent without a meeting for any reason, however frequently and at any time. We believe that implementation of these amendments would undermine, rather than foster, shareholder democracy, would expose the Company to blackmailing by special interest groups, would be disruptive, and would impose significant administrative and financial burdens on Hercules.

     We believe that permitting shareholders to solicit written consents on any matter at any time would be both confusing and disruptive in a publicly held corporation with about 110 million shares outstanding and more than 17,000 shareholders of record. In addition, amending our restated certificate of incorporation and by-laws to permit written consents could disenfranchise many shareholders. Under the current provisions of those documents, which prohibit shareholder action by written consent, all the Hercules shareholders have the opportunity to participate in meetings called to determine proposed actions. These provisions thus allow the opportunity for discussion and increase the ability of all shareholders to have their views considered. The proposed changes, on the other hand, if implemented, would make it possible for the holders of a simple majority of voting shares to use the consent procedure to take action without a meeting and before all arguments can be heard. We believe that this does not further shareholder democracy. Moreover, we believe that permitting action to be taken by written consent would create confusion, as multiple shareholders would be able to solicit written consents on various matters, and could drain valuable corporate resources.

     At the annual meeting of shareholders, which is required under Delaware law as well as our restated certificate of incorporation and by-laws, shareholders have an opportunity to raise any appropriate matter. Allowing each of our more than 17,000 record holders to call an unlimited number of special meetings for any reason and at any time would be disruptive to the conduct of the business and would impose significant administrative and financial burdens on Hercules. In addition, the Company would be exposed to special interest groups who, knowing the expense and time involved in the preparations for a special meeting, could use the threat of calling a special meeting just to obtain concessions for their particular interests. Special meetings are costly in terms of both time and money. Each of the more than 17,000 Hercules shareholders of record would also be entitled to notice of, and to receive proxy materials for, every special meeting. This would involve legal, printing, postage and other expenses, in addition to those costs normally associated with Hercules’ annual meeting, and could create confusion, as multiple shareholders would be able to solicit written consents on various matters. In addition, preparing for a shareholder meeting requires significant attention from management and other employees, diverting them from running and improving the business. The current provisions in our restated certificate of incorporation and by-laws, which allow only for specified officers or the Board to call special meetings, ensure an orderly conduct of corporate affairs. They also prevent a minority of the shares from imposing upon Hercules the burden and expense of a shareholder meeting that may not be desired by the majority.

     In the takeover context, the ability to call a special meeting could allow a shareholder to force Hercules to convene a meeting of shareholders to dismantle the Company’s defenses against abusive takeover practices or to consider an offer that the Board deems inadequate or on the basis of information that the Board deems incomplete or inaccurate. And if shareholders are permitted to act by written consent, large holders could act on takeover bids without consulting the minority shareholders.

     Delaware law does not grant shareholders of a corporation the absolute right to call a special meeting or act by written consent, and instead permits each individual corporation to determine in its certificate of incorporation and by-laws whether shareholders will have such rights. We believe that the Delaware legislature adopted this approach to permit a corporation to alleviate the significant financial and administrative burdens that unrestricted special meetings or shareholder action by written consent could impose on corporations (particularly, public corporations such as Hercules) and to assure that all shareholders have an opportunity to consider in advance any proposed shareholder action.

     You should note that adoption of this proposal would not by itself give shareholders the right to take action by written consent and to call special meetings. Under Delaware law and the provisions of our restated certificate of incorporation, the Board would have to recommend further action by the shareholders to amend the restated certificate of incorporation to give shareholders the right to take action by written consent and to call special meetings, and the amendments then would have to be approved by 80% of the shares entitled to vote.

     For the reasons stated above, we believe that the proposed amendments are not in the best interests of the Company and its shareholders. Accordingly, we recommend a vote AGAINST Proposal No. 5.

OTHER MATTERS

     The Board of Directors is not aware of any matters, other than those described above, that will be presented for consideration at the 2003 Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed gold proxy card to vote thereon in accordance with their best judgment. Moreover, the Board reserves the right to adjourn, postpone or reschedule the Annual Meeting, depending on the circumstances and the Board’s belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all Hercules shareholders.

USE OF PREVIOUSLY PUBLISHED MATERIAL

     This proxy statement includes quotations from previously published material contained in periodicals and newspapers, the source of which, including the name of the author and date of publication, has been cited when used. Because these are public documents, we did not seek the consent of the author or publication to the use of any such material as proxy soliciting material. We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or republication of any such material.

AUDIT COMMITTEE REPORT

     The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting and accounting systems and controls. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent public accountants and has a direct line of communication with the Director, Internal Audit. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange. The Board of Directors has adopted and reviews at least annually a written Audit Committee charter, a copy of which is included as Appendix IV to this proxy statement.

     The Audit Committee has received from the independent accountants written disclosures and a letter concerning the independent accountants’ independence from Hercules, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with the independent public accountants. The Audit Committee has also considered whether the provision of other services by the independent public accountants is compatible with maintaining the principal accountant’s independence.

     In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent public accountants the audited consolidated financial statements for fiscal 2002. In addition, the Audit Committee has discussed with the independent public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of the Company’s financial reporting, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

     Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Hercules 2002 Annual Report on Form 10-K for filing with the SEC.

Audit Committee Financial Expert

     In accordance with Section 407 of the Act, in January 2003 the Securities and Exchange Commission issued rules requiring public companies to disclose the “audit committee financial expert.” These rules will be effective for Hercules for the year ending December 31, 2003. However, Hercules believes it presently has at least one director serving on the Audit Committee who has the required attributes to be the Audit Committee financial expert.

Fees of Independent Public Accountants

     The aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as of and for the years ended December 31, 2002 and 2001, were:

	(In millions)

	2002	2001

Audit	$5.0	$11.5
Audit Related	4.5	2.7
Tax	4.9	4.0
All Other	6.7	0.7

TOTAL	$21.1	$18.9

     Audit Fees. Fees billed by our independent public accountants for professional services rendered to us in connection with the audit of the Company’s financial statements for the year ended December 31, 2002 and 2001, and the review conducted by the independent public accountants of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2002 and 2001, were approximately $2.9 million and $3.6 million, respectively, of which aggregate amounts of $2.2 million and $3.4 million had been billed through December 31, 2002 and 2001, respectively. In addition, in November 2000, the Company amended its senior credit facility and ESOP credit facility (the “Facilities”). The Facilities, as amended, were secured by liens on the Company’s property and assets (and those of the Company’s Canadian subsidiaries), and a pledge of stock of substantially all of the Company’s domestic subsidiaries (including the Company) and 65% of the stock of foreign subsidiaries directly owned by the Company, and a pledge of intercompany indebtedness. As a result of the guarantees and stock pledges, the Company was required to prepare financial disclosures of Guarantor Subsidiaries (the “Guarantor Footnote”) and financial statements for certain collateral subsidiaries (the “Collateral Audits”) pursuant to Securities and Exchange Commission Regulation S-X, Rules 3-10 and 3-16. Fees billed during 2002 and 2001 by our independent public accountants for professional services rendered in connection with: (i) the Collateral Audits for the year ended December 31, 2001 and 2000, (ii) the Guarantor Footnote for each of the quarterly periods during 2002, 2001 and 2000 and (iii) the Guarantor Footnote for the years ended December 31, 2002 and 2001, were approximately $2.1 million and $7.9 million, respectively.

     Audit Related Fees. Fees billed by our independent public accountants in 2002 and 2001 were approximately $4.5 million and $2.7 million, respectively, of which approximately $4.3 million and $2.0 million, respectively, related to professional services in connection with the divestiture of the BetzDearborn Water Treatment Business, and $0.2 million and $0.7 million, respectively, was for benefit plan audits and other services.

     Tax Services Fees. Fees billed by our independent public accountants for professional services rendered to us in connection with the preparation and review of U.S. federal, state, local and foreign jurisdiction tax returns and tax audits were approximately $1.8 million and $2.0 million during fiscal years 2002 and 2001, respectively. Tax consulting fees were approximately $3.1 million and $2.0 million in 2002 and 2001, respectively, and related primarily to support of the restructuring necessary to facilitate the divestiture of the BetzDearborn Water Treatment Business.

     All Other Fees. The aggregate fees billed by our independent public accountants for professional services rendered to us during 2002 and 2001, other than the audit services referred to above, were approximately $6.7 million and $0.7 million, respectively. Fees of $6.5 million billed in 2002 were primarily for management consulting services rendered in connection with the Company’s Work Process Redesign program. These services were rendered prior to the change in controlling law. Our independent public accountants did not render financial information systems design and implementation services to us during fiscal year 2002.

     The Audit Committee has elected to early adopt the pre-approval policies and procedures for audit and non-audit services as required by the Act. Hercules is also early adopting components of the proxy fee disclosure requirements. The requirements for both the pre-approval policies and procedures and proxy fee disclosure requirements do not become mandatory until periodic filings for the first fiscal year ending after December 15, 2003.

     The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Audit Committee

A. R. Hirsig (Chair)
R. Fairbanks
R. D. Kennedy
R. S. Troubh
J. B. Wyatt

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the individuals named in the Summary Compensation Table set forth below under “Compensation of Executive Officers.” The policies and plans developed by the Compensation Committee are approved by the Board of Directors. Administration of the plans is the responsibility of the Compensation Committee. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries, and each member is independent, as such term is defined in the proposed amendments to the NYSE listing standards. Compensation matters relating to the Chief Executive Officer and executive officers named in the Summary Compensation Table are referred to the Board of Directors for separate approval.

     The Hercules Executive Compensation Policy, as established by the Compensation Committee, is designed to provide a competitive base salary component adjusted for individual performance and links annual incentive compensation to the achievement of specific corporate goals which are identified as necessary components to achieve or exceed the business plan of the Company. The Executive Compensation Policy also includes a long-term incentive component that is directly linked to shareholder interest through grants of stock-based awards. The total potential value of these components is then benchmarked against competitive norms for our industry group. Additionally, it is the policy of the

Compensation Committee to recognize extraordinary achievements through special stock-based awards. In arriving at its compensation decisions for 2002, the Compensation Committee considered the financial performance of the Company during the year. The Compensation Committee did not act unanimously with respect to all matters during 2002.

     In 2002, the Compensation Committee engaged an independent third party to review the competitiveness of cash and equity compensation to its executive officers. The study concluded that in almost all cases the Company’s pay practices were within the competitive benchmark for companies of similar size. In those few cases where they were not, steps have been taken to correct the variances.

Base Salary

     Effective May 8, 2001, Hercules entered into an employment agreement with Dr. William H. Joyce under which he receives a base salary of $1,000,000 per year. This amount was based on a competitive analysis of chemical and related industries’ chief executive officers who were in positions encompassing the competencies required to address the different issues confronting Hercules, including Company performance, debt management issues and strategic initiatives.

     In 2002, the Compensation Committee reviewed the salaries of other executive officers named in the Summary Compensation Table and determined that, based on Hercules’ financial condition, size, competitive practices and internal consistency review, no base salary increases would be given to Messrs. Dahlen and Aanonsen. Mr. Flexon’s and Mr. Rogerson’s base salaries were increased to reflect their additional responsibilities in their new positions.

Annual Incentives

     The Management Incentive Compensation Plan (“MICP”) represents the variable component of compensation and is based upon the achievement of predetermined financial, corporate, business unit and individual goals. For 2002, corporate and business unit performance was measured by earnings before interest, taxes, depreciation and amortization (EBITDA) (weighted 35%), cash flow from operations (weighted 15%), run rate savings (weighted 25%) and absolute savings (weighted 25%) against business plan goals established at the beginning of the year. Individual performance is measured primarily by performance against goals established at the beginning of the year. For the Chief Executive Officer, the Compensation Committee also reviews his individual objectives versus results achieved, and determines his MICP payout accordingly. A similar review process also takes place for the other executive officers named in the Summary Compensation Table. MICP awards are paid in cash up to the target variable compensation level and in restricted stock, stock options, or cash as determined by the Compensation Committee if performance warrants payouts above the target level. No payouts occur under this plan unless minimum performance levels are exceeded. The maximum payout pool under the plan is 200% of the target pool at outstanding levels of performance. It is a goal of the Compensation Committee that payouts at target combined with base salary levels result in competitive executive compensation.

     The Compensation Committee approved the overall corporate 2002 variable pay pool at 193% of the target level reflecting the significant savings delivered against plan and the improved level of cash flow, debt repayment and progress towards achieving strategic initiatives.

     In view of Dr. Joyce’s significant accomplishment in stabilizing the financial situation of the Company, achieving the divestiture of the Water Treatment Business of BetzDearborn, reducing expenses, repaying a significant portion of long-term debt, and returning Hercules to financial stability in 2002, the Compensation Committee approved a variable compensation payment to Dr. Joyce of $1,930,000.

     The final 2002 variable compensation payments for Messrs. Aanonsen, Dahlen, Rogerson, and Flexon totaled $1,050,000.

Long-Term Incentives

     The Company’s Long Term Incentive Compensation Plan (the “LTICP”) is designed to place a component of total pay at risk and to align its value directly with shareholder value.

     In 2002, the Compensation Committee granted stock options to Dr. Joyce and Messrs. Aanonsen, Dahlen, Rogerson and Flexon, as listed in the Summary Compensation Table. In determining the amounts of these grants, the Compensation Committee considered each individual executive’s responsibilities, accountabilities and position in the Company, and competitive compensation data provided by an outside consulting firm.

IRS Limits on the Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to named executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation as administered by Hercules and option grants made to the Chief Executive Officer and other executive officers named in the Summary Compensation Table do qualify as performance-based compensation under Section 162(m).

Stock Ownership Guidelines

     In 1997, Hercules established stock ownership guidelines for executives. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

     The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Compensation Committee

J. M. Lipton (Chair)
E. E. Holiday
J. C. Hunter III
R. S. Troubh

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     Our Compensation Committee is composed of four members: Messrs. Hunter, Lipton (Chairman) and Troubh, and Ms. Holiday. Mr. McCausland served as Chairman of our Compensation Committee until June 27, 2002. Ms. Sneed also served on our Compensation Committee until her resignation from the Board in October 2002. In 2002, none of the members of our Compensation Committee had any interlocks or insider participation requiring disclosure under Item 402(j)(3) of Regulation S-K of the SEC.

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph shows the performance of an initial investment of $100 in the Company’s common stock compared to equal investments in the S&P 500 Index, the S&P Specialty Chemicals Index and the S&P Chemical Index over the five-year period beginning December 31, 1997 and ending December 31, 2002. The graph reflects reinvestment of all dividends paid.

     The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company’s common stock.

	1997	1998	1999	2000	2001	2002

Hercules Incorporated	100	56.14	59.56	42.32	22.20	19.54
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
S&P 500 Specialty Chemicals	100	91.03	102.90	85.72	91.66	103.21
S&P 500 Chemicals	100	93.69	109.48	99.57	98.43	99.08

     This graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the graph by reference therein.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of June 6, 2003 (unless otherwise noted), with respect to the beneficial ownership of our common stock by:

•	beneficial owners of more than five percent of Hercules common stock;

•	each Hercules director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table set forth under “Compensation of Executive Officers;” and

•	all directors, nominees and executive officers of Hercules as a group.

     This information is based upon Hercules’ records, as well as publicly available information filed with the SEC.

     This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

	Shares	Options
	Beneficially	Exercisable Within	Percent of
Name	Owned(1)	60 Days	Shares(2)

5% Shareholders
Mario J. Gabelli and related entities(3) c/o Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580	10,892,694	—	9.8%
International Specialty Products, Inc. and related entities(4) c/o ISP Management Company, Inc. 1361 Alps Road Wayne, New Jersey 07670	9,893,700	—	9.0%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	9,209,934	—	8.3%
Vanguard Fiduciary Trust Company(6) 500 Admiral Nelson Boulevard Malvern, Pennsylvania 19355	8,315,904	—	7.5%
FMR Corp. and related entities(7) 82 Devonshire Street Boston, Massachusetts 02109	7,562,431	—	6.8%

	Shares	Options
	Beneficially	Exercisable Within	Percent of
Name	Owned(1)	60 Days	Shares(2)

Directors and Officers
W. H. Joyce, Director and Officer(8)	157,373	1,490,000	1.5%
F. G. Aanonsen, Officer	45,963	34,200	*
R. G. Dahlen, Officer	69,915	158,200	*
Patrick Duff, Nominee(9)	—	—	—
R. Fairbanks, Director	25,949	27,000	*
R. C. Flexon, Officer	56,062	64,900	*
T. P. Gerrity, Nominee	—	—	—
S. J. Heyman, Director(10)	9,900,120	3,000	9.0%
A. R. Hirsig, Director	6,554	12,000	*
E. E. Holiday, Director	3,999	24,000	*
J. C. Hunter, III, Director	—	—	—
R. D. Kennedy, Director	12,250	3,000	*
S. Kumar, Director	20,909	3,000	*
J. M. Lipton, Director	21,865	3,000	*
P. McCausland, Director	20,560	15,000	*
C. A. Rogerson, Officer	66,894	79,700	*
G. Schaffer, Director	2,750	3,000	*
R. S. Troubh, Director	14,870	3,000	*
J. K. Wulff, Nominee(11)	—	—	—
J. B. Wyatt, Director	7,010	3,000	*
All directors and executive officers as a group	10,885,206	2,586,250	12.2%

*	Less than 1% of the outstanding Hercules common shares.

(1)	Includes shares acquired by officers pursuant to our Management Incentive Compensation Plan, or MICP, under which award amounts for above-target performance are used by the participant to purchase restricted stock through our Long Term Incentive Compensation Plan, or LTICP. Under our MICP, the following shares were purchased pursuant to the MICP: W. H. Joyce, 156,330; F. G. Aanonsen, 18,890; R. G. Dahlen, 19,163; R. C. Flexon, 23,427; and C. A. Rogerson, 27,750. Restrictions and forfeiture risks are specified under the LTICP. Also included are: (1) 2003 annual long-term incentive grants to Messrs. Aanonsen (26,000), Dahlen (35,000), Flexon (26,000), Rogerson (38,000), and all executive officers as a group (308,000); and (2) shares owned in the Hercules Savings and Investments Plan by Dr. Joyce (1,043) and Messrs. Aanonsen (1,073), Dahlen (3,453), Flexon (1,635), Rogerson (1,144), and all directors and executive officers as a group (46,228). Mr. Flexon’s total also includes a grant of 5,000 shares of restricted stock granted on December 14, 2000 that will vest on December 15, 2003. The total number of shares with restrictions and forfeiture risks for all directors and executive officers is 824,416. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. In addition to the shares shown in the table above, non-employee directors have restricted stock units, or RSUs, representing the following numbers of shares: R. Fairbanks, 2,231; S. J. Heyman, 2,078; A. R. Hirsig, 2,078; E. E. Holiday, 2,354; J. C. Hunter, 1,100; R. D. Kennedy, 2,078; S. Kumar, 2,078; J. M. Lipton, 2,078; P. McCausland, 2,078; G. Schaffer, 2,078; R. S. Troubh, 2,078; and J. B. Wyatt, 2,078. Non-employee directors do not have any current voting rights or the right to dispose of these RSUs, although they may receive actual shares with respect to certain RSUs when they leave the Board. Further discussion of these RSU grants can be found in Proposal No. 1 of this proxy statement under “Board of Directors—Compensation of Directors.”

(2)	Based on 110,731,573 shares outstanding on June 6, 2003. Shares outstanding include 597,250 shares of restricted stock awarded to executive officers and eligible management employees effective April 24, 2003, representing their annual grant pursuant to the LTICP.

(3)	Share holding as of May 27, 2003, as reported on Amendment No. 8 to the Schedule 13D filed by Mario J. Gabelli and related entities on May 27, 2003.

(4)	Share holding as of May 15, 2003, as reported on Amendment No. 4 to the preliminary proxy statement filed by the Hercules Shareholders’ Committee for New Management on such date.

(5)	Share holding as of December 31, 2002, as reported on Amendment No. 4 to the Schedule 13G filed by T. Rowe Price Associates, Inc. on January 31, 2003.

(6)	Share holding as of December 31, 2002, as reported on the Schedule 13G filed by Vanguard Fiduciary Trust Company on April 2, 2003.

(7)	Share holding as of December 31, 2002, as reported on the Schedule 13G filed by FMR Corp. and related entities on February 13, 2003.

(8)	On June 3, 2003, the Board ratified our Compensation Committee’s grant to Dr. Joyce of RSUs representing 292,968 shares of Hercules common stock. Dr. Joyce does not have any current voting rights or the right to dispose of these RSUs.

(9)	Following his nomination to our Board, Mr. Duff purchased 40,000 shares of Hercules common stock in the open market.

(10)	Includes 9,893,700 shares held by ISP and related entities. Mr. Heyman beneficially owns 100% of the capital stock of ISP, and, therefore, under the rules of the SEC may be deemed to beneficially own the Hercules common stock owned by ISP and related entities.

(11)	Following his nomination to our Board, Mr. Wulff purchased 1,000 shares of Hercules common stock in the open market.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table contains information concerning compensation paid or to be paid to those serving as Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Awards		Payouts

							Long-Term
			Variable		Restricted	Securities	Incentive	All Other
Name and Principal			Compensation	Other Annual	Stock	Underlying	Plan	Compensation
Position	Year	Salary ($)	($)(4)	Compensation ($)(5)	Awards ($) (6)	Options	Payouts ($)	($)(7)

W.H. Joyce(1)	2002	$1,000,000	$1,930,000	$30,084	$—	600,000	—	$54,619
Chairman and Chief	2001	666,667	997,500	5,662	—	1,250,000	—	10,126
Executive Officer	2000	—	—	—	—	—	—	—
F. G. Aanonsen(2)	2002	260,000	250,000	10,317	—	50,000	—	4,737
Vice President and	2001	130,000	175,000	—	—	35,500	—	650
Controller	2000	—	—	—	—	—	—	—
R. G. Dahlen(3)	2002	300,000	259,000	—	—	50,000	—	12,460
Chief Legal Officer	2001	163,095	150,000	—	—	35,500	—	587,484
	2000	—	—	—	—	—	—	—
R. C. Flexon	2002	257,920	260,000	—	—	50,000	—	11,615
Vice President,	2001	248,000	175,000	—	—	35,500	—	5,100
Work Processes,	2000	138,182	—	58,181	93,750	30,700	—	3,000
Corporate Resources and Development
C. A. Rogerson	2002	267,082	281,000	8,335	—	50,000	—	12,482
Vice President,	2001	257,928	200,000	4,631	—	35,500	—	7,772
Global Procurement, and President, FiberVisions and Pinova	2000	157,614	—	114,742	—	45,500	—	4,375

(1)	Dr. Joyce became Chief Executive Officer on May 8, 2001.

(2)	Mr. Aanonsen was hired as Vice President and Controller on July 2, 2001.

(3)	Mr. Dahlen was rehired as Chief Legal Officer on June 15, 2001. Prior to Mr. Dahlen being rehired, he was engaged as a consultant to Hercules. Under Mr. Dahlen’s consulting agreement, Mr. Dahlen was paid $270,000, which is reflected in the 2001 total in the “All Other Compensation” column. Additionally, included in this total is $307,509 as full settlement of payments owed to Mr. Dahlen as a result of his previous Hercules employment, and $9,975 of other compensation, which was primarily the Company’s matching contribution and interest on defined contribution plans.

(4)	The 2002 variable compensation was awarded in March 2003 for services rendered in 2002. Pursuant to our MICP, payments above “target” must be used by participants who are active employees to purchase restricted stock through our LTICP, at a price equal to 85% of the fair market value of Hercules stock on the date of grant. The following number of shares were purchased through April 30, 2003 pursuant to the MICP, using 2001 and 2002 variable compensation: W. H. Joyce, 156,330; F. G. Aanonsen, 18,890; R. G. Dahlen, 19,163; R. C. Flexon, 23,427; and C. A. Rogerson, 27,750.

(5)	Dr. Joyce and Messrs. Rogerson, Aanonsen and Flexon’s “Other Annual Compensation” columns include, to the extent applicable, taxes and relocation expenses paid by the Company.

(6)	These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules’ common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends, if any are payable, may be paid on a current basis or accrued, as determined by our Compensation Committee. The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, or $8.80, net of any consideration paid) of aggregate restricted stock holdings are shown below. Included in the table are restricted shares that each executive officer purchased under the terms of the LTICP, reported in the column entitled “Purchased Using Above Target MICP Grant,” as well as shares that have been granted outright, which are reported in the column entitled “Restricted Stock Grant.” The aggregate amount paid for restricted shares by executive officers was $424,419. The table below lists restricted stock holdings as of December 31, 2002. The “Beneficial Ownership of Common Stock” section of this proxy statement includes all Hercules shares beneficially owned as of April 30, 2003.

	Purchased Using
	Above Target MICP Grant		Restricted Stock Grant

	Aggregate		Aggregate
	Restricted	12/31/02	Restricted	12/31/02
Name	Shares	Net Value	Shares	Net Value

W. H. Joyce	24,509	—	—	—
F. G. Aanonsen	1,881	—	—	—
R. G. Dahlen	3,713	—	—	—
R. C. Flexon	4,971	—	5,000	$44,000
C. A. Rogerson	6,956	—	—	—

(7)	The amounts listed in the “All Other Compensation” column for 2002 reflect the Company’s matching contribution and interest on both the qualified and non-qualified defined contribution plans.

Equity Compensation Plan Information

     The following table contains information as of December 31, 2002 concerning (1) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under all of our existing equity compensation plans, including the Hercules Incorporated Long Term Incentive Compensation Plan, or LTICP, and the Hercules Incorporated Non-Employee Director Stock Accumulation Plan, or NEDSAP, (2) the weighted average exercise price of those options, warrants and rights, and (3) the number of securities remaining available for future issuance under those plans. All of our equity compensation plans have been approved by our shareholders.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to	Weighted average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)(2)	18,396,559 (1)	$30.49	2,203,206
Equity compensation plans not approved by security holders(3)	N/A	N/A	N/A

Total	18,396,559	$30.49	2,203,206

(1)	Includes 9,741,685 options with exercise prices in excess of the weighted average price of $30.49.

(2)	Includes options to purchase 9,246,425 shares that were not vested at December 31, 2002.

(3)	There are no equity compensation plans that have not been approved by our shareholders.

Option Grants in Last Fiscal Year

     The following table contains information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

			Percent of
	No. of Securities		Total	Exercise
	Granted		Options	or
	Underlying		Granted to	Base Price	Expiration	Grant	Grant Date
Name	Options		Employees	($/Share)	Date	Date	Value(1)

W. H. Joyce	600,000	(2)	29.5%	$11.91	5/9/2012	5/9/2002	$3,069,240
F. G. Aanonsen	50,000	(2)	2.5%	11.91	5/9/2012	5/9/2002	255,770
R. G. Dahlen	50,000	(2)	2.5%	11.91	5/9/2012	5/9/2002	255,770
R. C. Flexon	50,000	(2)	2.5%	11.91	5/9/2012	5/9/2002	255,770
C. A. Rogerson	50,000	(2)	2.5%	11.91	5/9/2012	5/9/2002	255,770

(1)	The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant. No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:

Dividend yield	0.0%
Risk free interest rate	5.0%
Expected life	6 years
Expected volatility	34.6%

In the fourth quarter of 2000, the Board approved suspension of the Hercules common stock dividend. During the period from January 1, 1997 to December 31, 2002, the dividend yield on Hercules’ common stock averaged 2.03%. Had the stock options been valued using the historical dividend yield in the Black-Scholes option-pricing model, the value of Dr. Joyce’s grant would have been $2,449,740. Other grants reported in this table would be similarly adjusted downward.

(2)	Vesting schedule is as follows: 40% on May 9, 2003, 40% on May 10, 2004, and 20% on May 9, 2005. Options are immediately vested and exercisable upon retirement and remain exercisable for a period of five years. Both Dr. Joyce and Mr. Dahlen are currently eligible to retire.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table contains information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the executive officers named in the Summary Compensation Table, as well as information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $8.80 (representing the year-end price of Hercules’ common stock) multiplied by the number of shares underlying the option.

	No. of		No. of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised		In-The-Money Options
	Acquired	Realized	Options at Year-End		At Year-End
Name	on Exercise	$	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

W. H. Joyce	0	$0	—	1,850,000	$0	$0
F. G. Aanonsen	0	0	14,200	71,300	0	0
R. G. Dahlen	0	0	138,200	167,300	0	0
R. C. Flexon	0	0	38,760	77,440	0	0
C. A. Rogerson	0	0	50,600	80,400	0	0

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (as early as age 60) under Hercules’ qualified defined benefit pension plan applicable to employees in the United States, as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

$200,000	$45,453	$60,604	$75,755	$90,906	$106,057
250,000	57,453	76,604	95,755	114,906	134,057
300,000	69,453	92,604	115,755	138,906	162,057
350,000	81,453	108,604	135,755	162,906	190,057
400,000	93,453	124,604	155,755	186,906	218,057
450,000	105,453	140,604	175,755	210,906	246,057
500,000	117,453	156,604	195,755	234,906	274,057
600,000	141,453	188,604	235,755	282,906	330,057
700,000	165,453	220,604	275,755	330,906	386,057
800,000	189,453	252,604	315,755	378,906	442,057
900,000	213,453	284,604	355,755	426,906	498,057
1,000,000	237,453	316,604	395,755	474,906	554,057
1,500,000	357,453	476,604	595,755	714,906	834,057
2,000,000	477,453	636,604	795,755	954,906	1,114,057

     Annual contributions by Hercules to its qualified pension plan, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. In 2002, Hercules contributed $97 million to its pension plans worldwide.

     Generally, the aggregate annual retirement benefit, under both the qualified and nonqualified plans, is an amount determined by taking the sum of (1) 1.2% of the employee’s average annual earnings (based on the highest five consecutive years during the last 10 years of employment) up to one-half the Social Security Tax Base ($42,450 in 2002), and (2) 1.6% of the employee’s average annual earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee’s total years and months of credited service. For this purpose, “average annual earnings” consists of salary plus annual incentive or variable compensation. Certain exceptions apply to union-represented employees. Pension plans outside the U.S. have different retirement benefit formulas.

     For Dr. Joyce and Messrs. Aanonsen, Dahlen, Flexon and Rogerson, compensation used for calculating retirement income benefits consists of the highest five consecutive years of average annual earnings. The annual amounts for 2002 are shown under the “Salary” and “Variable Compensation” columns of the Summary Compensation Table. The estimated credited years of service for Dr. Joyce and Messrs. Aanonsen, Dahlen, Flexon and Rogerson are 2, 2, 8, 3 and 21, respectively.

Trust Arrangements

     The Company has previously established a so-called “rabbi trust” to provide for the funding, upon the occurrence of specified events, of accrued benefits under the Hercules Incorporated Deferred Compensation Plan, the Hercules Incorporated Non-Qualified Supplemental Retirement Plan, the Hercules Incorporated Phantom Stock Plan and other retirement income or employment agreements that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the rabbi trust. A copy of the rabbi trust has been filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K. Management intends to recommend to the Board that the rabbi trust be amended to provide, among other things, for a substantial reduction in the funding that would be required should such funding be triggered.

Severance Pay Plan

     Hercules has adopted a Severance Pay Plan that provides for severance pay and certain other benefits to eligible employees, including executive officers, who are terminated due to a reorganization or a reduction in Hercules’ workforce. Severance pay is not payable under the Severance Pay Plan in the case of an employee’s resignation or other voluntary termination, termination for violations of company policy or gross misconduct, or if Hercules sells its assets to another company that offers continued employment. Eligible employees include all regular, full-time, non-represented U.S. employees of Hercules working at a location or department where coverage is in force, as well as certain employees covered by a collective bargaining agreement that provides coverage under the Severance Pay Plan.

     The Severance Pay Plan provides that, following separation, each eligible employee will receive two weeks of the employee’s base salary for each year of service, up to a maximum of 52 weeks. Severance payments will be prorated for periods less than a full year. Severance payments under the Severance Pay Plan will be offset by any other payments received by the employee from Hercules or its affiliates under any separate severance, dismissal or pay continuation plan. In addition to severance payments, the Severance Pay Plan provides that, for a period of three months following the separation of an eligible employee, the employee may continue, at Hercules’ cost, medical, dental, prescription and vision coverage, basic (company paid) life insurance, and certain other employee benefits. Hercules may amend or terminate the Severance Pay Plan at any time.

Employment Contracts

     On May 8, 2001, Hercules entered into a two-year written employment agreement with Dr. Joyce, which provides for him to serve as Chairman and Chief Executive Officer. Under the agreement, Dr. Joyce’s initial compensation consisted of (1) a base annual salary of $1,000,000, (2) target annual variable compensation of $1,000,000, and (3) a grant of stock options to acquire 1,250,000 shares of common stock at a per-share exercise price of $12.00 (the price of Hercules’ common stock on the date of grant). The stock options have 10-year terms and vested on April 30, 2003. Dr. Joyce’s employment agreement also provides for further grants of stock options for each calendar year after 2001, at such times as Hercules generally makes stock option grants to other employees and in amounts and with terms and conditions consistent with his position. Dr. Joyce’s employment agreement includes provisions for the reimbursement of reasonable housing and car expenses.

     Dr. Joyce’s employment agreement initially expired on April 30, 2003. On May 20, 2003, our Compensation Committee approved the extension of the agreement for an additional year, until April 30, 2004. Under the extended employment agreement, if Dr. Joyce’s employment is terminated by the Company before April 30, 2004 and before a change of control, other than for cause as defined in the employment agreement, he would receive payment of his base salary and target bonus for the balance of the term (that is, through April 30, 2004) or, if greater, for a 60-day period (that is, $333,000). The extended employment agreement also permits Hercules to grant Dr. Joyce equity awards other than stock options, in lieu of the periodic stock option grants described in the preceding paragraph.

     In accordance with Hercules’ offer of employment to Mr. Aanonsen, Hercules will credit to his unfunded Deferred Compensation Plan account an amount equal to 10% of his gross annual pension payable under the Union Carbide Pension Plan for a period equal to the lesser of five years from the date of employment or his term of employment. Mr. Aanonsen’s offer of employment letter also provides for reimbursement of reasonable housing expenses through July 2003 and reasonable commuting expenses.

     In accordance with Hercules’ offer of employment to Mr. Flexon, should Mr. Flexon be terminated for reason of reduction in the workforce, he would be entitled to one year of base salary payable under the Severance Pay Plan. This benefit is in lieu of any other benefit that may otherwise be payable under this Plan, and is offset by any benefits payable pursuant to Mr. Flexon’s change in control agreement.

Change in Control Agreements

     Since 1986, Hercules has entered into change in control agreements with its senior executives. These agreements seek to ensure the stability of Hercules’ management during a period of transition within Hercules and only become effective upon a change in control event. Our Compensation Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

     Change in control agreements are in force for Dr. Joyce and Messrs. Aanonsen, Dahlen, Flexon and Rogerson. These agreements, the form of which has been filed with the SEC, provide that a change in control occurs:

•	if any individual, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules’ common stock;

•	if there is a change in a majority of the Board other than by election or nomination by a vote of the majority of directors comprising the incumbent Board;

•	upon approval by the shareholders of a reorganization, merger, consolidation or sale that results in our shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

•	if our shareholders approve a complete liquidation of the Company.

     The full definition of change in control is set forth in the change in control agreements.

     Under the terms of these agreements, upon a change in control, Hercules or its successor is required to continue to employ the above-named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

     In addition, under the terms of these agreements, as amended in 2001, if Hercules or its successor terminates the executive (within the three-year period following a change in control) for any reason other than cause, death or disability, or if Hercules or its successor takes actions that permit the executive to terminate his or her employment for good reason, such as diminishing the executive’s responsibilities or requiring the executive to relocate, during such three-year period, the executive is entitled to the following (in lieu of any other severance benefits):

•	a lump sum cash payment equal to:

•	any unpaid prorated portion of the executive’s annual bonus or, if greater, the most recent annual bonus received by the executive;

•	any monthly salary earned but unpaid as of the date of termination;

•	three times the executive’s base salary and annual bonus; and

•	the difference between the amount the executive would be entitled to if Hercules or its successor contributed to the executive’s retirement plan for up to three additional years of service (in addition to the years of service credited during the employment period) and three additional years of age and that amount the executive was actually entitled to under this plan on the date of termination;

•	three years of continued welfare benefits and perquisites;

•	outplacement services at a cost of up to $50,000;

•	full vesting of all stock options and restricted stock held by or previously granted to the executive, with options remaining exercisable for at least one year (or, if less, their remaining term); and

•	a payment to make the executive whole for any Internal Revenue Service excise taxes for “excess parachute payments” (as defined under the Internal Revenue Code).

     Dr. Joyce’s and Mr. Dahlen’s change in control agreements also provide that if they terminate their employment on at least 180 days’ advance notice after a change in control and, in the case of a change in control triggered by shareholder approval of a reorganization, merger, consolidation or sale described above, after consummation of that transaction, the termination will be treated as a termination for good reason, giving rise to the severance pay and benefits described above. The agreements entered into with Dr. Joyce and Mr. Dahlen do not provide for the additional pension service or age credits described above.

     Mr. Dahlen’s change in control agreement provides, in the case of a change in control or termination of employment by him for good reason or by the Company other than for cause, for two times base salary and variable compensation instead of the three times base salary and variable compensation discussed above.

METHOD AND COST OF PROXY SOLICITATION

     Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the NYSE. In addition, the Company has retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, to assist in soliciting proxies. For MacKenzie Partners’ services the Company will pay a fee expected not to exceed $300,000, plus out-of-pocket expenses. MacKenzie will employ approximately 70 persons in connection with its solicitation of proxies.

     Expenses related to the solicitation of shareholders in excess of those normally spent for an annual meeting, and excluding the costs of litigation (if any), are expected to aggregate approximately $2 million, of which approximately $500,000 has been spent to date. Appendix I to this proxy statement sets forth certain information relating to the Company’s directors, nominees, officers and other employees of the Company who will be soliciting proxies on the Company’s behalf.

IMPORTANT

     Your vote at the 2003 Annual Meeting is especially important because of Heyman’s attempt to take control of the Board. Please sign and date the enclosed GOLD proxy card and return it in the enclosed envelope promptly.

     We urge you not to sign or return any proxy card that may be sent to you by Heyman and his Hercules Shareholders’ Committee for New Management, even as a protest vote against them. If you previously voted on a Heyman white proxy card, you have every legal right to change your vote. You can do so simply by signing, dating and returning the enclosed GOLD proxy card. A person giving any proxy has the power to revoke it (whether such proxy was solicited by Hercules or Heyman) at any time before the voting, by submitting to the Company or to the Hercules Shareholders’ Committee for New Management a written revocation or duly executed proxy card bearing a later date. Only your latest dated proxy card will count. Please refer to “The Annual Meeting—Vote Required and Voting Procedures” for a discussion of how to revoke your proxy.

     If the Hercules shares you own are held in the name of a broker, bank, or other nominee, only it can sign a GOLD proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a GOLD proxy card to be signed representing your Hercules shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to our proxy solicitor, MacKenzie Partners, at the address indicated below so that MacKenzie Partners can attempt to ensure that your instructions are followed.

     If you have any questions about executing your proxy or require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Call Toll Free: (800) 322-2885
Call Collect: (212) 929-5500
E-mail: proxy@mackenziepartners.com

APPENDIX I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN
THE COMPANY’S SOLICITATION OF PROXIES

     The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees, officers and employees of the Company who, under SEC rules, may be deemed “participants” in the Company’s solicitation of proxies from its shareholders in connection with the 2003 Annual Meeting.

Directors and Nominees

     The principal occupations of the Company’s directors and director nominees who may be deemed participants in the Company’s solicitation are set forth in Proposal No. 1 under “Election of Hercules Directors” section of this proxy statement. The name and business addresses of the organizations of employment of the Company’s directors and director nominees are as follows:

Name	Address

William H. Joyce	*

Patrick Duff	*

Richard Fairbanks	Center for Strategic & International Studies Suite 400 1800 K Street, N.W. Washington, DC 20006-2202

Thomas P. Gerrity	*

Alan R. Hirsig	*

Edith E. Holiday	*

John C. Hunter, III	Solutia, Inc. P.O. Box 66760 St. Louis, Missouri 63166-6760

Robert D. Kennedy	19 Lore’s Plaza New Milford, Connecticut 06776

Jeffrey M. Lipton	NOVA Chemicals 1550 Coraopolis Heights Rd. Moon, Pennsylvania 15108

Peter McCausland	Airgas, Inc. P.O. Box 6675 Radnor, Pennsylvania 19087-8675

John K. Wulff	685 Post Road Darien, Connecticut 06820

Joe B. Wyatt	Vanderbilt University 2525 West End Avenue, Suite 1430 Nashville, Tennessee 37203

*	c/o Hercules Incorporated, 1313 N. Market Street, Wilmington, Delaware 19894-0001.

A-I-1

Officers and Employees

     The principal occupations of the Company’s executive officers and other officers and employees who may be deemed “participants” in the Company’s solicitation of proxies are set forth below. Unless otherwise indicated, the principal occupation refers to such person’s position with the Company, and the business address is Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

Name	Principal Occupation

William H. Joyce	Chairman and Chief Executive Officer

Fred G. Aanonsen	Vice President and Controller

Edward V. Carrington	Vice President, Human Resources

Richard G. Dahlen	Chief Legal Officer

Robert C. Flexon	Vice President, Work Processes and Corporate Resources and Development

Israel J. Floyd	Corporate Secretary and General Counsel

Stuart C. Shears	Vice President and Treasurer

Brian L. Pahl	Vice President, Hercules Incorporated and President, Pulp and Paper Division

John S. Riley	Director, Public Affairs

Craig A. Rogerson	Vice President, Global Procurement and President, FiberVisions and Pinova

Allen A. Spizzo	Vice President, Corporate Affairs, Strategic Planning & Corporate Development

John Y. Televantos	Vice President, Hercules Incorporated and President, Aqualon Division

Information Regarding Ownership of the Company’s Securities by Participants

     None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any of the Company’s securities of record but not beneficially. The number of shares of common stock of the Company held by directors, director nominees and the named executive officers as of June 6, 2003, is set forth in the “Beneficial Ownership of Common Stock” section of the proxy statement. The number of shares of common stock of the Company held by the other officers and employees listed above under “Officers and Employees” as of June 6, 2003 is set forth below. (The information includes shares that may be acquired by the exercise of stock options within 60 days of such date.)

Name	Share Ownership*

Edward V. Carrington	77,086
Israel J. Floyd	228,670
Brian L. Pahl	162,916
John S. Riley	11,290
Stuart C. Shears	114,254
Allen A. Spizzo	105,810
John Y. Televantos	106,624

*	Includes shares, as of June 6, 2003, in the Savings and Investments Plans as follows: E. V. Carrington, 1,448; I. J. Floyd, 2,751; B. L. Pahl, 4,463; S. C. Shears, 2,486; A. A. Spizzo, 2,535; and J. Y. Televantos, 1,017. Includes shares, as of the same date, with restrictions and forfeiture risks as specified under our LTICP: E. V. Carrington, 41,438; I. J. Floyd, 48,000; B. L. Pahl, 69,598; J. Riley, 5,295; S. C. Shears, 37,231; A. A. Spizzo, 45,626; and J. Y. Televantos, 51,607.

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Information Regarding Transactions in the Company’s Securities by Participants

     The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under “Directors and Nominees” and “Officers and Employees.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

		Purchases/Sales of
		Common Stock
Name	Date	(No. of Shares)	Note

Directors and Nominees
W. H. Joyce	2/21/2002	24,509	1
	2/21/2003	131,821	1
	6/3/2003	292,968	1
P. Duff	5/27/2003	30,000	9
	6/3/2003	10,000	9
R. Fairbanks	2/15/2001	3,457	2
	2/5/2002	5,514	2
	12/13/2002	978	3
	2/18/2003	4,889	2
A. R. Hirsig	12/13/2002	978	3
E. E. Holiday	12/13/2002	978	3
R. D. Kennedy	10/29/2001	1,100	5
	8/13/2002	750	4
	8/13/2002	1,500	4
	12/13/2002	978	3
J. M. Lipton	8/23/2001	1,100	5
	2/5/2002	6,039	2
	2/14/2002	750	4
	2/14/2002	1,500	4
	12/13/2002	978	3
	1/1/2003	1,313	6
	2/18/2003	4,889	2
P. McCausland	2/15/2001	3,542	2
	2/5/2002	5,908	2
	12/13/2002	978	3
	1/1/2003	1,707	6
	2/18/2003	5,033	2
J. K. Wulff	6/3/2003	1,000	9
J. B. Wyatt	8/23/2001	1,100	5
	2/5/2002	2,100	2
	2/21/2002	750	4

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		Purchases/Sales of
		Common Stock
Name	Date	(No. of Shares)	Note

	2/21/2002	1,500	4
	12/13/2002	978	3
	2/18/2003	2,660	2
Officers and Employees
F. G. Aanonsen	2/21/2002	1,881	1
	2/21/2003	17,009	1
	4/24/2003	26,000	1
E. V. Carrington	2/21/2002	4,555	1
	2/21/2003	14,883	1
	4/24/2003	22,000	1
R. G. Dahlen	2/21/2002	3,713	1
	2/21/2003	15,450	1
	4/24/2003	35,000	1
R. C. Flexon	2/21/2002	4,971	1
	2/21/2003	18,456	1
	4/24/2003	26,000	1
I. J. Floyd	2/15/2001	196	8
	4/26/2001	4,500	7
	4/2/2002	948	8
	4/2/2002	249	8
	4/24/2003	10,000	1
B. L. Pahl	2/15/2001	104	8
	2/21/2002	4,554	1
	4/2/2002	69	8
	2/21/2003	27,044	1
	4/24/2003	38,000	1
J. S. Riley	2/21/2002	555	1
	2/21/2003	2,240	1
	4/24/2003	2,500	1
C. A. Rogerson	2/21/2002	6,956	1
	2/21/2003	20,794	1
	4/24/2003	38,000	1
S. C. Shears	2/15/2001	190	8
	2/21/2002	2,970	1
	2/21/2003	10,261	1
	4/24/2003	20,000	1
A. A. Spizzo	2/15/2001	93	8
	2/21/2002	5,169	1
	4/2/2002	263	8
	2/21/2003	14,457	1
	4/24/2003	26,000	1
J. Y. Televantos	2/21/2003	13,607	1
	4/24/2003	38,000	1

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(1)	Acquisition of restricted shares pursuant to the Company’s Long Term Incentive Compensation Plan, including purchases made from payments above target awarded under the Company’s Management Incentive Compensation Plan.

(2)	Acquisition of restricted shares pursuant to the Company’s Non-Employee Director Stock Accumulation Plan (the “NEDSAP”).

(3)	Acquisition of restricted stock units pursuant to December 12, 2002 Board resolutions.

(4)	Acquisition of shares pursuant to the Non-Employee Director Stock Bonus Program.

(5)	Acquisition of retirement restricted stock units pursuant to NEDSAP.

(6)	Forfeiture of shares pursuant to NEDSAP.

(7)	Stock option exercise.

(8)	Surrender of shares to pay withholding tax on restricted shares whose restrictions lapsed.

(9)	Open market purchase.

Miscellaneous Information Concerning Participants

     Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of Hercules or any of its subsidiaries. Furthermore, except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no such person or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since December 31, 2001, or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest.

     To the best of the Company’s knowledge, except as described in this Appendix I or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Officers and Employees” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix I or otherwise disclosed in this proxy statement, to the best of the Company’s knowledge, no persons listed under “Directors and Nominees” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2003 Annual Meeting of Hercules shareholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

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APPENDIX II

HERCULES INCORPORATED
OMNIBUS EQUITY COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

SECTION 1.     Purpose; Definitions

     (a)  The purpose of the Plan is to give the Company a means to provide equity-based compensation to its non-employee directors.

     (b)  For purposes of the Plan, the following terms are defined as set forth below:

Award means an Option, a Stock Appreciation Right, Restricted Stock, Restricted Stock Units or an Other Equity-Based Award.

Award Agreement means a written document setting forth the terms and conditions of an Award.

Board means the Board of Directors of the Company.

Committee means the Compensation Committee or such other committee of the Board as the Board may from time to time designate.

Common Stock means common stock, par value $ per share, of the Company.

Company means Hercules Incorporated, a Delaware corporation, and any successor thereto.

Effective Date is defined in Section 14 below.

Eligible Director means any individual serving as a member of the Board who is not an employee of the Company or any of its subsidiaries.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

Fair Market Value means, as of any given date, the closing price, at the close of regular trading hours, on the New York Stock Exchange on that date, or if the Common Stock was not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Common Stock was not traded, all as reported by such source as the Committee may select.

Option means an Award granted under Section 5.

Other Equity-Based Award means an Award granted under Section 9.

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Participant means any individual who has received an Award.

Plan means the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, as set forth herein and as hereinafter amended from time to time.

Restricted Stock means an Award granted under Section 7.

Restricted Stock Units means an Award granted under Section 8, representing the right to receive a specified number of shares of Common Stock, or a cash payment equal to the value of a specified number of shares of Common Stock.

Rule 16b-3 means Rule 16b-3, as promulgated by the Securities and Exchange Commission or any successor agency thereto under Section 16(b) of the Exchange Act, as amended from time to time.

Section means, unless otherwise specified, a Section of the Plan.

Stock Appreciation Right means an Award granted under Section 6.

SECTION 2.     Administration

     (a)  The Plan shall be administered by the Committee; provided, that the Board shall have the authority to exercise any and all duties and responsibilities assigned to the Committee under the Plan. Among other things, the Committee shall have the authority, subject to the terms of the Plan, to grant Awards to Eligible Directors, to determine the number of shares of Common Stock to be covered by each such Award and otherwise to determine the terms and conditions thereof, and to amend such terms and conditions at any time and from time to time.

     (b)  The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

     (c)  The Committee may act only by a majority of its members then in office, except that the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or that is prohibited by applicable law or the applicable rules of a stock exchange. Any such allocation or delegation may be revoked by the Committee at any time.

     (d)  Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or its delegate at the time of the grant of the Award or, unless in contravention of an express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriate delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

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SECTION 3.    Common Stock Subject to Plan

     (a)  The maximum number of shares of Common Stock that may be delivered under the Plan shall be 600,000, less the number of shares delivered under the Hercules Incorporated Nonemployee Director Stock Accumulation Plan pursuant to deferral exchanges under Section 7.1 of that plan that are transacted on or after the Effective Date. Shares issued pursuant to the Plan may be authorized and unissued shares or treasury shares.

     (b)  If an Award is forfeited, an Option (and the related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, a Stock Appreciation Right is exercised for cash, or if any Award is otherwise settled in cash rather than shares of Common Stock, the shares of Common Stock that had been subject thereto shall again be available for distribution in connection with Awards under the Plan. If the exercise price of any Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan.

SECTION 4.    Adjustments

     (a)  In the event of any stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, or similar event of or by the Company, the Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following:

(i)	the aggregate number and kind of shares of Common Stock available under the Plan;

(ii)	the number and kind of shares of Common Stock covered by any outstanding Award;

(iii)	the exercise price of any outstanding Option or Stock Appreciation Right; and

such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable, to reflect such event. Such adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, and the substitution of other property (including, without limitation, other securities) for the Common Stock covered by outstanding Awards.

SECTION 5.    Options

     (a)  Grants. The grant of an Option shall occur on the date when the Committee by resolution selects an Eligible Director to receive a grant of an Option, determines the number of shares of Common Stock to be subject to such Option to be granted to such Eligible Director and specifies the terms and conditions of the Option, or such later date as the Committee may specify in such resolution. Options granted under the Plan shall be subject to the following terms and conditions and shall be evidenced by an Award Agreement containing such additional terms and conditions as the Committee shall deem appropriate.

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     (b)  Exercise Price. The exercise price per share of Common Stock of an Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

     (c)  Option Term. The term of an Option shall not exceed ten years from the date of grant.

     (d)  Exercisability. Except as otherwise provided in the applicable Award Agreement or by the Committee: (i) no Option shall be exercisable before the first anniversary of the date of grant, except in the event of the death, disability or retirement of the Eligible Director to which it is granted; and (ii) in any event, no Option shall be exercisable before the expiration of six months following the date of grant.

     (e)  Methods of Exercise. Subject to the provisions of this Section 5 and the applicable Award Agreement, an Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Option to be purchased. Such notice shall be in a form approved by the Committee and shall be accompanied by payment in full of the exercise price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made using the following methods, and to the extent permitted by the Committee:

(i)	in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant, based on the Fair Market Value of the Common Stock on the date the Option is exercised; provided, that such already-owned shares have been held by the Participant for at least six months at the time of exercise or were purchased by the Participant on the open market;

(ii)	by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price;

(iii)	by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option.

A Participant shall have all of the rights of a shareholder with respect to the shares purchased upon exercise of an Option when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 13(a).

     (f)  Nontransferability of Options. No Option shall be transferable by the Participant, except (i) by will or by the laws of descent and distribution or (ii) as otherwise expressly permitted by the Committee. All Options shall be exercisable only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Option is transferred pursuant to this Section 5(f), it being understood that the term “Participant” includes any such guardian, legal representative or other transferee.

     (g)  Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which an Option is being exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the exercise price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

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SECTION 6.      Stock Appreciation Rights

     (a)     Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan, either at or after the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option. A Stock Appreciation Right may be exercised by a Participant in accordance with Section 6(b) by surrendering the applicable portion of the related Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including those set forth below in this Section 6.

     (b)     Exercise. Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate are exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination thereof, in value equal to the excess of the Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. Upon the exercise of a Stock Appreciation Right, the Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

     (c)     Transferability. Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Option in accordance with Section 5(f).

SECTION 7.      Restricted Stock

     (a)     Grants. The Committee shall determine the Eligible Directors to whom and the time or times at which Restricted Stock will be granted, the number of shares to be included in each such grant, the conditions for vesting thereof, the time or times within which Restricted Stock may be subject to forfeiture, and all other terms and conditions of the Awards, all of which shall be set forth in an Award Agreement.

     (b)     Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Hercules Incorporated at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, 19894-0001.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of

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Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

     (c)       Except as provided in this Section 7(c) and the applicable Award Agreement, a Participant to whom Restricted Stock is granted shall have all of the rights of a shareholder of the Company with respect to the Common Stock included in the Restricted Stock grant, including, if applicable, the right to vote the shares and the right to receive any dividends and other distributions. If so determined by the Committee, and subject to Section 13(e) of the Plan, (i) cash dividends on such Common Stock shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (ii) dividends and other distributions in the form of Common Stock or other property shall be subject to the vesting of the underlying Restricted Stock.

SECTION 8.      Restricted Stock Units

     (a)     Grants. The Committee shall determine the Eligible Directors to whom and the time or times at which Restricted Stock Units will be granted, the number of shares to be represented by each such grant, the conditions for vesting thereof, the time or times within which Restricted Stock Units may be subject to forfeiture, the time or times at which Restricted Stock Units will be settled, the form of such settlement (i.e., cash or shares of Common Stock) and all other terms and conditions of the Awards, all of which shall be set forth in an Award Agreement.

     (b)     A Participant to whom Restricted Stock Units are granted shall not have any rights of a shareholder of the Company with respect to the Common Stock represented by the Restricted Stock Unit grant. If so determined by the Committee, and subject to Section 13(e) of the Plan, Restricted Stock Units may include a dividend equivalent right, pursuant to which the Participant will either receive cash amounts (either paid currently or on a deferred and/or contingent basis) equivalent to the dividends and other distributions payable with respect to the number of shares of Common Stock represented by the Restricted Stock Units, or additional Restricted Stock Units representing such dividends and other distributions.

SECTION 9.      Other Stock-Based Awards

     Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including without limitation stock appreciation rights that are not granted in conjunction with Options, dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. In the event that any such Awards have an exercise price, the per-share amount of such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

SECTION 10.    Termination of Board Service

     (a)     Termination of Board Service as a Result of Death or Disability. Unless otherwise provided in the applicable Award Agreement, if a Participant’s membership on the Board is terminated by the Participant’s death or disability: (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of death or disability; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of one year from the date of such termination or until the expiration of the term of such Option (and any related Stock Appreciation Right), whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the

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Participant shall vest in full. The Committee shall have the authority to determine whether the termination of a Participant’s Board membership is by reason of disability.

     (b)     Termination of Board Service as a Result of Retirement. Unless otherwise provided in the applicable Award Agreement, if a Participant’s membership on the Board is terminated by the Participant’s retirement: (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of five years from the date of such termination or until the expiration of the term of such Option (and any related Stock Appreciation Right), whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall vest in full. The Committee shall have the authority to determine whether the termination of a Participant’s Board membership is by reason of retirement.

     (c)     Termination of Board Service as a Result of Removal for Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, if a Participant’s membership on the Board is terminated by the Participant’s removal for cause, all Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall be immediately forfeited.

     (d)     Other Termination. Unless otherwise determined by the Committee, if a Participant’s membership on the Board is terminated for any reason other than as provided in Section 10(a), (b) or (c): (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of three months (or such other period as the Committee may specify) from the date of such termination or until the expiration of the term of such Option (and related Stock Appreciation Right), whichever period is the shorter; provided, however, that if the Participant dies within such three-month period, any unexercised Option held by the Participant shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the term of such Option, whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall vest on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination.

SECTION 11.  Term, Amendment and Termination

     (a)     The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

     (b)     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any Award theretofore granted without the Participant’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules. Without limiting the generality of the foregoing, no such amendment shall be made without the approval of the Company’s shareholders to the extent such amendment would (i) increase the

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number of shares available under the Plan, except pursuant to Section 4, (ii) materially change the manner of determining the exercise price of Options or other Awards, (iii) permit the repricing of Options or other Awards, (iv) increase the maximum term of Options permitted by Section 5(c), (vi) expand the class of persons eligible to receive Awards.

     (c)       The Committee may amend the terms of any Option or other Award theretofore granted, prospectively or retroactively; provided, however, that no such amendment shall impair the rights of any Participant without the Participant’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules; and provided, further, that in no event may an Option or other Award be repriced to lower the exercise price thereof, except pursuant to Section 4.

     (d)       Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

SECTION 12.  Unfunded Status of Plan

     It is presently intended that the Plan will constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 13.  General Provisions

     (a)       The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     (b)       Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i)	Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)	Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii)	Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

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     (c)     Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate from adopting other or additional compensation arrangements for Eligible Directors.

     (d)     Adoption of the Plan shall not confer upon any Eligible Director any right to continued service on the Board.

     (e)     Reinvestment of dividends in additional Restricted Stock or Restricted Stock Units at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment.

     (f)     The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

     (g)     The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

     (h)     Except as otherwise provided in Section 5(e) or 6(c), or by the Committee, Awards under the Plan shall not be transferable except by will or by laws of descent and distribution.

SECTION 14.  Effective Date of Plan

     The Plan shall be effective as of the date it is approved by at least a majority of the outstanding shares of Common Stock (the “Effective Date”).

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APPENDIX III

HERCULES INCORPORATED
CORPORATE GOVERNANCE GUIDELINES

(As adopted by the Board of Directors on June 3, 2003)

ARTICLE I. THE BOARD	1
1.1 Board Size	1
1.2 Board Responsibilities	1
1.3 Lead Director	3
1.4 Independence	3
1.5 Director Qualifications	4
1.6 Other Boards	5
1.7 Job Change	6
1.8 Retirement	6
1.9 Term Limits	6
1.10 Codes of Ethics	6
1.11 Service Arrangements	6
1.12 Share Ownership by Directors	7
1.13 Orientation and Continuing Education	7
1.14 Compensation	7
1.15 Annual Performance Evaluation	8
1.16 Access to Management and Advisors	8
1.17 Independent Advisors	8
1.18 Interaction with the Investment Community, Media and Others	8
1.19 Indemnification and Insurance	9
ARTICLE II. BOARD MEETINGS	9
2.1 Selection of Agenda Items	9
2.2 Attendance at Meetings	9
2.3 Attendance of Corporation Personnel	9
2.4 Executive and Independent Directors Sessions	9
2.5 Board Materials	10
ARTICLE III. LEADERSHIP ASSESSMENT	10
3.1 Succession Planning	10
3.2 Separation of Certain Positions	10
3.3 CEO Evaluation and Compensation	10
ARTICLE IV. BOARD COMMITTEES	10
ARTICLE V. VOTING	11
ARTICLE VI. STOCK OPTIONS	11
ARTICLE VII. DISCLOSURES AND REVISIONS	11
ARTICLE VIII. SHAREHOLDER RIGHTS AGREEMENT	12

HERCULES INCORPORATED
CORPORATE GOVERNANCE GUIDELINES

(As adopted by the Board of Directors on June 3, 2003)

          These Corporate Governance Guidelines (these “Guidelines”) serve as an important framework for the corporate governance practices of the Board of Directors of the Corporation (the “Board”) and to assist the Board in carrying out its fiduciary and other responsibilities effectively. The Board reviews these Guidelines periodically and, upon the recommendation of the Corporate Governance, Nominating and Ethics Committee (the “Governance Committee”), may modify these Guidelines as appropriate to reflect the evolution of its corporate governance practices.

ARTICLE I.    THE BOARD

          The Board’s primary responsibility is to provide effective governance over the Corporation’s affairs for the benefit of its shareholders, and to balance the interests of its diverse constituencies, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be in the best interests of the Corporation and all of its shareholders. The Board does not represent any particular group or special interest segment of the shareholders. In discharging its responsibilities, Directors may rely on the honesty and integrity of the Corporation’s senior management and its outside advisors and auditors.

1.1      Board Size

          The Board has the authority under the Corporation’s by-laws to set the number of Directors. Currently, the Board has thirteen (13) members. The Governance Committee from time to time reviews the size of the Board and makes recommendations to the Board as appropriate. The Board is willing to increase its size to accommodate the availability of outstanding candidate(s) or to reduce its size (or maintain a vacancy or vacancies) if it cannot identify suitable candidate(s) meeting the Board’s Director qualification standards. Upon the occurrence of any vacancy in the Board, the Governance Committee recommends to the Board whether to fill such vacancy or to reduce the size of the Board, and the Board makes the final determination after receipt of such recommendation.

1.2     Board Responsibilities

          Directors represent the interests of all shareholders, rather than any particular group or special interest segment of the shareholders. The Board has an active responsibility for broad corporate policy, overall performance of the Corporation and long-term strategic direction. Through activities related to furtherance of shareholder interests, stewardship of the Corporation and oversight of management, the Board seeks to enhance the long-term value and health of the Corporation.

          Directors are expected to expend sufficient time, energy and attention to assure diligent performance of their responsibility. Directors are expected to attend meetings of the Board and committees of the Board (the “Board Committees”) on which they serve; review materials distributed in advance of the meetings; and make themselves available for periodic updates and briefings with management via telephone or one-on-one meetings.

          In carrying out its responsibilities, the Board performs some specific functions, including providing input and perspective in evaluating alternative strategic initiatives; reviewing and, where

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appropriate, approving fundamental financial and business strategies and major corporate actions; ensuring that processes are in place to maintain the integrity of the Corporation; evaluating and compensating the Chief Executive Officer (the “CEO”) and other key executives; and planning for CEO succession and monitoring succession planning for other key executives. The Board reviews the Corporation’s long-term strategic plans and the principal issues that it expects the Corporation may face in the future during at least one Board meeting each year.

          To adequately fulfill the Board’s responsibilities and carry out its functions, the Board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains:

•	Accounting and Finance. Among the most important missions of the Board is ensuring that shareholder value is both enhanced and protected through corporate performance and protected through adequate internal financial controls and appropriate financial reporting and disclosures. The Board should have one or more Directors with specific knowledge in accounting and finance.

•	Business Judgment. Shareholders rely on Directors to make reasonable and sensible choices on their behalf. The majority of Directors should have a record of making good business decisions in the corporate sector.

•	Management Practices. To monitor corporate management, the Board needs to understand management trends in general and industry trends in particular. The Board should have one or more Directors who understand and stay current on general management “best practices” and their application in complex, rapidly evolving business environments.

•	Crisis Response. Organizations inevitably experience both short and long-term crises. The ability to timely and effectively deal with crises can minimize ramifications and limit negative impact on corporate performance. The Board should have one or more Directors who have the ability and time to perform during periods of both short-term and prolonged crises.

•	Industry Knowledge. Companies continually face new opportunities and threats that are unique to their industries. The Board should have one or more members with appropriate and relevant industry-specific knowledge.

•	International Experience. To succeed in an increasingly global economy, the Board should have one or more Directors who appreciate the importance of global business trends and who have first-hand international business experience or exposure to international markets.

•	General Experience. The Board should have one or more Directors who appreciate the value of positive relationships with governments, communities and other constituencies. Such Directors can provide expertise or insight on matters such as safety, health, environmental, diversity, charitable, and civic interests.

•	Strategy and Vision. A key Board role is to approve and monitor company strategy to ensure the Corporation’s continued high performance. The Board should have one or more Directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.

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1.3      Lead Director

          The Chair of the Governance Committee will serve as the Board’s lead Director (the “Lead Director”), unless another Director is designated as Lead Director by a majority vote of the Board. The Lead Director’s responsibilities include ensuring that the Board functions independently of management. The Lead Director presides over regularly scheduled meetings of independent Directors and performs other functions as directed by the Board. The Lead Director may rely on the Chair of each Board Committee to take a lead role for matters under the respective responsibility of such committee. The Lead Director can be contacted in writing by sending materials (indicating whether they are confidential) to the Lead Director, Hercules Incorporated Board of Directors, c/o Corporate Secretary, Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001. If the sender’s situation requires that his or her identity be kept secret, the sender’s anonymity will be protected.

1.4      Independence

          All members of the Board shall be independent, except that up to two (2) Directors may be members of management, including the CEO. A Director is considered “independent” only when the Board has affirmatively determined that the Director has no material relationship with the Corporation or any entity owned or controlled by the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any entity owned or controlled by the Corporation), following a review of all relevant information and factors the Board deems appropriate, and a recommendation by the Governance Committee. Among others, the Board recognizes that material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. However, as the key concern is independence from management, the ownership of a significant amount of stock, by itself, shall not be considered a bar to an independence finding (except as discussed below in connection with the Audit Committee).

          Except in an unusual circumstance, the Board shall not include more than two (2) members of the Corporation’s management, one of whom shall be the CEO. The Governance Committee is responsible for reviewing the independence of the members of the Board and Board Committees on a periodic basis (but at least annually), as well as any relationships Directors may have with the Corporation and/or its subsidiaries or affiliates or otherwise that may reasonably create the appearance of non-independence. The Corporation shall disclose each determination of an “independent director” in its annual proxy statement.

          Without limiting the information and factors that the Board may review and consider, a Director shall meet the criteria for independence established in applicable laws, rules and regulations concerning independence, including those of the Securities and Exchange Commission and of the New York Stock Exchange. However, none of the following shall be considered to be independent:

•	a Director who is also a current officer or other employee of the Corporation or an entity owned or controlled by the Corporation;

•	a Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation until five (5) years after the end of either the affiliation or the auditing relationship;

•	a Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s executive officers

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serves on that company’s compensation committee until five (5) years after the end of such service or the employment relationship; and

•	a Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of the Corporation’s consolidated gross revenues, or (B) for which the Corporation accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of such other company’s consolidated gross revenues, in each case until five (5) years after falling below such threshold.

          Further, the Board will presume that (A) a Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than Director and Board Committee fees and pension or other forms of deferred compensation (provided such compensation is not in any way contingent on continued service) is not independent until five (5) years after he or she ceases to receive more than $100,000 per year in such compensation and (B) a Director who is a former officer or other employee of the Corporation or an entity owned or controlled by the Corporation is not independent. The Board may negate these presumptions if the Board determines, without any independent Director dissenting, that based on all the facts and circumstances such compensatory or other relationship is not material.

          For the purposes of service on the Audit Committee, a Director will not be considered “independent,” unless, in addition to meeting the above criteria and such other qualifications as may be required by the Board, he or she (A) does not receive, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries and (B) is not an affiliate of the Corporation or any of its subsidiaries. The foregoing shall be interpreted in accordance with, and shall be subject to the exceptions provided under, Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

1.5      Director Qualifications

          Directors are selected for their integrity and character; sound and independent judgment; breadth of experience, insight and knowledge; business acumen; and the projected contributions they can make to the Corporation, the Board and management. Leadership skills, scientific or technology expertise, familiarity with issues affecting global businesses in diverse industries, prior government service, and diversity are among the relevant criteria, which criteria will vary over time depending on the needs of the Corporation and of the Board. The Governance Committee considers candidates for potential nomination to recommend for approval by the full Board. This assessment includes candidates’ qualification as independent (see “Section 1.4 – Independence” of these Guidelines), as well as consideration of the following factors:

(1)	Integrity. A Director candidate should have proven integrity and a record of substantial achievement.

(2)	Age. A Director candidate should be old enough to exercise mature judgment, but young enough to serve for several years. Ordinarily, the candidate should be not less than 35 years of age nor more than 65 years of age.

(3)	Experience. A candidate should be a senior officer or senior manager of a corporation, university, non-profit organization or other entity that is well managed and achieving good results, preferably, who has experience in common with some aspects of the Corporation’s

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business. Other qualified and prominent individuals who have business acumen and whose relevant background, training and experience (such as in the government) or skills can be expected to benefit the Corporation, should also be considered.

(4)	High Performance Standards. In today’s highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Directors should have a history of achievements that reflect high standards for themselves and others.

(5)	Judgment. A candidate should have a reputation for sound business judgment. It is important that a candidate be able to understand the role of the Board and the workings of the Corporation in the current business environment. A candidate should be able to objectively appraise management’s plans, programs, achievements and shortcomings.

(6)	Mature Confidence. The Board functions best when Directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Directors should approach others assertively, responsibly and supportively, and should identify issues in a manner that encourages open discussion.

(7)	Collegiality. It is important to preserve the collegiality of the Board. Candidates must inspire trust and confidence in other Directors so that the Board can discharge its duties smoothly and efficiently.

(8)	Passion. Directors should be passionate about the performance of the Corporation, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the Corporation and an esprit de corps among the Board that both challenges and inspires.

(9)	Prestige. A candidate should add to the prestige of the Board. This will enhance the reputation of the Corporation and make future recruiting easier.

(10)	Commitment. A candidate should be able and willing to devote the required amount of time to the Corporation’s affairs, including preparing for and attending meetings of the Board and Board Committees. Directors should be actively involved in the Board and its decision-making.

(11)	Diversity. Directors should have a diverse mix of backgrounds, experiences, geography, gender and ethnicity.

          Shareholders may suggest persons for consideration as Director candidates by submitting such person’s name and supporting information to the Chair of the Governance Committee, Hercules Incorporated Board of Directors, c/o Corporate Secretary, Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001.

1.6      Other Boards

          The Board believes the number of other public company boards on which a Director simultaneously serves should be considered as part of the evaluation of whether a Director has the time and energy to actively serve on the Board. The Governance Committee considers the number of such other boards on which a Director serves and, particularly, whether such Director chairs the audit, finance, compensation or corporate governance committee(s) on such other board(s). Directors are encouraged to limit the number of other public company boards on which they serve, in light of each Director’s time and

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effectiveness, and are expected to advise the Chairman of the Board and the Chair of the Governance Committee in advance of serving on another public company board.

          The Board does not believe a Director should serve simultaneously on more than three (3) public company audit committees (including the Corporation), unless the Board determines that such simultaneous service would not impair the ability of the Director to effectively serve on the Corporation’s Audit Committee.

1.7      Job Change

          When a Director’s principal employment responsibilities or business association changes significantly, the Director will tender his or her resignation to the Chair of the Governance Committee. It is not the sense of the Board that in every instance the Directors who retire or change from the position they held when they joined the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Governance Committee, to review the continued appropriateness of Board membership under the circumstances.

1.8      Retirement

          No Director may stand for reelection to the Board after reaching the age of seventy-two (72).

          Employee Directors shall resign from the Board upon their resignation, removal or retirement as an officer of the Corporation. However, there may be circumstances where this policy would not apply, including, without limitation, the transition to a new Chairman of the Board or a new CEO.

1.9      Term Limits

          The Board believes that it is important to consider the benefits of experience and new skills as part of the Board’s ongoing evaluation of Director and Board performance. While term limits help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who over time have developed increasing insight into the Corporation and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Board believes that a limit of nine (9) years of continued service is a reasonable balance of these competing needs.

1.10     Codes of Ethics

          The Board has adopted a Directors Code of Business Conduct and Ethics, addressing Directors’ conflicts of interest, compliance with law and regulations, confidentiality, ethical conduct, and other matters. The Governance Committee shall monitor compliance with the Directors Code of Business Conduct and Ethics.

          Recognizing the importance of financial reporting and related matters, the Board will approve a Code of Ethics for Senior Financial Executives and will review such code on at least an annual basis. Currently, such executives are the CEO, the Vice President and Controller, and the Vice President and Treasurer. The Audit Committee shall monitor compliance with the Code of Ethics for Senior Financial Executives.

1.11     Service Arrangements

          The Board believes that the Corporation should not, directly or indirectly, enter into paid service arrangements (e.g., accounting, consulting, legal, etc.) with the independent Directors.

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1.12     Share Ownership by Directors

          The Board believes that the number of shares of common stock, stock options or other equity securities of the Corporation owned by each Director is personal. However, the Board strongly encourages Directors to own a meaningful number of such securities (but not less than a dollar value equivalent to five (5) times the annual cash retainer for Directors) within a reasonable time (but not later than five (5) years) after joining the Board, and to retain all shares of common stock, stock options and other equity securities of the Corporation they have received or purchased from the Corporation until after their membership on the Board has ended.

1.13     Orientation and Continuing Education

          New Directors must participate in an orientation program to become familiar with the Corporation and its strategic plans and businesses, significant financial matters and core values, including ethics, compliance programs, corporate governance practices and other key policies and practices. Such orientation may be done through a formal orientation program and/or informally through a review of background materials, meetings with senior executives and visits to the Corporation’s facilities. Additionally, and at the Corporation’s expense, a Director may be afforded an opportunity to participate in a director education program sponsored by an accredited university or other reputable organization.

          All Directors must participate in an orientation program within six (6) months of joining the Board and must thereafter participate in an orientation program and/or director education program at least once every two (2) years.

          The Governance Committee is responsible for providing guidance on Directors’ orientation and continuing education.

1.14     Compensation

          The Board believes that compensation for independent Directors should be competitive, and, to the greatest extent practicable, paid in stock, options or similar form of compensation of the Corporation. The form, amount and other aspects of director compensation shall be determined by the Board upon the recommendation of the Compensation Committee in accordance with the policies and principles set forth in its charter and any New York Stock Exchange or other applicable rules (and, if appropriate, after receipt of input from outside advisors). Without limiting the foregoing, the Board believes that at least fifty percent (50%) of a Director’s compensation should be paid in stock, options or similar form of compensation of the Corporation. The Compensation Committee will conduct an annual review of Director compensation.

          In the development of Director compensation, consideration should be given to the following, among other things: compensation should fairly pay Directors for work required for a publicly traded company of the Corporation’s size and scope; compensation should align Directors’ interests with the long-term interests of shareholders; and the structure of compensation should be simplified and transparent. The Compensation Committee will consider that Directors’ independence may be jeopardized if Director compensation and perquisites exceed customary levels, if the Corporation makes substantial charitable contributions to organizations with which a Director is affiliated, or if the Corporation enters into consulting contracts with (or provides other indirect forms of compensation to) a Director or an organization with which the Director is affiliated.

          Directors who are employees of the Corporation or any of its subsidiaries or affiliates may not receive any compensation for their services as Directors.

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1.15     Annual Performance Evaluation

          The Board will conduct an annual self-evaluation of its and each Board Committee’s performance with a particular focus on overall effectiveness. The Governance Committee will receive comments from all Directors and report annually to the Board with an assessment of the Board’s performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the contribution to the Corporation of the Board and each Board Committee. Without limiting the foregoing, the assessment will include and focus on areas in which the Board, management and/or the respective Board Committee believes that the Board and/or the respective Board Committee could improve.

1.16     Access to Management and Advisors

          Directors have full and free access to the Corporation’s officers and employees and, in addition, are encouraged to visit the Corporation’s facilities. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Corporate Secretary or directly by the Director. The Directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Corporation, and will, to the extent not inappropriate, copy the CEO on any written communications between a Director and an officer or employee of the Corporation.

1.17     Independent Advisors

          The Board, at the Corporation’s expense, may consult with and retain independent advisors (e.g., consulting, financial, accounting and legal) as it may deem appropriate and without prior approval of or consultation with any officer of the Corporation.

          Each Board Committee, at the Corporation’s expense, may consult with and retain independent advisors (e.g., consulting, financial, accounting and legal) as it may deem appropriate and without prior consultation with or approval of the Board and/or the CEO.

          Adequate funds for retention by the Board and Board Committees of independent advisors shall be provided by the Corporation.

          The Audit Committee shall have exclusive authority to engage and terminate the Corporation’s independent auditors, in accordance with its charter. The following shall apply with respect to independent auditors rotation, subject to applicable law: (A) the Corporation’s independent auditors must be changed not less frequently than once every eight (8) years, except that the independent auditors for 2003 may hold such position for up to five (5) additional years, and (B) effective with the Corporation’s 2004 annual meeting, the independent auditors’ engagement partner may not remain on the Corporation’s engagement longer than five (5) years.

1.18     Interaction with the Investment Community, Media and Others

          The Board believes that management should speak for the Corporation and recommends that Directors refer inquiries to the Corporation. Directors are encouraged to be sensitive and remain cognizant of the need to clearly distinguish their personal views from the Corporation’s views when a Director is engaged in political, social, community or other public issues.

          The response to any shareholder proposals will be the responsibility of the CEO with oversight by the Board Committee(s) with responsibility for the respective issue(s) raised by the shareholder(s).

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1.19     Indemnification and Insurance

          The Corporation will purchase reasonable directors and officers liability insurance for the benefit of its Directors and management. Additionally, Directors and management are entitled to the benefits of indemnification to the fullest extent permitted by law and the Corporation’s certificate of incorporation, by-laws and any indemnification agreements, and to exculpation as provided by state law and the Corporation’s restated articles of incorporation.

ARTICLE II.    BOARD MEETINGS

2.1     Selection of Agenda Items

          The Chairman of the Board establishes the agenda for Board meetings, in consultation with the Lead Director and the Chairs of the Board Committees. At the beginning of the year the Chairman of the Board will establish a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Directors are encouraged to suggest items for inclusion on the agenda and may raise at any Board meeting subjects not specifically on the agenda. The Lead Director and/or the Chair(s) of the relevant Board Committee(s) will determine the agenda for private meetings of the independent Directors.

2.2      Attendance at Meetings

          Directors are expected to regularly attend Board and Board Committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Generally, Directors who attend less than seventy-five percent (75%) of the Board and relevant Board Committee meetings for two (2) consecutive years will be deemed poor performers.

          Directors fulfill their responsibilities not only by attending Board and Board Committee meetings but also through communication with the CEO and other members of management relative to matters of mutual interest and concern to the Corporation.

2.3      Attendance of Corporation Personnel

          The Board welcomes regular attendance of and participation by relevant senior executives or managers at Board and Board Committee meetings, as shall be determined from time to time. If the CEO wishes to have additional Corporation personnel attendees on a regular basis, this suggestion should be brought to the Lead Director or the Board for consideration. Presentation of matters to be considered by the Board is generally made by the responsible senior executive or manager with an appropriate period for questions, answers and deliberations. Corporation personnel shall not attend executive sessions or independent Director sessions either of the Board or any Board Committee, unless requested to do so by the Board or such Board Committee.

2.4      Executive and Independent Directors Sessions

          Each regularly scheduled Board meeting shall include an executive session of all Directors and the CEO. In addition, the Board shall meet in regularly scheduled independent Directors sessions without the participation of the CEO or other Corporation personnel. The Chairman of the Board presides over the executive sessions. The Lead Director presides over the independent Directors sessions but may delegate such authority to other Board Committee Chair(s) with respect to matters within the responsibility of a particular Board Committee.

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2.5      Board Materials

          Information and data that are important to the Board’s understanding of the business to be conducted at a Board or Board Committee meeting should generally be distributed in writing to the Directors sufficiently before the meeting, and Directors should review these materials in advance of the meeting. Sensitive subject matters and late developing matters may be discussed at Board or Board Committee meetings without materials being distributed in advance. To prepare for meetings, Directors are expected to thoroughly and carefully review the materials that are sent to them in advance of meetings.

ARTICLE III.    LEADERSHIP ASSESSMENT

3.1      Succession Planning

          The Board plans for succession to the position of CEO. The Governance Committee oversees and periodically reports to the Board on the succession planning process. The entire Board will work with the Governance Committee to nominate and evaluate potential successors to the CEO. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as his or her perspective on potential candidates from outside the Corporation. The Board has available on a continuing basis the CEO’s recommendation should he or she be unexpectedly unable to serve. The CEO also provides the Board from time to time with an assessment of potential successors to key senior executive positions.

3.2      Separation of Certain Positions

          The Corporation’s by-laws permit the Chairman, President and CEO to be the same person. As part of its annual evaluation of the CEO and as part of the succession planning process, the Board may consider whether any separation of these roles is in the best interests of the Corporation.

3.3      CEO Evaluation and Compensation

          The Compensation Committee will conduct an annual review of the CEO’s performance, as set forth in its charter. The Board will review the Compensation Committee’s report in order to confirm that the CEO is providing effective leadership for the Corporation in the long and short term.

ARTICLE IV.    BOARD COMMITTEES

          The Board will have at all times an Audit Committee, a Compensation Committee and a Corporate Governance, Nominating and Ethics Committee, each consisting of no fewer than three (3) members. All of the members of these Board Committees shall meet the independence criteria described in Section 1.4 (Independence) of these Guidelines. The Board may have additional standing and temporary Board Committees as appropriate. Currently, the Board Committees are: Audit Committee, Compensation Committee, Corporate Governance, Nominating and Ethics Committee, Emergency Committee, Finance Committee, International Committee, Safety, Health, Environment and Regulatory Affairs (SHERA) Committee, and Social Responsibility Committee.

          In general, Board Committee members will be appointed by the Board, with consideration of the desires of individual Directors, upon recommendation of the Governance Committee. It is the sense of the Board that consideration should be given to rotating Board Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

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          Each Board Committee will have its own charter, which shall comply with the applicable laws, rules and regulations, including those of the Securities and Exchange Commission and of the New York Stock Exchange. The charters will include the purposes, goals and responsibilities of the Board Committees.

          The Chair of each Board Committee, in consultation with the Board Committee members, will determine the frequency and length of the Board Committee meetings consistent with any requirements set forth in the Board Committee’s charter. The Chair of each Board Committee, in consultation with the appropriate members of the Board Committee and management, will develop the Board Committee’s agenda. At the beginning of the year each Board Committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each Board Committee will be furnished to all Directors. Directors who are not on a particular Board Committee may attend a meeting of such Board Committee only with prior approval of the Chair of such committee.

          Each Board Committee may retain independent advisors. (See Section 1.17 (Independent Advisors) of these Guidelines.)

ARTICLE V.    VOTING

          The Board favors confidentiality of individual shareholder voting. The Board supports the “one share/one vote” concept, in preference to cumulative voting.

ARTICLE VI.    STOCK OPTIONS

          The Board opposes repricing of stock options by a reduction in the option’s exercise price, unless submitted to the shareholders for approval. However, the Board favors equitable adjustment of an option’s exercise price in connection with a reclassification of the Corporation’s stock, a change in the Corporation’s capitalization, a stock split, a restructuring, merger or combination of the Corporation, or other similar events where it is customary to adjust the exercise price of an option and/or the number and kind of shares subject thereto to maintain the option’s pre-existing value. All equity compensation plans are submitted to the shareholders for approval.

ARTICLE VII.    DISCLOSURES AND REVISIONS

          The Board is committed to, and expects all employees of the Corporation involved in the disclosure process to strive for, full, fair, accurate, timely and understandable disclosure in the Corporation’s periodic reports and other public statements.

          These Guidelines will be posted on the Corporation’s website together with the charters of the Board Committees. The Corporation’s annual report and proxy statement will disclose that these Guidelines and the foregoing charters are available on the Corporation’s website and that printed versions are available, free of charge, to any shareholder who requests them from the Corporate Secretary, Hercules Incorporated, 1313 North Market Street, Wilmington, DE 19894-0001.

          These Guidelines will be reviewed and reassessed at least annually by the Governance Committee. Revisions or other changes from time to time to these Guidelines shall be considered by the full Board upon recommendation of the Governance Committee.

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ARTICLE VIII.   SHAREHOLDER RIGHTS AGREEMENT

          At least every three (3) years, the Governance Committee will review the Corporation’s Rights Agreement in light of shareholder opinions, market valuations of the Corporation and its peers, developments in shareholder rights agreements, the market for mergers and acquisitions and other factors the Governance Committee deems relevant, in order to make a recommendation to the Board whether it believes it is in the best interests of the Corporation and its shareholders to redeem, amend or retain the Rights Agreement.

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APPENDIX IV

HERCULES INCORPORATED
AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibility relating to (1) the integrity of the financial statements of Hercules Incorporated (the “Corporation”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal and independent auditors, and (4) the compliance by the Corporation with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three (3) members of the Board. The members of the Audit Committee shall meet the independence and experience requirements of the applicable stock exchanges (e.g., the New York Stock Exchange) and governmental agencies (e.g., the SEC); as such requirements may be in effect and amended from time to time. Without limiting the foregoing, all members of the Audit Committee must be “financially literate” in the business judgment of the Board or become so within a reasonable period of time. At least one member of the Audit Committee shall be a financial expert as defined by the applicable rules and regulations of the SEC. If any member of the Audit Committee simultaneously serves on the Audit Committee of more than three public companies, the Board must make a determination as to whether the simultaneous service would impair the ability of the member to effectively serve on the Audit Committee and disclose the determination in the Corporation’s annual proxy statement.

The members of the Audit Committee and the Chair of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance, Nominating and Ethics Committee.

Meetings

The Audit Committee shall meet as often as it determines, but at least quarterly. The Audit Committee shall meet periodically with management, internal auditors, and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report. The independent auditor shall report directly to the Audit Committee.

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The Audit Committee shall preapprove, prior to the completion of the audit, all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimis exceptions for non-audit services under rules established by the SEC. The Audit Committee may form and delegate authority to subcommittees consisting of one (1) or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Audit Committee shall conduct an annual performance evaluation of its own effectiveness and shall report the results of its evaluation to the Board, including any recommended amendments to this Charter and any recommended changes to the policies and procedures of the Audit Committee.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls, and any special steps adopted in light of material control deficiencies.

4.	Review with management and the independent auditor management’s annual internal control report, including any attestation of same by the independent auditor.

5.	Review and discuss quarterly reports from the independent auditor on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letters or schedule of unadjusted differences.

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6.	Discuss with management and the independent auditor the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance periodically provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

8.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

9.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Review disclosures made to the Audit Committee by the Corporation’s Chief Executive Officer and Vice President and Controller during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

11.	Review and discuss the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and management’s reports thereon.

Oversight of the Corporation’s Relationship with the Independent Auditor

12.	Obtain and review a report from the independent auditor, at least annually, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. Review and evaluate the lead partner of the independent auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

15.	The independent auditor will report all issues that have been discussed with their national office to the Audit Committee. To the extent determined necessary or appropriate, the Audit Committee

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will discuss these issues with the national office of the independent auditor as well as matters of audit quality and consistency.

16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Corporation’s Internal Audit Function

17.	Review the appointment and replacement of the Director of Internal Audit.

18.	Review the significant reports to management prepared by the Internal Audit Department and management’s responses.

19.	Review the budget and staffing, the organizational structure, and the qualifications of the members of the Internal Audit Department. Review the Internal Audit Department plan for the year and any material changes to that plan. Review any difficulties encountered by the internal auditors in the course of their audits, including any restrictions on the scope of their work or access to required information.

Compliance Oversight Responsibilities

20.	Obtain from the independent auditor assurance that, if the independent auditor detects or becomes aware of any illegal act, the Audit Committee is adequately informed, and that a report has been provided to the Audit Committee if the independent auditor has reached specific conclusions with respect to such illegal acts.

21.	Review reports and disclosures of insider and affiliated party transactions. Review a summary of compliance with the Corporation’s Business Practices Policy.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	Discuss with management, including the General Counsel, and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

24.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

25.	Review policies and procedures with respect to expense accounts and perquisites of officers and Directors, including their use of corporate assets; and consider the results of an annual review of expenses and perquisites of officers and Directors by Internal Audit or the independent public accountant.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial

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statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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APPENDIX V

HERCULES INCORPORATED
COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of the Chief Executive Officer and all of the Corporation’s executive officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, policies, and programs of the Corporation as they affect the Chief Executive Officer and executive officers.

The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Corporation’s proxy statement.

Committee Membership

The Compensation Committee shall consist of no fewer than three (3) members of the Board, each of whom shall meet the independence requirements of the New York Stock Exchange listing standards, and any other applicable laws, rules and regulations governing independence, as determined by the Board. The members of the Compensation Committee shall be appointed annually by the Board on the recommendation of the Corporate Governance, Nominating and Ethics Committee, and may be removed or replaced by the Board in its discretion. The Board shall designate the Chair of the Compensation Committee.

Committee Authority and Responsibilities

The Compensation Committee shall have the following authority and responsibilities:

1.	To establish compensation policy consistent with corporate goals and objectives and shareholder interests.

2.	To evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives. Based upon these evaluations the Compensation Committee shall set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation. Notwithstanding the foregoing, if any grant or award to the Chief Executive Officer is intended to qualify for the performance-based compensation exemption from the limitations on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Compensation Committee, rather than the Board, shall approve such award, but it may refer such award to the Board for ratification.

3.	To review and approve the annual base salaries and annual incentive opportunities of the executive officers. In addition, periodically and as and when appropriate, the Compensation Committee shall review and approve the following as they affect the Chief Executive Officer and the executive officers: (a) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (b) any employment agreements and severance arrangements; and (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits. In addition, the Compensation Committee shall receive periodic reports on the Corporation’s compensation programs as they affect all employees. Finally, the Compensation

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Committee shall review and approve any special or supplemental compensation and benefits for the Chief Executive Officer and the executive officers and individuals who formerly served as the Chief Executive Officer and/or as executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

4.	To evaluate the methods for establishing the amounts, types and competitiveness of Director compensation benefits, including under any incentive compensation plans and equity-based compensation plans.

5.	To monitor the Corporation’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

6.	To oversee the Corporation’s compliance with the requirement under the New York Stock Exchange rules that shareholders approve equity compensation plans, with limited exceptions.

7.	To prepare and publish an annual executive compensation report in the Corporation’s proxy statement.

The Compensation Committee shall have at least three (3) regularly scheduled meetings each year.

The Compensation Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, in its sole discretion.

The Compensation Committee shall have the authority to obtain advice and assistance, as needed, from internal or external compensation consultants, legal, accounting, and other advisors as it may deem appropriate, in its sole discretion. The Compensation Committee shall have sole authority to approve such advisors’ fees and other retention terms.

The Compensation Committee shall regularly report to the Board on its activities.

The Compensation Committee shall conduct annual evaluations of its performance, annually assess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

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APPENDIX VI

HERCULES INCORPORATED
CORPORATE GOVERNANCE, NOMINATING AND ETHICS
COMMITTEE CHARTER

Purpose

The Corporate Governance, Nominating and Ethics Committee is appointed by the Board of Directors (the “Board”) to (1) develop and recommend to the Board a set of corporate governance principles for Hercules Incorporated (the “Corporation”) and to oversee compliance with such principles, (2) assure that the Board is composed of qualified and experienced individuals who will represent the best interests of the Corporation’s shareholders by defining and recommending for Board approval those governance practices, including Board committee structure and composition, that will assure an efficient process of nominating and evaluating the ongoing performance of the Board and its members, (3) assist the Board in identifying individuals qualified to be Board members and to recommend to the Board Director nominees, (4) lead the Board in its annual review and evaluation of Board performance, and (5) assure that the Board is familiar with and committed to the ethics principles and programs that have been adopted by the Corporation.

Committee Membership

The Corporate Governance, Nominating and Ethics Committee shall consist of no fewer than three (3) members of the Board, each of whom shall meet the independence requirements of the New York Stock Exchange listing standards, and any other applicable laws, rules, and regulations governing independence, as determined by the Board. The members of the Corporate Governance, Nominating and Ethics Committee shall be appointed annually by the Board and may be removed or replaced by the Board in its discretion. The Board shall designate the Chair of the Corporate Governance, Nominating and Ethics Committee, who shall also serve as lead Director of the Board unless the Board designates a different Director for such position.

Committee Authority and Responsibilities

The Corporate Governance, Nominating and Ethics Committee shall have the following authority and responsibilities:

1.	To recommend to the Board the slate of Directors to be submitted to the Annual Meeting of Shareholders and to recommend to the Board candidates to fill vacancies. The Corporate Governance, Nominating and Ethics Committee shall actively seek individuals as Director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders and the Corporation. The Corporate Governance, Nominating and Ethics Committee shall consider potential Director candidates recommended by the Corporation’s shareholders.

2.	To review and recommend to the Board the size, composition and organization of the Board and its committees, Board operations, directorship policies and practices, and associated matters of corporate governance.

3.	To oversee the evaluation of the Board and its effectiveness. The Corporate Governance, Nominating and Ethics Committee shall receive comments from all Directors and report annually to the Board

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with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

4.	To assist the Board in developing and evaluating potential candidates for the Chief Executive Officer position, and to oversee the development of executive succession plans.

5.	To recommend, develop, maintain, and reassess the adequacy of the Corporation’s Corporate Governance Guidelines and to oversee compliance with such Corporate Governance Guidelines.

6.	To recommend, develop, and maintain a Directors Code of Business Conduct and Ethics and to oversee compliance with the requirements of such Code.

The Corporate Governance, Nominating and Ethics Committee shall have at least three (3) regularly scheduled meetings each year.

The Corporate Governance, Nominating and Ethics Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate, in its sole discretion.

In carrying out its responsibilities, the Corporate Governance, Nominating and Ethics Committee may consult with the Chairman of the Board and Chief Executive Officer and with others, both inside and outside the Corporation, in developing recommendations to the Board concerning potential nominees for election to the Board and such other matters as it deems appropriate, and to retain search firms or other external or internal legal, accounting or other advisors that it considers appropriate, in its sole discretion. The Corporate Governance, Nominating and Ethics Committee shall have sole authority to approve such advisors’ fees and other retention terms.

The Corporate Governance, Nominating and Ethics Committee shall regularly report to the Board on its activities.

The Corporate Governance, Nominating and Ethics Committee shall conduct annual evaluations of its performance, annually assess the adequacy of this Charter, and recommend any proposed changes to the Board for approval.

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APPENDIX VII

HERCULES INCORPORATED
DIRECTORS CODE OF BUSINESS CONDUCT AND ETHICS

          The Board of Directors (the “Board”) of Hercules Incorporated (the “Corporation”) has adopted this Code of Business Conduct and Ethics (this “Code”) which shall apply to the entire Board. This Code is to help Directors in the fulfillment of their duties of due care and loyalty to the Corporation and its shareholders. It is intended to focus the Board and each Director on some areas of ethical risk, provide guidance to Directors to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each Director must comply with the letter and spirit of this Code. Without limiting the foregoing, a Director should avoid activities that might be reasonably understood or misunderstood by others to reflect poorly on the Corporation or give the appearance of self-dealing, unfairness, dishonesty, or improper Director Benefit. For purposes of this Code, “Director Benefit” means for the personal, professional, or business benefit, gain, advantage, or profit of the Director or any member of his or her immediate family. (It is noted that New York Stock Exchange proposed Rule 303A(2)(b) defines “immediate family” to include an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such individual’s home.)

          No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Corporate Governance, Nominating and Ethics Committee (the “Governance Committee”), who may consult with advisors (including, without limitation, inside or outside legal counsel) as such person deems appropriate.

          Directors who also serve as officers of the Corporation should comply with the letter and spirit of this Code as well as the Corporation’s “Business Practices Policy for Hercules Employees” and the Corporation’s “Code of Ethics for Senior Financial Executives.”

          This Code does not attempt to describe all potential problem areas that could develop for a Director; however, some of the more common problem areas are described below.

1.      Conflict of Interest.

          A “conflict of interest” occurs when an actual or potential Director Benefit interferes, could reasonably be expected to interfere, or could reasonably create the appearance of interference in any way with the interests of the Corporation. Directors should be scrupulous in avoiding conflicts of interest with the Corporation. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Corporation must be disclosed promptly to the Chair of the Governance Committee. If the conflict cannot be reasonably resolved to the satisfaction of the Chair of the Governance Committee, then the involved Director(s) should recuse himself or herself and not participate in the discussion and voting on any matter presented at a Board or Board committee meeting. If a conflict of interest exists that cannot be resolved, the involved Director(s) is expected to tender his or her resignation to the Chairman of the Board for consideration by the Governance Committee of the continued appropriateness of Board service. The Board normally will not permit any waiver of any ethics policy for any Director, or, if it deems appropriate to grant such a waiver, it shall take action for the public disclosure of such waiver.

          Loans to, or guarantees of the obligations of, a Director, or a member of his or her immediate family, may create conflicts of interest. (It is noted that Section 13(k) of the Securities Exchange Act of 1934, as amended, generally makes it unlawful for the Corporation to, directly or indirectly, extend or

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maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any Director or executive officer (or equivalent thereof)). Any loans or guarantees that may be made will be disclosed to the shareholders.

          A Director shall recuse himself or herself from any discussion or decision involving or affecting an actual or potential Director Benefit of such Director.

2.      Relationship of the Corporation with Third Parties.

          A Director may not engage in any conduct or activities that are inconsistent with the Corporation’s best interests or that disrupt or impair the Corporation’s relationship with a person or entity with which the Corporation has or proposes to enter into a business or contractual relationship. Without limiting the foregoing, a Director should not attempt to use his or her influence to cause the Corporation to use or not to use particular company(ies), firm(s), or organization(s). However, this does not prevent or inhibit a Director from making recommendations about particular company(ies), firm(s), or organization(s), or sharing with the Corporation or the Board his or her knowledge of or past experience with particular company(ies), firm(s), or organization(s).

3.      Compensation from Sources Other than the Corporation.

          A Director may not accept compensation, in any form, for services performed for the Corporation from any source other than the Corporation. Without limiting the foregoing, a Director may not accept from others a commission, finder’s fee, or similar remuneration for any business transaction in which the Corporation is involved or for services rendered to the Corporation.

4.      Gifts.

          A Director and members of his or her immediate family may not offer, give, or receive gift(s) (whether cash, non-cash, or other) from persons or entities who deal with the Corporation in those cases where any such gift is being made or could reasonably appear to have been made in order to influence the Director’s actions as a member of the Board or where acceptance of the gift(s) could reasonably create or appear to create a conflict of interest. In certain circumstances, a Director may accept non-cash gift(s) (of a nominal fair market value), provided that acceptance of such gift(s) is customary and closely related to the Corporation’s business at hand and the gift(s) is disclosed to the Chair of the Governance Committee at the earliest opportunity.

5.      Corporate and Charitable Giving.

          In furtherance of its business interests or corporate good citizenry, the Corporation may make corporate gifts to charitable organizations from time to time. Any Director who has any significant interest in a charitable organization to which the Corporation proposes to make a corporate gift shall promptly inform the Chair of the Governance Committee of this situation, and, thereafter, any corporate gifts by the Corporation to such charitable organization (and appropriateness thereof) shall be reviewed and approved by the Chair of the Governance Committee.

6.      Political Activities.

          It is recognized that, as an individual, a Director may become engaged in public service, partisan politics, or political issues. A Director shall be sensitive that some people may be unable to differentiate such Director’s personal view from the view of the Board or of the Corporation. In furtherance of such differentiation, a Director should do (except as otherwise specifically approved by the Governance Committee) at least the following: (a) where appropriate, make it clear that the Director is speaking or

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acting personally and not as a Director of the Corporation; (b) not make a political contribution for or in the Corporation’s name, and Directors will not receive reimbursement from the Corporation for any political contribution made as an individual; (c) not endorse for or in the Corporation’s name the appointment or election of a public official or the passage or non-passage of any ballot propositions; and (d) not use the Corporation’s materials or property in public service, partisan politics, or political issues activities.

7.      Corporate Opportunities.

          A Director owes a duty to the Corporation to advance the Corporation’s legitimate interests when the opportunity to do so arises. A Director may not: (a) receive or seek to receive a Director Benefit from opportunities that are discovered through his or her involvement with the Corporation (including, without limitation, his or her use of the Corporation’s property, the Corporation’s information, or his or her position as a Director); or (b) compete with the Corporation, directly or indirectly, for business opportunities; provided, however, that, if the Governance Committee finally determines that the Corporation will not pursue an opportunity that relates to the Corporation’s business activities, a Director may do so after disclosing to such Committee that such Director will pursue such opportunity.

8.      Confidentiality.

          It is imperative that a Director maintain the confidentiality of all information (whether belonging to the Corporation or a party with whom the Corporation has a relationship such as a customer, supplier, or business partner) entrusted to him or her or that comes to him or her, from whatever source, in his or her capacity as a Director, except when disclosure is authorized by the Governance Committee or required by laws or regulations. Confidential information includes all non-public information (including private, proprietary, and other) that might be of use to competitors or harmful to the Corporation or its relationship parties (such as customers, suppliers, and business partners) if disclosed.

9.      Protection and Proper Use of Assets of the Corporation.

          A Director must protect the Corporation’s assets and ensure their efficient use. Theft, loss, misuse, carelessness, and waste of assets have a direct impact on the Corporation’s profitability. A Director must not use or seek to use the Corporation’s time, employees, supplies, equipment, tools, buildings, or other assets for a Director Benefit, except for legitimate business purposes of the Corporation or as part of an adopted or approved program or policy of the Corporation available to all Directors.

10.      Fair Dealing.

          A Director shall deal fairly and oversee fair dealing by employees and officers with the Corporation’s Directors, officers, employees, customers, suppliers, and competitors. None of such persons should take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

11.      Compliance with Laws, Rules, and Regulations.

          A Director shall comply, and oversee compliance by employees, officers, and other Directors, with all laws, rules, and regulations of the United States (federal, state, and other) and other countries applicable to the Corporation, including insider trading laws and stock exchange rules and regulations. Transactions, directly or indirectly, involving securities of the Corporation should not be undertaken by Directors without pre-clearance from the Corporation’s Chief Legal Officer or the General Counsel. Such transactions do not include investments in vehicles (such as mutual funds) where the Director is one of

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many investors and the Director does not control or materially influence the vehicles’ actions (if any) related to the Corporation’s securities.

12.      Encouraging the Reporting of Any Illegal or Unethical Behavior.

          A Director should promote ethical behavior and take steps to ensure that the Corporation: (a) encourages employees to talk to supervisors, managers and other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation; (b) encourages employees to report to appropriate personnel violations of laws, rules, or regulations of the Corporation’s Business Practices Policy or Code of Ethics for Senior Financial Executives or of other illegal or unethical conduct; and (c) informs employees that the Corporation will not permit retaliation for reports or complaints of illegal or unethical conduct made in good faith.

13.      Failure to Comply; Compliance Procedures.

          A Director should communicate the failure of such Director or any other Director to comply with any laws or regulations, any rule governing the Corporation’s business, this Code, or any other policy or requirement of the Corporation to the Chair of the Governance Committee. Violations will be addressed by the Governance Committee, which shall timely report them to the Board for appropriate action. To the extent a Director who is not an employee of the Corporation becomes aware of any failure by any employee of the Corporation to comply with any laws or regulations, any rule governing the Corporation’s business or any other policy or requirement of the Corporation, such Director should communicate such failure to the Corporation’s Chief Executive Officer and, if appropriate, to the Chair of the Governance Committee.

14.      Accounting and Financial Reporting.

          The Corporation’s policy is to comply with all financial reporting and accounting regulations applicable to the Corporation. A Director supports and upholds ethical behavior and honesty as it pertains to the Corporation’s Financial Reporting. If any Director has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, then he or she shall submit those concerns or complaints to the Chair of the Audit Committee promptly.

          As a public company, it is of critical importance that the Corporation’s filings with the Securities and Exchange Commission be accurate and timely. A Director should encourage management to take steps to ensure that the Corporation’s public reports are complete, fair, and understandable.

15.      Annual Certification.

          As part of the Directors and Officers Questionnaire sent annually to Directors in connection with the Annual Meeting of Shareholders, each Director will be asked to certify that he or she has complied and is in compliance with this Code. Such certification may be in substantially the following form:

“I, [insert name], hereby certify and acknowledge that: (i) I am a member in good standing of the Board of Directors of Hercules Incorporated; (ii) I have received, read, and understood the “Hercules Incorporated Directors Code of Business Conduct and Ethics”; (iii) such Code has been and is applicable to my activities as a member of such Board of Directors; (iv) I have complied and am in compliance with such Code; and (v) I am not aware of any non-compliance with such Code by others.

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Signed:

Name Printed:

Date:	”

16.      Administration, Amendment, Modification, and Waiver.

          This Code is administered by the Governance Committee and may be amended, modified, or waived by the Board, provided that waivers may also be granted by the Governance Committee, in accordance with the terms hereof and subject to the disclosure and other provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and the applicable rules of the New York Stock Exchange.

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PRELIMINARY PROXY MATERIAL, DATED JUNE 20, 2003
SUBJECT TO COMPLETION

GOLD PROXY CARD

[PROXY CARD – FRONT SIDE]

HERCULES INCORPORATED
2003 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Hercules Board of Directors for the 2003 Annual Meeting of Shareholders on July 25, 2003.

     The undersigned hereby appoints William H. Joyce, Allen A. Spizzo and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Friday, July 25, 2003, at 11:00 a.m., local time, at the Bank One Center on the Riverfront, 800 South Madison Street, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

     Signing and dating Hercules’ proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. This card further provides voting instructions for shares held for the undersigned in the Hercules Dividend Reinvestment Plan.

     This proxy when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted FOR approval of each of Proposals 1, 2 and 3 and AGAINST each of Proposals 4 and 5, and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

Address Change (Mark the corresponding box on the reverse side)

— Fold and Detach Here —

[PROXY CARD – REVERSE SIDE]

Please mark votes as in this sample: [X]

HERCULES PROPOSALS

Your Board of Directors Recommends a Vote “FOR” Proposals 1, 2 and 3

1.	Election of the following director nominees for a three-year term

Nominees are:	1.	Patrick Duff
	2.	Thomas P. Gerrity
	3.	John K. Wulff
	4.	Joe B. Wyatt

FOR	WITHHOLD

[ ]	[ ]

Withhold vote only from:_____________________________

2.	Ratification of PricewaterhouseCoopers LLP as independent accountants

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

3.	Approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

*     *     *     *

SHAREHOLDER PROPOSALS

Your Board of Directors Recommends a Vote “AGAINST” Proposals 4 and 5

4.	Redemption of the rights issued pursuant to the Rights Agreement, dated as of August 4, 2000

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

     5.     Amendment to the Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

Mark here if your address has changed and provide us with your new address in the space provided on the front side of this card: [ ]

Mark here if you plan to attend the Annual Meeting: [ ]

Signature:                 Signature:                 Date:          , 2003

Title:                  Title:

NOTE: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

— Fold and Detach Here —

IMPORTANT

     Please sign and date the enclosed GOLD proxy card and return it in the enclosed envelope promptly. We urge you not to sign or return any white proxy card that may be sent to you by Heyman or his Hercules Shareholders’ Committee for New Management, even as a protest vote against them. If you previously voted on a Heyman white proxy card, you have every legal right to change your vote. You can do so simply by signing, dating and returning the enclosed GOLD proxy card. Only your latest dated proxy card will count.

     If you have any questions about our proxy solicitation or need additional information about the Hercules shareholder meeting, please call MacKenzie Partners, Inc. at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
TOLL-FREE (800) 322-2885

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THIS GOLD PROXY CARD
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING